As Filed With The Securities and Exchange Commission on August 31, 2007

Registration No.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOLERA NATIONAL BANCORP, INC.
(Name of small business issuer in its charter)

DELAWARE	6021	02-0774841
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

319 S. Sheridan Blvd.

Lakewood, Colorado  80226

(303) 209-8600

(Address and telephone number of principal executive offices and principal place of business)

JAMES PEREZ FOSTER

Solera National Bancorp, Inc.

319 S. Sheridan Blvd.

Lakewood, Colorado  80226

(303) 209-8600

(Name, address and telephone number of agent for service)

Copies to:

PETER G. WEINSTOCK	HEATHER S. ARCHER
Hunton & Williams LP	Hunton & Williams LP
1445 Ross Avenue, Suite 3700	1445 Ross Avenue, Suite 3700
Dallas, Texas 75202	Dallas, Texas 75202
(214) 468-3395	(214) 468-3304
pweinstock@hunton.com	harcher@hunton.com

Approximate date of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of	Amount to be		Proposed maximum		Proposed maximum		Amount of
securities to be registered	registered		offering price per share		aggregate offering price (1)		registration fee
Shares of common stock, $0.01 par value	480,000		$10.00		$480,000		$14.74
Rights to purchase shares of common stock	96,000	(2)	$12.50			(3)	$0	(3)
Shares of common stock, $0.01 par value	96,000		$12.50	(4)	$1,200,000		$36.84
Rights to purchase shares of common stock	64,343	(5)	$10.00		(3)		$0	(3)
Shares of common stock, $0.01 par value	64,343		$10.00	(4)	$643,430		$19.75

(1)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2)    Warrants to purchase an aggregate of up to 696,000 shares of common stock at an exercise price of $12.50 per share will be issued to the initial shareholders of the registrant in connection with this offering.

(3)    Pursuant to Rule 457(g), no separate registration fee is required for the rights.

(4)    Represents the exercise price per share for each warrant.

(5)    Warrants to purchase an aggregate of up to 64,343 shares of common stock at an exercise price of $10.00 per share will be issued to the organizers of the registrant in connection with this offering.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus contained in this registration statement is a combined prospectus which also covers an aggregate of 2,400,000 shares of common stock, 480,000 shareholder warrants, 480,000 shares of common stock issuable upon exercise of such shareholder warrants, 252,992 organizer warrants, and 252,992 shares issuable upon exercise of such organizer warrants,  in each case registered on Registration Statement on Form SB-2, (No. 333-138042) (the “Earlier Registration Statement”).  This registration statement shall act, upon effectiveness, as a post-effective amendment to the Earlier Registration Statement, which shall become effective concurrently with the effectiveness of this registration statement.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the prospectus filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION

Dated                                        , 2007

SOLERA NATIONAL BANCORP, INC.

A bank holding company for

SOLERA NATIONAL BANK

319 S. Sheridan Blvd., Lakewood, Colorado 80226

Phone:  (303) 209-8600

COMMON STOCK UP TO 2,880,000 SHARES

We are offering for sale a minimum of 2,000,000 and a maximum of 2,880,000 shares of our common stock at a price of $10.00 per share to raise the money to capitalize Solera National Bank, a newly-organized national banking association headquartered in the Denver metropolitan area of Colorado.  We have already had an initial closing on the minimum offering amount, and the Bank opened for business on September 10, 2007.  We are the holding company and sole shareholder of Solera National Bank.  Prior to this offering, we have not conducted active business operations and have issued no shares except those issued in the initial closing of this offering.  We have no current plans to list our shares on any national stock exchange although we expect that our shares will be traded on the OTC Bulletin Board and that at least one company will make a market in our shares.

To participate in the offering, you must subscribe to purchase at least 250 shares.  You may subscribe for and purchase a maximum of 25,000 shares in the offering.  If you subscribe for more than 25,000 shares, we intend to return the portion of the subscription that exceeds 25,000 shares.  In our sole discretion, we may waive in writing the minimum or maximum subscription amounts.  In addition to any shares that you purchase in the offering, you will receive one warrant for every five shares of stock that you purchase.  These warrants are transferable and will be exercisable at a price of $12.50 per share at any time prior to September 10, 2010.

The offering is expected to end on December 31, 2007.  However, we may end the offering prior to December 31, 2007 if we reach the maximum offering amount before such date.  We reserve the right to reject, in whole or in part, any subscription for shares of our stock.  Subject to compliance with applicable federal and state securities laws, we will offer and sell our common stock on a best-efforts basis through our Organizers, Executive Officers and Directors, who will not receive any commission or other compensation in connection with these activities.  The Organizers, Directors and Executive Officers subscribed for an aggregate of 356,189 shares of the common stock sold in this offering.

All subscription funds will be held in an escrow account at The Bankers Bank, which will act as the escrow agent.  The escrow agent will hold the subscription funds until we notify the escrow agent that we intend to close on additional funds or when we have reached the maximum offering amount.  We will be unable to use any subscription funds until they are released from escrow.  We will retain any interest earned on the subscription funds held in escrow.

Our Organizers and one non-organizer Director advanced to us the funds necessary to cover the expenses incurred in connection with the organization of Solera National Bancorp and Solera National Bank and provided limited guarantees with respect to amounts loaned to us for these purposes.  In exchange for undertaking these obligations, in addition to any shareholder warrants to which they may be entitled, the Organizers and one non-organizer Director received, in the aggregate, warrants to purchase 317,335 shares of our common stock.  These warrants are transferable and will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised at any time prior to September 10, 2017.

Our common stock is not a deposit or a bank account and is not insured by the Federal Deposit Insurance Corporation or any other government agency.  Our common stock is subject to investment risk, including possible loss of principal.

An investment in our common stock involves risks, and you should not invest in this offering unless you can afford to lose all of your investment.  We have described what we believe are the material risks of this investment in the section titled “Risk factors” beginning on page 8.

The common stock offered by this prospectus has not been approved or disapproved, and the completeness and accuracy of the disclosures in this prospectus have not been passed upon by the Securities and Exchange Commission, any state securities commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation or any other regulatory body.  Any representation to the contrary is a criminal offense.

The following table summarizes the minimum and maximum proceeds that we expect to receive from the offering.

	Per share	Total minimum	Total maximum
Subscription price	$10.00	$20,000,000	$28,800,000
Underwriting fees and commissions	—	—	—
Proceeds to Solera National Bancorp (1)	$10.00	$20,000,000	$28,800,000

(1)             Before deducting organizational and other pre-opening expenses consisting of, among others, legal and accounting fees, and printing, distribution and marketing expenses, estimated to total approximately $3.6 million.

The date of this prospectus is                         , 2007.

SUMMARY

The information that follows highlights information contained elsewhere in this prospectus.  Because it is a summary, it may not contain all of the information that is important to you.  For a more complete understanding of the offering, we urge you to read this entire prospectus carefully.

Solera National Bancorp and Solera National Bank

We are a Delaware corporation that was incorporated in 2006 to organize and serve as the holding company for Solera National Bank, a national bank that opened for business on September 10, 2007.  Solera National Bank is a full-service commercial bank headquartered in Lakewood, Colorado.  The Bank initially serves the Denver metropolitan area through this full-service facility.  We have also leased space in Denver, Colorado in an office building that is occupied by the Mexican Consulate.  We are currently evaluating strategic alternatives for this space to most effectively provide relevant products and services for the Hispanic market, a subset of the target market on which we intend to focus.  Should we decide to operate a branch office from this location, we must receive the prior approval of the Federal Deposit Insurance Corporation (FDIC) and Office of the Comptroller of the Currency (OCC).  Our main banking office is located at 319 S. Sheridan Blvd., Lakewood, Colorado 80226.  Our telephone number is (303) 209-8600.

We offer a broad range of commercial and consumer banking services to small and medium-sized businesses, licensed professionals and individuals who we believe will be particularly responsive to the style of service that the Bank intends to provide to its customers.  We believe that local ownership and control will allow Solera National Bank to serve customers more efficiently and effectively and will aid in our growth and success.  The Bank intends to compete on the basis of providing a unique and personalized banking experience combined with a full range of services, customized and tailored to fit the needs of its clients.  The Bank intends to serve the entire market area and intends to target the local Hispanic population due to the significant growth in this demographic and the failure of traditional banks to fully service the needs of the Hispanic population because of cultural and language barriers.

We received approval from the Federal Reserve Bank of Kansas City to operate as a bank holding company for Solera National Bank on July 27, 2007.  Solera National Bank received final regulatory approval from the FDIC and the OCC and began operations on September 10, 2007.

Management

Our Organizers and the persons who are the initial Directors of Solera National Bancorp and Solera National Bank are engaged in a broad range of commercial, professional and community-oriented activities and have strong professional and personal ties to the markets served by the Bank.  We will draw upon their knowledge of the business and other communities in the development of the Bank’s business.  Our Organizers and Directors possess a wide spectrum of banking and business experience and were carefully chosen, taking into account personal and professional strengths, contacts and reputation.  Each is expected to attract clients through their personal and professional networks.  In addition, each member of the executive management team of Solera National Bank has extensive banking experience, with several members of management experienced in the Denver metropolitan area banking market.

Why we are organizing a new bank

We believe that the Denver metropolitan banking market represents a unique opportunity given its diverse market, growing population and strengthening economy.  We also believe that the community will enthusiastically welcome and support a new locally-owned and operated community bank.  As a community bank, we are designed to serve the needs of the residents, small- to medium-sized businesses and licensed professionals within our banking market.  Within our market area, we will develop a core specialization in serving the diverse needs and diverse populations of the Hispanic demographic, with culturally-relevant product and service offerings and bilingual staff and literature.  In addition, the Bank will be offering a comprehensive education and awareness campaign, aligning us with other educational institutions and organizations that share the same goals of promoting long-term financial literacy and relationship-building.  The mission of Solera National Bank is to establish profitable financial relationships in the Denver metropolitan area by providing superior quality service with leading edge technology.

The Denver metropolitan area is undergoing positive economic change and is capitalizing on the opportunities associated with such change.  According to statistics compiled by the Metro Denver Economic Development Corporation, the per capita personal income in the Denver metro area grew from $39,717 in 2001 to $41,363 in 2004, an increase of 4.1%.

The Denver metropolitan area has experienced population growth averaging 1.9% per year from 1997 to 2006.  Total population in the seven-county Metro Denver region reached approximately 2.67 million in 2006, a 1.6% increase over 2005 and is expected to grow at a rate of 43% from 2006 to 2030, which is more than double the percentage of expected population growth for the entire United States during the same time period.  In addition to population growth, the median price of an existing single-family home in the Denver metropolitan area averaged $247,100 in 2005.

Solera National Bank competes with a number of other financial institutions.  During the past several years, the Denver metropolitan area has been the target of many out-of-state, out-of-market controlled banks.  The result of this activity has been to limit the choices available to those customers who wish to develop and capitalize upon relationship banking.  By creating a locally-owned and locally-managed bank that is sensitive and responsive to the needs of the community, management believes that there is an opportunity for us to acquire significant market share by offering an alternative to the less personal service that we believe is offered by many larger banks, many of which have headquarters, ownership and executive decision-makers located outside of our local marketplaces.  Through our strategically located banking offices, management believes that we will be able to capitalize on the opportunities expected to develop in our market.

Executive Officers, Directors and Organizers

The Bank’s management team is led by the following individuals:

•                       Paul Ferguson.  Paul Ferguson is the President and Chief Executive Officer.  He is a seasoned banker who has held many positions in community banking with a focus on leadership, risk management and business development.  Mr. Ferguson has more than twenty-eight years of diverse executive management banking experience including serving as President & CEO of a $175 million, eight-branch financial institution in New Hampshire earlier in his career.

•                       Mark Martinez.  Mark Martinez is the Regional President and Senior Lending Officer.  He has more than twenty-five years of banking experience and has held senior executive management positions with Affiliated First Colorado Bank & Trust, Norwest, Key Bank, Merchants Mortgage & Trust Corporation, Heritage Bank, and, most recently, IronStone Bank.

•                       James Pérez Foster.  James Pérez Foster is the Chairman of the Board of Directors of the Bank.  Mr. Foster was a private money manager on Wall Street from 1992 to 2000 prior to co-founding a media consulting company for which Mr. Foster served as a Director, Chief Operating Officer, and Vice President of Finance.

•                       Robert Fenton.  Robert Fenton is the Executive Vice President, Chief Operating Officer and Chief Financial Officer.  Mr. Fenton has over twenty years of financial services experience.  Most recently, Mr. Fenton was the Senior Vice President and Chief Financial Officer for Visa Debit Processing Services, a division of Visa USA.

We have hired other experienced lenders prior to the Bank opened for business on September 10, 2007.

The Boards of Directors of Solera National Bancorp and Solera National Bank consist of the following fifteen individuals:

Norma Akers	Paul Ferguson	Ronald Montoya	Stan Sena

Rob Alvarado	James Pérez Foster	Ray Nash	Mark Smith

Maria Arias	Robert Gallegos	Joel Rosenstein	K. C. Veio

Douglas Crichfield	Steve Gutterman	Basil Sabbah

Anthony Costa serves as an advisory board member.  In addition, the following individuals who are not Directors or Executive Officers are serving as Organizers of Solera National Bancorp and Solera National Bank:  Philip Champagne, Dr. Christine Johnson, Marta Loachamin, James Perea, Jamie Propp and Larry Trujillo.  Each of these individuals is playing an important role in the implementation of our business plan and corporate policies.

The Company has accepted subscriptions from an individual in an amount representing 9.99% ownership of the Company’s common stock.  An application is pending with the Federal Reserve for this individual to increase his ownership in excess of 10% by purchasing additional shares.

Our Directors, Organizers and Executive Officers are experienced bankers or local business and community leaders.  We believe that their business experience and relationships will enable them to assist us in developing and maintaining a loyal customer base.  We expect that these individuals will use their diverse backgrounds and their extensive local business relationships to attract customers from all segments of the community.

Our Directors, Organizers and Executive Officers purchased an aggregate of 356,189 shares of the common stock offered by this prospectus.  These shares represent approximately 17.8% of the minimum, and 12.4% of the maximum, number of shares to be sold in the offering.  All purchases made by our Directors, Organizers and Executive Officers have been made for investment purposes and not with a view to distribution.

Warrants

We funded our organizational and pre-opening expenses from direct cash advances made by our Organizers and from draws made on a $2.9 million line of credit agreement with The Bankers Bank.  Concurrent with the initial closing of the offering and the opening of the Bank, we repaid the line of credit with The Bankers Bank.

Each of our Organizers and one non-organizer Director provided limited guarantees on amounts drawn under the line of credit.  In recognition of the substantial financial risks undertaken by the members of our organizing group, we granted an aggregate of 317,335 warrants to our Organizers and one non-organizer Director.  These warrants will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised prior to September 10, 2017.  We may increase the amount of warrants granted to organizers due to increases in the pre-opening expenses.

We also recognize that our initial shareholders will be accepting additional financial risk in investing in the Bank from inception.  Accordingly, we will issue to each initial shareholder warrants to purchase one share of common stock for every five shares of common stock that he or she purchases in the offering.  These warrants will be exercisable at a price of $12.50 per share at any time prior to September 10, 2010.  We issued 400,000 warrants to our initial shareholders who subscribed for the minimum offering amount as a result of the initial closing of the offering.  If we sell 2,880,000 shares in this offering, the maximum offering amount, we will issue, in the aggregate, 576,000 warrants to our initial shareholders.

Organizer and initial shareholder warrants to purchase fractional shares will not be issued.  Instead, we will round down to the next whole number in calculating the number of warrants to issue to any shareholder.  Holders of warrants will be able to profit from any rise in the market price of our common stock over the exercise price of the warrants to the extent that it enables them to purchase shares of our common stock at a price that is less than the then current market value.

Stock Options

We maintain a stock incentive plan designed to provide us with the flexibility to grant incentive stock options and non-qualified stock options to our Directors, Executive Officers and other individuals employed by Solera National Bancorp or Solera National Bank.  The plan has a term of 10 years.  The Board of Directors reserved 20% of the total number of shares of common stock subscribed for in the offering for issuance under the stock incentive plan.  At least 400,000 options have been reserved for issuance under the stock incentive plan because the minimum offering amount was attained on the initial closing of the offering.  We intend to reserve 576,000 options if we attain the maximum offering amount.

We have issued options to purchase shares of common stock to the following individuals in the amounts set forth below:

Name	Position	Options issued (as percentage of subscription)
James Pérez Foster	Chairman of the Board	3.2%
Paul Ferguson	President & Chief Executive Officer	2.5%
Mark Martinez	Regional President & Senior Lending Officer	2.4%
Robert Fenton	Executive Vice President, Chief Operating Officer, and Chief Financial Officer	2.8%

All of these options were issued with an exercise price of $10.00 per share, the initial offering price, and we expect them to be treated as incentive stock options, assuming receipt of the requisite shareholder approval.  The remainder of the options under the stock incentive plan would be available for issuance to current and prospective Directors, Executive Officers and employees of Solera National Bancorp or Solera National Bank at the discretion of our Board of Directors.

Options were also granted to each outside Director.  Each outside Director, including outside advisory directors, received 5,000 options to purchase shares of our common stock in exchange for the expertise imparted and the time expended by each of them.  In addition, Mr. Montoya received 7,000 options for services to be rendered as Vice Chairman.

Products and Services

Solera National Bank focuses on community involvement and personal service while providing customers with the financial sophistication and products typically offered by a larger bank.  The Bank emphasizes personalized banking services to small- to medium-sized businesses, locally-owned businesses, licensed professionals and individual consumers.  In its lending services, the Bank emphasizes commercial loans, commercial real estate loans, commercial construction loans, residential mortgages, equity lines and consumer loans.  Solera National Bank offers a broad array of deposit services including demand deposits, regular savings accounts, money market accounts, certificates of deposit and individual retirement accounts.  For the convenience of its customers, it also offers credit and debit cards, automatic transfers, travelers’ checks, domestic and foreign wire transfers, cashier’s checks and official checks.  These services are being provided through a variety of delivery systems including full-service offices, night depositories, automated teller machines, telephone banking, banking by mail, and Internet banking.

Philosophy and Strategy

Solera National Bank operates as a full-service community bank, offering sophisticated financial products while emphasizing prompt, personalized customer service.  We believe that this philosophy, encompassing the service aspects of community banking, distinguishes the Bank from its competitors.

To carry out this philosophy, the Bank has begun to implement a business strategy that involves the following:

•                       Capitalizing on the diverse community involvement, professional expertise and personal and business contacts of our Directors, Organizers and Executive Officers;

•                       Hiring and retaining experienced and qualified bilingual banking personnel;

•                       Providing individualized attention with consistent, local decision-making authority;

•                       Utilizing technology and strategic outsourcing to provide a broad array of convenient products and services;

•                       Operating from highly visible and accessible banking offices in close proximity to a concentration of targeted commercial businesses and professionals;

•                       Attracting its initial customer base by offering competitive interest rates on deposit accounts;

•                       Encouraging our initial shareholders to become customers by offering additional incentives; and

•                       Implementing a strong marketing program.

Terms of the Offering

We are offering for sale a minimum of 2,000,000 and a maximum of 2,880,000 shares of our common stock at an offering price of $10.00 per share.  We have already had an initial closing on shares exceeding the minimum offering amount.  The number of shares offered does not include shares issuable upon the exercise of warrants that we issued to our Organizers and initial shareholders or upon the exercise of stock options that may be issued under our stock incentive plan.  See “Description of Common Stock - Warrants,” beginning on page 52 and “Management – Stock incentive plan,” beginning on page 47.

To participate in the offering, you must subscribe to purchase at least 250 shares. The offering price will be payable at the time that the subscription is made.  You may subscribe for and purchase a maximum of 25,000 shares in the offering.  If you subscribe for more than 25,000 shares, we intend to reject the portion of the subscription that exceeds 25,000 shares.  In our sole discretion, we may waive, in writing, the minimum or maximum subscription amounts.  We also reserve the right to reject, in whole or in part, any subscription for shares of our common stock.  In addition to any shares that you purchase in the offering, you will receive one warrant for every five shares of stock that you purchase.  These warrants will be exercisable at a price of $12.50 per share at any time prior to September 10, 2010.  See “Description of Common Stock - Warrants,” beginning on page 52.

Subject to compliance with applicable federal and state securities laws, we will offer and sell our common stock on a best-efforts basis through our Organizers, Executive Officers and Directors, who will not receive any commission or other compensation in connection with these activities.  However, we will reimburse reasonable out-of-pocket expenses incurred by these persons in connection with the offering.

Offering Termination Date

We expect the offering to end on December 31, 2007.  Since we have accepted subscriptions for over 2,000,000 shares, the minimum offering amount, we may, in our sole discretion, end the offering prior to December 31, 2007, if we determine that the total amount of subscriptions will provide adequate capitalization for the Bank.  We may, in our sole discretion, conduct multiple closings of the offering.

How to Subscribe

Each prospective investor who (together with the investor’s affiliates) desires to purchase 250 or more shares should do the following:

•                       Complete, date and sign the subscription agreement that accompanies this prospectus;

•                       Make a check payable to “TBB as Escrow Agent for Solera National Bancorp, Inc.” in an amount equal to the subscription price of $10.00 times the number of shares for which you have initially subscribed;

•                       Deliver the completed subscription agreement and check as follows:

By Mail:	By Hand Delivery:

Operations—Escrow Deposits	Escrow Deposit
for Solera National Bancorp, Inc.	Solera National Bancorp, Inc.
The Bankers Bank	319 South Sheridan Boulevard
2410 Paces Ferry Road	Lakewood, Colorado 80226
600 Paces Summit
Atlanta, GA 30339-4098

When your subscription agreement is received by the escrow agent, it will become binding on you and irrevocable.

Escrow Arrangements

All subscription funds will be held in an escrow account at The Bankers Bank which will act as escrow agent.  The escrow agent will hold all subscription funds until we notify the escrow agent that we have reached the maximum offering amount or intend to close on additional funds.

All subscription funds will be paid to us to the extent that we accept the subscription agreement.  If we reject, in whole or in part, a subscriber’s subscription agreement, we will promptly return the subscription funds attributable to the rejected subscription.  We will retain any interest earned on the subscription funds held in escrow to defray expenses.

Use of Proceeds

We utilized $16.8 million of the proceeds of the initial closing of the offering to capitalize the Bank.  Based upon the funds received in the initial closing of the offering, Solera National Bancorp retained operating funds; however, a capital raise of the amount accepted in the initial closing of the offering is expected to be able to support Solera National Bank for the first three years of its operations. We may retain at the holding company level additional proceeds of future closings to use for future working capital needs.

The Bank was initially capitalized with $16.8 million, which provided funds to (i) purchase furniture, fixtures, and equipment, and (ii) provide working capital to be used for business purposes, including paying salaries, and for making loans to customers and other investments.  See “Use of proceeds,” beginning on page 16.

Organizational Expenses

We incurred approximately $3.6 million in organizational and other pre-opening expenses, which are described more completely in the section titled “Use of Proceeds – Organizational expenses,” beginning on page 17.  We funded our organizational and pre-opening expenses from direct cash advances made by our Organizers and from draws on a $2.9 million line of credit with The Bankers Bank.  Each of our Organizers and a non-organizer Director provided a limited guarantee on amounts drawn under the line of credit.  Draws on the line of credit were repaid from the proceeds of the initial closing of the offering.

RISK FACTORS

The following paragraphs describe what we believe are the material risks of an investment in our common stock.  We may face other risks as well, which we have not anticipated.  An investment in our common stock involves a significant degree of risk, and you should not invest in our common stock unless you can afford to lose your entire investment.  Before making any investment decision, we urge you to carefully read the entire prospectus, including the cautionary statement following these risk factors regarding the use of forward-looking statements.

We have no operating history upon which to base an estimate of our future financial performance.

We do not have any operating history on which to base any estimate of our future earnings prospects.  Solera National Bancorp was only recently formed, and Solera National Bank recently began operations.  Consequently, you will have no historical operating or financial information to help you decide whether to invest in our common stock.

We expect to incur losses during our initial years of operations.

At June 30, 2007, we had an accumulated deficit account of approximately $3.0 million and incurred approximately $200,000 of offering expenses.  These represent a portion of the $3.6 million of our organizational and other pre-opening expenses.  The Bank’s (and our) success will depend, in large part, on its ability to address the problems, expenses and delays frequently associated with new financial institutions and the ability to attract and retain deposits and customers for our services.  We expect to sustain losses or achieve minimal profitability during our initial years of operations.

In addition, to gain market share as a newly-organized bank, Solera National Bank may be required to pay higher interest rates to attract deposits or extend credit at lower rates to attract borrowers, which may decrease our profitability or prevent us from becoming profitable.

We cannot assure you that we will ever become profitable.  If we are ultimately unsuccessful, you may lose part or all of the value of your investment.  See “Management’s Discussion and Analysis of Financial Condition and Plan of Operations” and “Business,” beginning on pages 19 and 22, respectively.

The Bank’s failure to implement its business strategies may adversely affect our financial performance.

Solera National Bank has developed a business plan that details the strategies it is implementing in its efforts to achieve profitable operations.  If the Bank cannot implement its business strategies, it will be hampered in its ability to develop business and serve its customers, which, in turn, could have an adverse effect on our financial performance.  Even if the Bank’s business strategies are successfully implemented, we cannot assure you that the strategies will have the favorable impact that is anticipated.  Furthermore, while we believe that the Bank’s business plan is reasonable and that its strategies will enable it to execute the business plan, we have no control over the future occurrence of certain events upon which its business plan and strategies are based, particularly general and local economic conditions that may affect its loan-to-deposit ratio, total deposits, the rate of deposit growth, cost of funding, the level of earning assets and interest-related revenues and expenses.  See “Business – Business strategy” on page 24.

Departures of key personnel or Directors may impair the Bank’s operations.

Our success will depend in large part on the services and efforts of the Bank’s key personnel and on its ability to attract, motivate and retain highly qualified employees.  Competition for employees is intense, and the process of locating key personnel with the combination of skills and attributes required to execute our business plan may be lengthy.

In particular, we believe that retaining Paul Ferguson, Mark Martinez, James Pérez Foster and Robert Fenton will be important to our success.  If any of these persons leaves his position for any reason, our financial condition and results of operations may suffer.

If the services of any key personnel should become unavailable for any reason, or if the regulatory agencies should require the employment of additional persons to fill banking positions, Solera National

Bank would be required to employ other persons to manage and operate the Bank, and we cannot assure you that it would be able to employ qualified persons on acceptable terms.  If the services of any key personnel should become unavailable prior to the time the Bank commences operations, its ability to begin banking operations would likely be adversely affected.

Additionally, our Directors’ and Organizers’ community involvement, diverse backgrounds and extensive local business relationships are important to our success.  If the composition of our Board of Directors changes materially, our business may suffer.  See “Management” on page 29.

Solera National Bank faces intense competition from a variety of competitors.

The banking business in our target banking market and the surrounding areas has become increasingly competitive over the past several years, and we expect the level of competition to continue to increase.  See “Business – Market Opportunities - Competition,” beginning on page 23.  If this competition forces the Bank to offer aggressive loan and deposit rates or otherwise incur higher funding costs, our profitability will be diminished.

Many of the Bank’s competitors are larger than it is initially and will have greater financial and personnel resources.  Many of its competitors have established customer bases and offer services, such as extensive and established branch networks and trust services that the Bank either does not expect to provide or will not provide for some time.  Also, some competitors are not be subject to the same degree of regulation as the Bank and thus may have a competitive advantage over the Bank.

We believe that Solera National Bank will be a successful competitor in the area’s financial services market.  However, we cannot assure you that the Bank will be able to compete successfully with other financial institutions serving our target banking market.  An inability to compete effectively could be expected to have a material adverse effect on our growth and profitability.

The Bank’s legal lending limits may impair its ability to attract borrowers.

During its initial years of operations, the Bank’s legally mandated lending limits will be lower than those of many of its competitors because it will have less capital than many of its competitors.  The lower lending limits may discourage potential borrowers who have lending needs that exceed the Bank’s limits, which may restrict its ability to establish relationships with larger businesses in our area.  See “Business,” beginning on page 22.

An economic downturn, especially one affecting our primary service areas, may have an adverse effect on our financial performance.

Our success will depend on the general economic condition of the region in which we operate, which we cannot forecast with certainty.  Unlike many of the Bank’s larger competitors, the majority of the Bank’s borrowers and depositors will be individuals and businesses located or doing business in our local banking market.  As a result, the Bank’s operations and profitability may be more adversely affected by a local economic downturn than those of its larger, more geographically diverse competitors.  Factors that adversely affect the economy in our local banking market could reduce the Bank’s deposit base and the demand for its products and services, which may decrease its earnings.  For example, an adverse change in the local economy could make it more difficult for borrowers to repay their loans, which could lead us to incur loan losses.  See “Business,” beginning on page 22.

We could be negatively affected by changes in interest rates.

The Bank’s profitability (and, therefore, our profitability) will depend, among other things, on the Bank’s net interest income, which is the difference between the income that it earns on its interest-earning assets, such as loans, and the expenses that it incurs in connection with its interest-bearing liabilities, such as checking or savings deposits and certificates of deposit.  Changes in the general level of interest rates and other economic factors can affect its net interest income by affecting the spread between interest-earning assets and interest-bearing liabilities.

Changes in the general level of interest rates also affect, among other things, its ability to originate loans, the value of interest-earning assets and its ability to realize gains from the sale of such assets, the average life of interest-earning assets and its ability to obtain deposits in competition with other available investment alternatives.  Interest rates are highly sensitive to many factors, including government monetary policies, domestic and international economic and political conditions and other factors beyond our control.

Over the past two years, as the Federal Reserve Board has increased interest rates, the yield curve had flattened, in that long-term interest rates have not moved in tandem with short-term rates.  Under ordinary conditions the yield curve has a positive slope, indicating that long-term instruments pay higher yields than do short-term instruments, and that borrowers are willing to pay a premium for long-term funds.  A flat yield curve, on the other hand, generally indicates uncertainty about the direction in which interest rates are moving.  If this trend continues, our future net interest income, and therefore our profitability, may decline.  The recent uncertainty in the debt market has restored positive slope to the yield curve.  Nonetheless, the recent instability makes it impossible to predict whether the debt market will return the yield curve to its historical pattern.

The determination of the offering price was arbitrary, and you may be unable to resell your shares at or above the offering price.

Because we have no operating history, we could not set our offering price of $10.00 per share with reference to historical measures of our financial performance.  Therefore, we set the offering price arbitrarily, and the exercise price of the Organizer warrants and stock options was determined based on the offering price.  The exercise price of the initial shareholder warrants was determined arbitrarily by our Organizers.  We did not retain an independent investment banking firm to assist in determining the offering price or the exercise price of the options or warrants, and these prices bear no relationship to our assets, book value, net worth or any other recognized criteria of value.  We cannot assure you that you will be able to resell any shares that you may buy in this offering at a price equal to or higher than the offering price.  See “Determination of Offering Price,” beginning on page 16.

We do not intend to pay dividends in the foreseeable future.

We expect initially to have no material source of income other than dividends that we receive from Solera National Bank.  Therefore, our ability to pay dividends to our shareholders will depend on the Bank’s ability to pay dividends to us.  The Board of Directors of the Bank intends to retain earnings to promote growth and build capital and recover any losses incurred in prior periods.  Accordingly, we do not expect to receive dividends from the Bank, or pay dividends to our shareholders, in the foreseeable future.  In addition, banks and bank holding companies are subject to certain regulatory restrictions on the payment of cash dividends.  See “Description of Common Stock – Dividends” on page 53.

We are subject to extensive regulatory oversight, which could restrain our growth and profitability.

Banking organizations such as Solera National Bancorp and Solera National Bank are subject to extensive federal and state regulation and supervision.  Laws and regulations affecting financial institutions are undergoing continuous change, and we cannot predict the ultimate effect of these changes.  We cannot assure you that any change in the regulatory structure or the applicable statutes and regulations will not materially and adversely affect our business, condition or operations of Solera National Bancorp and Solera National Bank or benefit competing entities that are not subject to the same regulations and supervision.  For a discussion of some of the laws and regulations applicable to us, see the section titled “Supervision and Regulation,” beginning on page 55.

We may not be able to raise additional capital on terms favorable to us.

In the future, should we need additional capital to support our business, expand our operations or maintain our minimum capital requirements, we may not be able to raise additional funds through the issuance of additional shares of common stock or other securities.  Even if we are able to obtain capital through the issuance of additional shares of common stock or other securities, the sale of these additional shares could significantly dilute your ownership interest and may be made at prices lower than the price we are selling shares in this offering.

You will incur immediate and substantial dilution in the book value per share of any shares that you purchase in the offering.

If you purchase shares of our common stock in the offering, we expect that you will experience an immediate and substantial dilution of between $1.76 and $1.25 per share in the book value of your investment as a result of the $3.6 million of organizational and other pre-opening expenses that we budgeted to incur before the Bank opened for business.  This means that the price you pay for the shares that you acquire in this offering will be higher than its net book value per share at the time the Bank opens.  For more information regarding dilution, please see the section titled “Dilution,” beginning on page 19.

The liquidity of our common stock will be affected by its limited trading market.

Our shares will not qualify, upon issuance, for listing on any national securities exchange, and we cannot assure you that our shares will ever be listed on a national securities exchange.  However, we expect that our shares will be traded on the OTC Bulletin Board and that at least one company will make a market in our common stock.  Because our shares will not be listed on a national securities exchange, we cannot assure you that a broadly followed, established trading market for our common stock will ever develop or be maintained.  Furthermore, we cannot assure you that at least one company will make a market in our shares for as long as we will be quoted on the OTC Bulletin Board.   Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders.  In addition, active trading markets tend to reduce the bid-ask spreads for sales transactions.  On the other hand, the absence of an active trading market reduces the liquidity, and is likely to have an adverse effect on the market value of our shares.  In addition, if we would cease to be quoted on the OTC Bulletin Board, shareholders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock, and the market value of our common stock likely would decline.

Monetary policy and other economic factors could adversely affect our profitability.

Changes in governmental economic and monetary policies, the Internal Revenue Code and banking and credit regulations, as well as such other factors as national, state and local economic growth rates, employment rates and population trends, will affect the demand for loans and the Bank’s ability to attract deposits.  Although we are not aware of a current risk, the foregoing monetary and economic factors, and the need to pay rates sufficient to attract deposits, may adversely affect the Bank’s ability to maintain an interest margin sufficient to result in operating profits. See “Business,” beginning on page 22, and “Supervision and Regulation,” beginning on page 55.

Our common stock is not an insured deposit.

Your investment in Solera National Bancorp would not be a bank deposit and will not be insured or guaranteed by the FDIC or any other government agency.  Your investment is subject to investment risk, and you must be capable of affording the loss of your entire investment.

Your share ownership may be diluted in the future.

We have issued warrants or stock options to our Directors, Organizers, Executive Officers and initial shareholders.  If the Organizer warrants or stock options are exercised, your share ownership will be diluted.  In addition, if you do not exercise your initial shareholder warrants, and other shareholders exercise their initial shareholder warrants, your share ownership will be further diluted.

Finally, our certificate of incorporation authorizes the issuance of up to 5,000,000 shares of common stock, but does not provide for preemptive rights.  Any authorized, but unissued shares following the offering will be available for issuance by our Board of Directors.  However, persons who subscribe for shares in the offering will not have the right to subscribe for additional shares of common stock issued at any time in the future.  As a result, if we issue additional shares of common stock to raise additional capital or for other corporate purposes, you may be unable to maintain your pro rata ownership in Solera National Bancorp.

Our certificate of incorporation and bylaws, and the employment agreements of our Executive Officers, contain provisions that could make a takeover more difficult.

Our certificate of incorporation and bylaws include provisions designed to provide our Board of Directors with time to consider whether a hostile takeover offer is in our and our shareholders’ best interests, but could be utilized by our Board of Directors to deter a transaction that would provide shareholders with a premium over the market price of our shares.  These provisions include the availability of authorized, but unissued shares, for issuance from time to time at the discretion of our Board of Directors; bylaws provisions enabling our Board of Directors to increase the size of the Board and to fill the vacancies created by the increase; and bylaw provisions establishing advance notice procedures with regard to business to be presented at a shareholder meeting or Director nominations.

In addition, there are “change in control” provisions in the employment agreements of each of our Executive Officers providing for lump-sum cash payments based on the officer’s base compensation.

While we are not aware of any current takeover threats or changes in control, these provisions may discourage potential acquisition proposals and could delay or prevent a change in control, including under circumstances in which our shareholders might otherwise receive a premium over the market price of our shares.  These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management and may limit the ability of our shareholders to approve transactions that they may deem to be in their best interests.

Management of Solera National Bank may be unable to adequately measure and limit credit risk associated with the Bank’s loan portfolio, which would affect our profitability.

As a material part of the Bank’s business plan, it will make commercial, consumer, construction, and commercial and residential real estate loans.  The principal economic risk associated with each class of loans is the creditworthiness of the borrower, which is affected by the strength of the relevant business market segment, local market conditions and general economic conditions.

Additional factors related to the credit quality of commercial loans include the quality of the management of the business and the borrower’s ability both to properly evaluate changes in the supply and demand characteristics affecting its market for products and services and to effectively respond to those changes.  Additional factors related to the credit quality of commercial real estate loans include tenant vacancy rates and the quality of management of the property.

Additional factors related to the credit quality of construction loans include fluctuations in the value of real estate and new job creation trends.

Many of the Bank’s anticipated loans will be made to small- and medium-sized businesses, and professionals that are less able to withstand competitive, economic and financial pressures than larger borrowers.  If the Bank is unable to effectively measure and limit the risk of default associated with its loan portfolio, our profitability will be adversely impacted.

Government regulation may have an adverse effect on the Company’s profitability and growth.

The Company and the Bank are subject to extensive government supervision and regulation. The Company’s ability to achieve profitability and to grow could be adversely affected by state and federal banking laws and regulations that limit the manner in which the Bank makes loans, purchases securities, and pays dividends. It is management’s opinion that these regulations are intended primarily to protect depositors and losses against the federal bank insurance fund, not shareholders.  An example applicable to the Bank because of its anticipated lending portfolio is guidance recently finalized by the federal banking agencies to identify and manage risks associated with concentrations in commercial real estate loans.  The guidance states that a growing number of banks have high concentrations of commercial real estate loans on their balance sheets which may make the banks more vulnerable to cyclical downturns in the commercial real estate markets.  Banks with high concentrations of commercial real estate loans are subject to greater supervisory scrutiny and will be required to have in place risk management practices and capital levels that are appropriate in light of the risk associated with these concentrations.  The final guidelines relating to concentrations in commercial real estate loans will be applicable to the Bank and may adversely affect the Bank’s ability to develop and grow its commercial real estate loan portfolio.

In addition, the burden imposed by federal and state regulations may place the Company at a competitive disadvantage compared to competitors who are less regulated. Future legislation or government policy may also adversely affect the banking industry or the Company’s or the Bank’s operations. In particular, various provisions of the Gramm-Leach-Bliley Act eliminate many of the federal and state legal barriers to affiliations among banks and securities firms, insurance companies, and other financial services providers. The Company believes the elimination of these barriers may significantly increase competition in its industry.

Our Directors and Executive Officers could have the ability to influence shareholder actions in a manner that may be adverse to your personal investment objectives.

Immediately following the offering, our Directors, Executive Officers and Organizers will own 356,189 shares of our common stock, which represents 17.8% of the minimum and 12.4% of the maximum number of shares to be sold in this offering.  Additionally, we issued warrants to our Organizers and stock options to our Directors and Executive Officers.  If our Organizers and Directors exercised all of their Organizer and shareholder warrants, our Directors,

Executive Officers and Organizers would own shares upon exercise representing as much as 31.1% of our then existing outstanding common stock based on the minimum number of shares sold in this offering, if no other shareholders exercised their shareholder warrants.  Moreover, although the employee stock options are not immediately exercisable by their terms, upon exercise of the employee stock options granted to our Directors and Executive Officers, our Directors, Executive Officers and Organizers would own shares upon exercise representing as much as 38.6% of our then existing outstanding common stock based on the minimum number of shares sold in this offering, if no other shareholders exercised their shareholder warrants.

Due to their significant ownership interests, our Directors and Executive Officers will be able to exercise significant control over the management and affairs of Solera National Bancorp and Solera National Bank.  For example, our Directors and Executive Officers may be able to influence the outcome of Director elections or block significant transactions, such as a merger or acquisition, or any other matter that might otherwise be approved by the shareholders.  See “Selected provisions of our certificate of incorporation and bylaws,” beginning on page 53.

An effective registration statement may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise his, her or its warrants and causing such warrants to be practically worthless.

No warrant will be exercisable and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the warrant is current and the common stock has been registered or qualified or deemed to be exempt under the federal securities law and the securities laws of the state of residence of the holder of the warrants.  Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants.  However, we cannot assure you that we will be able to do so, and if we do not maintain a current prospectus related to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise.  If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification federally and in the jurisdictions in which the holders of the warrants reside, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes various forward-looking statements about Solera National Bancorp and Solera National Bank that are subject to risks and uncertainties.  Forward-looking statements include information concerning future financial performance, business strategy, projected plans and objectives.  Statements preceded by, followed by or that otherwise include the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “may increase,” “may fluctuate” and similar expressions of future or conditional verbs such as “will,” “should,” “would,” and “could” are generally forward-looking in nature and not historical facts.    Because forward-looking statements involve risks and uncertainties that are beyond our control, actual results may differ materially from those expected in the forward-looking statements.  The most significant of these risks, uncertainties and other factors are discussed in the section entitled “Risk Factors,” beginning on page 8.  We urge you to carefully consider these factors prior to making an investment in our common stock.  However, it is not possible to foresee or identify all such factors.  You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus.  Except for any ongoing obligations to disclose material information under federal or state securities laws, we do not undertake any obligation to update any forward-looking statement, or to disclose any facts, events or circumstances after the date of this prospectus that may affect the accuracy of any forward-looking statement.  The safe harbor provisions of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, do not apply to the offering.

THE OFFERING

General

We are offering for sale a minimum of 2,000,000 shares and a maximum of 2,880,000 shares of our common stock at a price of $10.00 per share, for an aggregate minimum issuance amount of $20,000,000 and an aggregate maximum issuance amount of $28,800,000.  We have initially accepted subscription agreements for over 2,000,000 shares of our common stock and will continue the offering until December 31, 2007 or until we have reached the maximum offering amount.  The number of shares offered does not include shares issuable upon the exercise of warrants that we granted to our Organizers and initial shareholders or upon the exercise of stock options that issued under our stock incentive plan.  See “Description of Common Stock - Warrants,” beginning on page 52 and “Management – Stock incentive plan,” beginning on page 47.

To participate in the offering, you must subscribe to purchase at least 250 shares.  You may subscribe for and purchase a maximum of 25,000 shares in the offering.  If you subscribe for more than 25,000 shares, we intend to reject the portion of the subscription that exceeds 25,000 shares.  In our sole discretion, we may waive, in writing, the minimum or maximum subscription amounts.

In addition to any shares that you purchase in the offering, you will receive one warrant for every five shares of stock that you purchase.  These warrants will be exercisable at a price of $12.50 per share at any time prior to September 10, 2010.  See “Description of Common Stock - Warrants,” beginning on page 52.

Finally, our Organizers advanced to us the funds necessary to cover the expenses incurred in connection with Solera National Bancorp and Solera National Bank, and, along with one non-organizer Director, provided limited guarantees with respect to amounts loaned to us for these purposes, which is in addition to their expending substantial time and effort in connection with our organizational activities.  In exchange for undertaking these obligations, in addition to any shareholder warrants to which they may be entitled, the Organizers, along with one non-organizer Director, received, in the aggregate, warrants to purchase 317,335 shares of our common stock.  These warrants will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised prior to September 10, 2017.  See “Description of Common Stock - Warrants,” beginning on page 52.

Organizers’ Subscriptions

Our Organizers, Directors and Executive Officers have purchased an aggregate of 356,189 shares of common stock in the offering at a price of $10.00 per share.  This represents approximately 17.8% of the minimum and 12.4% of the maximum number of shares to be sold.  However, our Organizers, Directors or Executive Officers

may acquire additional shares of common stock in the offering.  All purchases made by our Organizers, Directors, and Executive Officers were made for investment purposes and not with a view to distribution.

Offering Period

The offering period for the shares will end when all of the shares of the common stock are sold or at 5:00 p.m., Mountain time on December 31, 2007, whichever occurs first.  We also reserve the right to end the offering at any time prior to December 31, 2007, if we determine that the total amount of subscriptions will provide adequate capitalization for Solera National Bank, taking into account the organizational and other pre-opening expenses.  We will promptly notify subscribers of any extensions.  The date on which this offering ends, plus any extensions of the offering, is referred to in this prospectus as the “expiration date.”  We may, in our sole discretion, conduct multiple closings of the offering.

Acceptance of Subscriptions

We reserve the right to accept or reject any subscription, in whole or in part, on or before the expiration date at our sole discretion.  If the offering is over-subscribed, we plan to give preference to subscribers who are residents of our banking market.  We also reserve the right to accept subscriptions on a first-come, first-served basis or on a prorated basis if we receive subscriptions for more than 2,880,000 shares.  We will notify all subscribers within 10 business days after the expiration date whether their subscriptions have been accepted.  If we do not accept all or a portion of a subscription, we will also return the unaccepted portion of the subscription funds.

Escrow

All offering proceeds received by our escrow agent, The Bankers Bank, will be deposited in an escrow account at The Bankers Bank.  The escrow agent will invest the subscription proceeds directly in, or in a mutual fund consisting solely of, United States government securities and/or in deposit accounts or certificates of deposit that are fully insured by the FDIC or another agency of the United States government.  The escrow agent will not investigate the desirability or advisability of an investment in our common stock and has not approved, endorsed or passed upon the merits of our common stock.  We will retain any interest earned on the subscription funds held in escrow to defray organizational expenses.

Release From Escrow

Subscription proceeds were released from escrow in an initial closing on September 10, 2007, after we (i) accepted subscriptions and received subscription proceeds for approximately 2,040,000 shares of common stock; and (ii) provided the escrow agent with a certification to the effect that we received all required regulatory approvals to open.  Additional subscription proceeds received after the initial closing will be released from escrow as determined by the Company.

Plan of Distribution

We plan to market our shares by delivering a copy of the prospectus to potential investors.  In addition, we intend to conduct informational meetings for prospective investors.  The offering is not underwritten.  Subject to compliance with applicable federal and state securities laws, we will offer and sell our common stock on a best-efforts basis through our Organizers, Executive Officers and Directors, who will not receive any commission or other compensation in connection with these activities.  We will, however, reimburse reasonable out-of-pocket expenses incurred by these persons in the offering.  In addition, we may offer and sell our common stock through licensed broker-dealers in certain states where none of our Organizers, Executive Officers and Directors is currently licensed under the applicable state securities laws to offer and sell our common stock and where exemptions from the licensing requirements are unavailable, or if necessary to complete the sale of our shares.  Any broker-dealer that we would engage would be under no obligation to purchase or sell any specific number or dollar amount of shares.  In connection with these services, we would expect to pay a fee as well as a commission to the broker-dealer.  If any agent, broker-dealer or underwriter is engaged to help complete the offering, we would file a post-effective amendment naming the entity and disclosing the compensation arrangements before any additional sales can occur.

How to Subscribe

Each prospective investor who (together with the investor’s affiliates) desires to purchase 250 or more shares should do the following:

•                       Complete, date and sign the subscription agreement that accompanies this prospectus;

•                       Make a check payable to “TBB as Escrow Agent for Solera National Bancorp, Inc.” in an amount equal to the subscription price of $10.00 times the number of shares for which you have initially subscribed; and

•                       Deliver the completed subscription agreement and check as follows:

By Mail:	By Hand Delivery:

Operations—Escrow Deposits	Escrow Deposit
for Solera National Bancorp, Inc.	Solera National Bancorp, Inc.
The Bankers Bank	319 South Sheridan Boulevard
2410 Paces Ferry Road	Lakewood, Colorado 80226
600 Paces Summit
Atlanta, GA 30339-4098

WHEN YOUR SUBSCRIPTION AGREEMENT IS RECEIVED BY THE ESCROW AGENT, IT WILL BECOME BINDING AND IRREVOCABLE.

If you have any questions about the offering or how to subscribe, please call Robert Fenton at Solera National Bancorp at (303) 202-0933.  His email address is bfenton@solerabank.com.  You should retain a copy of the completed subscription agreement for your records.

DETERMINATION OF OFFERING PRICE

The offering price of our common stock was determined arbitrarily by our Organizers and does not bear any relationship to our assets, book value, net worth or other recognized criteria of value, but rather the Organizers considered the amount of funds necessary to initially capitalize Solera National Bank based upon its business plan, regulatory capital requirements and the amount of capital estimated as necessary to provide operating capital and to sustain any losses that we incur during its initial years of operation.  We did not retain an independent investment banking firm to assist us in establishing the offering price.  The offering price does not necessarily reflect the fair market value of our common stock, and we cannot assure you that any shares that you purchase may be resold at or above the offering price.

The exercise price of the warrants issued to our Organizers in recognition of the financial risks undertaken by them in advancing the organizational and other pre-opening expenses to us was determined based on the price of the common stock offered by this prospectus.  The exercise price of the warrants to be issued to our initial shareholders was determined arbitrarily by our Organizers.

USE OF PROCEEDS

We have accepted approximately $20,400,000 in the initial closing of the offering.  Accordingly, we anticipate that the gross proceeds of our offering will be a minimum of $20,400,000 and a maximum of $28,800,000.  The following tables summarize the anticipated use of the proceeds by Solera National Bancorp and Solera National Bank, respectively, based on the initial closing of the offering and the sale of the maximum number of shares being offered by this prospectus.  These figures are estimates based on information currently available. Accordingly, actual results may vary.

Solera National Bancorp

	Initial closing of offering		Maximum offering
Gross proceeds from offering	$20,400,000	100.0%	$28,800,000	100.0%
Organizational and pre-opening expenses	(3,600,000)	17.6%	(3,600,000)	12.5%
Investment in common stock of Solera National Bank	(16,800,000)	82.4%	(25,200,000)	87.5%
Remaining proceeds	$0	0%	$0	0%

As shown, we used approximately $16.8 million to capitalize Solera National Bank from the proceeds of the initial closing of the offering.  We anticipate using approximately $25.2 million to capitalize Solera National Bank if we sell 2,880,000 shares.  Based upon the proceeds of the initial closing of the offering, Solera National Bancorp will not retain any operating funds; however, a capital raise of the minimum amount is expected to be able to support Solera National Bank for the first three years of its operations.  However, we reserve the right to retain a greater or lesser portion of the proceeds of the offering at Solera National Bancorp for general corporate purposes as long as we contribute no less than $16.8 million to the Bank to fund its initial capitalization.  Our organizational and pre-opening expenses attributable to direct and indirect sales expenses of the offering will not exceed 20% of the proceeds from the offering.

Solera National Bank

The following table shows the anticipated use of the proceeds allocated to the Bank.  These proceeds will be in the form of a capital injection from Solera National Bancorp.

	Minimum offering		Maximum offering
Capital injection from Solera National Bancorp	$16,800,000	100.0%	$25,200,000	100.0%
Purchase of Furniture, Fixtures & Equipment	(700,000)	4.2%	(700,000)	2.8%
Loans to customers, investments and other general corporate purposes	(16,100,000)	95.8%	(24,500,000)	97.2%
Remaining proceeds	$0	0%	$0	0%

The Bank will use the proceeds to purchase furniture, fixtures and equipment, and to provide working capital to be used for business purposes, including paying salaries and rent expense, and for making loans to customers and other investments.

Extensions of Credit

We secured an organizational loan from The Bankers Bank in the amount of $2.9 million.  Each of our Organizers and one non-organizer Director provided a limited guarantee with respect to the line of credit.  We repaid the draws made under the line of credit from the proceeds of the offering.  We have either repaid the cash advances made by our Organizers from the proceeds of the offering or issued shares of our stock in lieu of repaying the amounts advanced by the Organizer.

Organizational Expenses

We incurred substantial organizational and other pre-opening expenses.  Through June 30, 2007, we incurred approximately $3,232,000 in organizational and other pre-opening expenses.  We budgeted to incur approximately $3.6 million in organizational and pre-opening expenses, including offering expenses, through the opening date of the Bank.  The following table sets forth the organizational and other pre-opening expenses that we incurred through June 30, 2007 and through our anticipated opening date of September 10, 2007:

Expenses	Incurred as of June 30, 2007	Budgeted through September 10, 2007
Organizational operating expenses	$3,031,000	$3,395,000
Offering expenses	201,000	205,000
Organizational and offering expenses	$3,232,000	$3,600,000

Prior to opening of the Bank, our anticipated organizational and pre-opening expenses were approximately $3.2 million.  Actual organizational and pre-opening expenses were approximately $3.6 million.  Because our organizational and other pre-opening expenses exceed the $3.2 million that was budgeted for such expenses, we granted additional Organizer warrants to our Organizers and non-organizer Director for the additional financial risks undertaken by them.

CAPITALIZATION

The following table shows our capitalization as of June 30, 2007, and our pro forma consolidated capitalization, as adjusted to give effect to the receipt of the net proceeds from the sale of approximately 2,040,000 shares in the initial closing of our offering and a maximum of 2,880,000 shares of common stock in the offering, as well as the midpoint of the offering.  The number of shares shown as outstanding after giving effect to the offering, and the book value of those shares, do not include shares of common stock issuable upon the exercise of the warrants issued to our Organizers and to be issued initial shareholders, respectively, or stock options issuable under our stock incentive plan.  For additional information regarding the number and terms of these warrants and options, see “Description of Common Stock - Warrants,” beginning on page 52 and “Management – Stock incentive plan,” beginning on page 47.

		Budgeted as of June 30, 2007
Shareholders’ equity	Actual	Initial Closing	Midpoint As Adjusted	Maximum As Adjusted
Common stock, $0.01 par value, 5,000,000 shares authorized; 0, 2,040,000, 2,440,000 and 2,880,000 shares, respectively, issued and outstanding as adjusted	$0	$20,400	$24,400	$28,800
Additional paid-in capital (1)	0	20,174,600	24,170,600	28,566,200
Accumulated pre-opening deficit(2)	(3,031,000)	(3,395,000)	(3,395,000)	(3,395,000)
Total shareholders’ equity	$(3,031,000)	$16,800,000	$20,800,000	$25,200,000
Book value per share (3)	N/A	$8.24	$8.52	$8.75

Notes to Capitalization Table

(1)                                  The “As Adjusted” columns reflect the effect of $205,000 in expenses incurred in connection with the offering.

(2)                                  The accumulated pre-opening deficit in the “Actual” column reflects organizational expenses, net of interest income, incurred through June 30, 2007, consisting primarily of consulting and professional fees.  The accumulated pre-opening deficit in the “As Adjusted” columns reflects the estimated organizational expenses of approximately $3,395,000.  These expenses are more fully described in the section titled “Use of Proceeds — Organizational expenses,” beginning on page 17.  Actual expenses may be higher and may therefore increase the deficit accumulated during the pre-opening stage and further reduce shareholders’ equity.

(3)                                  After giving effect to the receipt of the net proceeds from this offering, there is an immediate dilution in the book value per share of $1.76 at the initial closing, $1.48 if we sell 2,440,000 shares, $1.25 if we sell 2,880,000 shares, resulting from the recognition of organizational expenses and other pre-opening expenses, divided by the applicable number of shares.

DILUTION

Net book value per share is determined at any date by subtracting our total liabilities from the total book value of our assets and dividing the difference by the number of shares of our common stock deemed to be outstanding as of that date.  After giving effect to the issuance of between 2,000,000 and 2,880,000 shares of our common stock in this offering at the offering price of $10.00 per share, and after our estimated pre-opening expenses, our pro forma net book value is approximately $16.8 million, or $8.24 per share, at the initial closing, or approximately $25.2 million, or $8.75 per share, assuming the maximum offering.  Assuming the initial closing, this represents an immediate decrease in pro forma net book value of $1.76 per share with respect to any shares purchased in this offering.  Assuming the maximum offering, this represents an immediate decrease in pro forma net book value of $1.25 per share with respect to any shares purchased in this offering.

The following table illustrates the per share dilution with respect to shares issued in this offering:

	Initial Closing	Maximum Offering
Offering price per share	$10.00	$10.00
Pro forma as adjusted net book value per share after the offering	$8.24	$8.75
Dilution per share to new investors in this offering	$1.76	$1.25

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND PLAN OF OPERATIONS

Our financial statements and related notes, which are included in this prospectus, provide additional information relating to the following discussion of our financial condition.  We were incorporated to serve as a holding company for Solera National Bank.  To date, our main activities have been:

•                       seeking, interviewing and selecting our Organizers, Directors and Executive Officers;

•                       preparing our business plan;

•                       applying for a national banking association charter;

•                       applying for FDIC deposit insurance;

•                       researching and selecting systems and vendors;

•                       investigating and negotiating leases, developing building plans and specifications;

•                       preparing an application to become a bank holding company; and

•                       raising equity capital through this offering.

We funded our organizational and pre-opening expenses from direct cash advances made by our Organizers and from draws on a $2.9 million line of credit agreement with The Bankers Bank.  Each of our Organizers and one non-organizer Director provided a limited guarantee on amounts drawn under the line of credit.  Our organizational and pre-opening expenses of approximately $3.6 million are described more fully in the section titled “Use of proceeds - Organizational expenses,” beginning on page 17.

Bankmark & Financial Marketing Services was engaged to assist us during the organizational process.  While Bankmark offers a broad range of organizational and offering related services, its primary area of expertise relates to its assistance in the marketing and administration of the stock offering process.  Consulting services provided by Bankmark in connection with organizational activities include: (i) providing guidance and support to us in connection with the selection of technology, operations, site preparation and other matters incidental to the organization of the Bank, (ii) assisting in the preparation of a pre-opening budget and (iii) providing guidance and advice regarding the chartering process.  Bankmark also provided consulting services related to the offering, including: (i) assisting us in the development and implementation of a capital raising strategy, (ii) assisting us in the preparation of a data management system to facilitate and track the offering process, (iii) providing training to Organizers, Directors and Executive Officers for the purpose of optimizing the sale of our stock, (iv) providing support in the management of capital raising events, and (v) monitoring and analyzing offering event performance.

Bankmark is provided computer network systems for use during the organizational process as well as part-time support staff.  Our agreement with Bankmark expired on July 7, 2007.  In consideration for the consulting services provided under the Bankmark agreement, we paid Bankmark a total of $535,000, all of which will be allocated as consulting services related to our organizational activities.  Under the agreement, we also are responsible for certain expenses incurred in connection with the Bankmark agreement, such as payment for the use of computer network systems and part-time support staff, printing costs, event costs and graphic program development.  These expenses, in the aggregate, totaled approximately $275,000.

We also are engaged Bankmark to assist us in the preparation of our regulatory applications.  Additionally, Bankmark assisted us in preparing an economic assessment of the market area, working with our management team to develop a business plan and pro forma financial information for the application, meeting with our Organizers and Directors to discuss their respective roles and assisting them in completing their portions of the application and preparing the complete Interagency Charter and Federal Deposit Insurance Application that was filed with the regulatory agencies.  Following the filing of the application, Bankmark assisted us in providing responses to matters related to the application raised by, and requests for additional information made by, the regulatory agencies.  Under our agreement with Bankmark, we agreed to pay the firm a consulting fee of $85,000, which amount is in addition to the fees paid to Bankmark for the marketing and consulting services described in the immediately preceding paragraph.

We received final regulatory approvals and opened for business on September 10, 2007.  Solera National Bancorp received regulatory approval from the Federal Reserve Bank of Kansas City to become a bank holding company effective upon its funding of Solera National Bank.

Plan of Operations

On September 10, 2007, we opened for business from 319 South Sheridan Boulevard in Lakewood, Colorado.  The building is approximately 6,200 square feet and is located at the intersection of West Alameda Avenue and South Sheridan Boulevard.  This is a major intersection in the Denver metropolitan area with traffic counts of approximately 140,000 cars per day, thereby offering excellent visibility.  The Bank’s main office has exterior signage posted on the exterior of the building.  The Bank’s main office will target the small to mid-sized businesses, as well as local residents, in the Bank’s market area.

We have also leased space at 5350 Leetsdale Drive, in Denver, Colorado in an office building that is occupied by the Mexican Consulate.  We are currently evaluating strategic alternatives for this space to most effectively provide relevant products and services for the Hispanic market, a subset of the target market on which we intend to focus.  We have negotiated an exclusivity clause in our lease whereby no other financial institution can operate a branch with depository services in this building.  If we decide to operate a branch office from this location, we must obtain prior regulatory approval from the OCC and FDIC.

Our aggregate commitment under the leases is set forth in the notes to the audited financial statements included in this prospectus.  Management believes that these facilities are adequate to meet the Bank’s initial needs.  During its first year of operations, the Bank anticipates hiring seventeen full-time equivalent employees, including 10 officers and 7 staff employees.  We do not expect that Solera National Bancorp will have any employees who are not also employees of the Bank.

The Company is headquartered from the Bank’s main office.  Solera National Bank used approximately $700,000 of the proceeds of the initial closing to purchase furniture, fixtures and equipment and make leasehold improvements at the Bank’s main office.

Solera National Bank will use the remainder of its capital for customer loans, investments and other general banking purposes.  We believe that the minimum initial offering proceeds will enable the Bank to maintain a leverage capital ratio, which is a measure of core capital to average total assets, in excess of 8% for the first three years of operations as required by the OCC.  See “Supervision and Regulation” beginning on page 55.  Accordingly, we do not anticipate raising additional capital during the 12-month period following the offering.  However, we cannot assure you that we will not need to raise additional capital within the first three years of operations or over the next 12-month period.

We are still developing the products and services that the Bank will offer its customers and anticipate engaging in additional product research and development during the 12-month period following the offering.  For more information regarding the Bank’s proposed products and services, please see “Business — Business strategy” on page 24.  For more information regarding our use of offering proceeds, please see “Use of Proceeds” beginning on page 17.

Financial Results

Through June 30, 2007, our net loss since inception was approximately $3.0 million.  As of June 30, 2007, we budgeted to incur a net loss of approximately $3.4 million through the opening date of Solera National Bank.  This loss is attributable to the organizational expenses described in the section titled “Use of Proceeds — Organizational expenses,” beginning on page 7.  In addition, we budgeted offering expenses in the amount of approximately $205,000 through the opening date of Solera National Bank.  These expenses consist of filing fees with the Securities and Exchange Commission, blue sky fees, legal and accounting expenses associated with the offering, and other expenses directly attributable to the stock offering.  Consistent with generally accepted accounting principles, these expenses will be charged against paid-in capital.

Other Accounting Matters

In December 2004, the Financial Accounting Standards Board (FASB) published FASB Statement No. 123 (revised 2004), “Share-Based Payment” (FAS 123(R)).  FAS 123(R) requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued.  FAS 123(R) permits entities to use any option-pricing model that meets the fair value objective in the Statement.

We elected to have FAS 123(R) effective as of December 31, 2005.  Although the impact of this Statement on us will depend upon various factors, among them being our future compensation strategy, we expect the Statement to reduce our earnings compared to if the Statement were not in effect.

The Company will account for warrants that are issued under FAS 123(R) “Share Based Payment” for warrants issued to employees and EITF 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services” for warrants issued to non-employees which provide guidance for determining the measurement date in such equity transactions and the determination of fair value.  Under EITF 96-18, the measurement date is the earlier of (1) the date on which the counterparty is committed to perform and it is probable the counterparty will earn the equity instruments or (2) the date performance is completed.  In the Company’s case, neither of the criteria has been met since the Organizer’s ability to perform is contingent on factors outside the Organizer’s control.  Under FAS 123(R), the grant date of the warrants would equate to the measurement date of the warrants.  Accordingly, the Company intends to determine the measurement date for the warrants when the above criteria have been met and the warrants have been granted to both employees and non-employees in conjunction with the opening of the Bank.  The fair value of the warrants on the measurement date will be reflected in the Company’s statement of operations as a pre-opening expense.

Interest Rate Sensitivity and Liquidity

Since we have been in the organizational stage, we have no results of operations to present at this time.  Net interest income, the Bank’s expected primary source of earnings, will fluctuate with significant interest rate movements.  Our profitability will depend substantially on the Bank’s net interest income, which is the difference between the interest income earned on its loans and other assets and the interest expense paid on its deposits and other liabilities. A large change in interest rates may significantly decrease the Bank’s net interest income and eliminate our profitability. Most of the factors that cause changes in market interest rates, including economic conditions, are beyond our control.  While management intends to take measures to minimize the effect that changes in interest rates will have on the Bank’s net interest income and profitability, these measures may not be effective.  To lessen the impact of these fluctuations, the Bank intends to structure the balance sheet so that repricing opportunities exist for both assets and liabilities in roughly equal amounts at approximately the same time intervals.  Imbalances in these repricing opportunities at any point in time constitute interest rate sensitivity.

Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to change in market interest rates. The rate sensitive position, or “gap,” is the difference in the volume of rate sensitive assets and liabilities at a given time interval.  The general objective of gap management is to actively manage rate sensitive assets and liabilities in order to reduce the impact of interest rate fluctuations on the net interest margin.  The Bank generally will attempt to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize its overall interest rate risk.  Solera National Bank will regularly evaluate the balance sheet’s asset mix in terms of several variables:  yield, credit quality, appropriate funding sources and liquidity.

To effectively manage the balance sheet’s liability mix, management plans to focus on expanding the Bank’s deposit base and converting assets to cash as necessary.  As the Bank continues to grow, management will continuously structure the Bank’s rate sensitivity position in an effort to hedge against rapidly rising or falling interest rates.  The Bank’s asset/liability management committee will meet regularly to develop a strategy for the upcoming period.

Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations.  Solera National Bank can obtain these funds by converting assets to cash or by attracting new deposits.  The Bank’s ability to maintain and increase deposits will serve as its primary source of liquidity.

Other than this offering, we know of no trends, demands, commitments, events or uncertainties that should result in or are reasonably likely to result in our liquidity increasing or decreasing in any material way in the foreseeable future.

BUSINESS

Background

Solera National Bancorp.  We incorporated Solera National Bancorp as a Delaware corporation on January 12, 2006 to serve as a bank holding company for Solera National Bank.  Solera National Bancorp is the resulting corporation of a merger with Patria Corporation, a Colorado corporation (formerly known as Abrazar Corporation).  Initially, the Organizers considered their options of forming the Bank to be either a Colorado state bank or a national banking association.  When the Organizers determined that the Bank would be a national banking association, they also determined that there were benefits to having a holding company that was a Delaware corporation.  Accordingly, Solera National Bancorp was organized as a Delaware corporation, and Patria Corporation was merged into Solera National Bancorp.  Initially, we will have no material business operations other than owning and managing the Bank.

Solera National Bancorp received approval from the Federal Reserve to become a bank holding company.  We have chosen a holding company structure because we believe it will provide flexibility that would not otherwise be available.  With a holding company structure, we may assist the Bank in maintaining its required capital ratios by borrowing money and contributing the proceeds of that debt to the Bank as primary capital.  Additionally, under provisions of the Gramm-Leach-Bliley Act, if we elect to be a financial holding company, we may engage in activities that are financial in nature or incidental or complementary to a financial activity, including merchant banking activities, in which the Bank would be prohibited from engaging.  Although we do not presently intend to engage in these financial activities, we would be able to do so with a proper notice to or filing with the Federal Reserve if we believe that there is a need for these services in our market area, that we can be successful in these activities and that these activities would be profitable.  See “Supervision and Regulation – Solera National Bancorp,” beginning on page 55.

Solera National Bank.  On March 19, 2007 and March 22, 2007, Solera National Bank received preliminary conditional approval as a bank in organization from the OCC and preliminary approval from the FDIC for federal deposit insurance, respectively.  We received final approval of our applications and a license to begin business in early September 2007.  We then opened the Bank for business on September 10, 2007.

Market Opportunities

Primary Service Areas.  Solera National Bank’s primary service area is the Denver metropolitan area.  The Bank’s main office is located at 319 S. Sheridan Boulevard in Lakewood, Colorado.  According to information prepared by the Environmental Systems Research Institute, within a three mile radius of the Bank’s main office, there are approximately 5,200 businesses, 52,000 employees and 165,000 residents.  The main office will target these small to mid-sized businesses, as well as local residents.  This location offers us the ability to target both the entire community, which is the Bank’s primary focus, as well as the Hispanic demographic, given the high predominance of Hispanic households in the area (51.8% within three miles of the Bank’s main office).

We have also leased space at 5350 Leetsdale Drive, in Denver, Colorado in an office building that is occupied by the Mexican Consulate.  We are currently evaluating strategic alternatives for this space to most effectively provide relevant products and services for the Hispanic market, a subset of the target market on which we have focused.  We have negotiated an exclusivity clause in our lease whereby no other financial institution can operate a branch with depository services in this building.  The Mexican Consulate services approximately 4,000 customers a month and issues approximately 75 Matricula Consular cards a day.  We anticipate executing an agreement whereby each week, bilingual bankers from Solera National Bank will staff tables in the Consulate processing room to provide information on our products and services.  There will also be a permanent display of information on products and services offered by Solera National Bank.  Finally, we expect to host quarterly financial education workshops on-site covering topics ranging from the basics of banking to investments and home ownership.

In addition, the Company executed a lease at 5801 W. Alameda Ave. in Lakewood, Colorado as the Company’s temporary headquarters.  The Company is currently operating from 319 South Sheridan Boulevard, as its permanent location.  The space at 5801 West Alameda has been vacated, and the Company is in the process of subleasing the space.

We believe that Solera National Bank will draw most of its customer deposits and conduct most of its lending transactions from and within its primary service areas.  Management believes that the Denver metropolitan area has a solid economy and a stable population.  This situation offers encouraging opportunities for new businesses, including financial service providers such as the Bank, that wish to serve this affluent and expanding market.  We believe that the communities within and surrounding the Denver metropolitan area will enthusiastically welcome and support a new locally-owned and operated commercial bank. As a community bank, Solera National Bank will be designed to serve the needs of the residents, small- to medium-sized businesses and professionals within the Denver metropolitan area.

Local Economy.  The Denver metropolitan area is undergoing positive economic change and is capitalizing on the opportunities associated with such change.  As an independent community bank, Solera National Bank will be designed to serve the needs of residents, small- to medium-sized businesses, and professionals.

According to data compiled by the Metro Denver Economic Development Commission, per capita personal income in the Denver metro area has increased steadily in recent years.  The per capita personal income for the Denver Metro area increased 4.1% from 2001 to 2004, rising from $39,717 to $41,363.  During that same time period, the per capita personal income for the state of Colorado grew 4.7%, rising from $34,493 in 2001 to $36,113 in 2004.  Also between 2001 and 2004, the United States per capita personal income increased 8.1%, with the per capita income rising from $30,574 in 2001 to $33,050 in 2004.

The Denver metropolitan area has experienced population growth averaging 1.9% per year from 1997 to 2006 and is expected to grow at a rate of 43% from 2006 to 2030, increasing from 2.7 million people in 2006 to 3.8 million in 2030.  During the same time period, the overall United States population is expected to grow 21.4%.  Total population in the seven-county Metro Denver region reached approximately 2.67 million in 2006, a 1.6% increase over 2005.

In addition to population growth, the median price of an existing single-family home in the Denver metropolitan area was $247,100 in 2005, making the region the 36th most expensive housing market in the country, according to the National Association of Realtors.  Denver home prices increased 3.3% from 2004 to 2005, compared to a national increase of 12.2% over the same period.

In addition to its focus on the Denver metropolitan area as its primary market, the Bank is targeting the Hispanic population as a secondary focus.  In 2005, approximately 35% of the City and County of Denver’s residents were of Hispanic descent.  It is important to the Bank’s success to target its entire market area, of which the Hispanic population is a significant portion.  The Bank intends to attract the Hispanic population through its customer service and targeted marketing.  The Bank will also offer services that will assist its entire banking market, including the Hispanic population, such as wire transfers and stored value cards.

Competition.  The market for financial services is rapidly changing and intensely competitive and is likely to become more competitive as the number and types of market entrants increase.  Solera National Bank will compete in both lending and attracting funds with other commercial banks, savings and loan associations, credit unions, consumer finance companies, pension trusts, mutual funds, insurance companies, mortgage bankers and brokers, brokerage and investment banking firms, asset-based non-bank lenders, government agencies and certain other non-financial institutions, including retail stores, that may offer more favorable financing alternatives than the Bank.

According to information disclosed on the FDIC’s website (www.fdic.gov), as of June 30, 2006, most of the deposits held in traditional banking institutions in our primary banking market are attributable to super-regional banks (serving several states) and branch offices of out-of-state banks.  We believe that banks headquartered outside of our primary service areas often lack the consistency of local leadership necessary to provide efficient service to individuals and small- to medium-sized business customers.  Through our local ownership and management, we believe that Solera National Bank will be uniquely situated to efficiently provide these customers with loan, deposit and other financial products tailored to fit their specific needs.  We believe that the Bank can compete effectively with larger and more established banks through an active business development plan and by offering local access, competitive products and services, and more responsive customer service.

Deposit Growth.  As of June 30, 2006, deposits at financial institutions in the seven county Denver metropolitan area have increased by 24.2% over the past three years to $47.9 billion.  The top six institutions are all headquartered out of state and accounted for 53% of the market share.  Over the same period of time, the number of banking offices increased by 14%, demonstrating the opportunity the Denver metropolitan market represents.  We believe that our Bank can compete effectively in the Denver metropolitan area by offering competitive products and services as well as providing more responsive customer service as a locally-owned community bank.

Business Strategy

Management Philosophy.  Solera National Bank will be a full-service commercial bank dedicated to providing superior customer service to the individuals and businesses in our community.  Its primary focus will be on local businesses, professionals and individuals to whom quality banking service is a critical, but lacking, element in their current banking relationships.  We believe that this philosophy, encompassing the service aspects of community banking, will distinguish the Bank from its competitors.  To this end, the Bank will endeavor to hire the most qualified and experienced people in the market who share the Bank’s commitment to customer service.  We believe that this is an opportunity for a locally-owned and locally-managed community bank to acquire a significant market share by offering an alternative to the less personal service offered by many larger banks.  Accordingly, the Bank is implementing the following operating and growth strategies.  Lastly, we will focus on the local Hispanic population, who often are not currently affiliated with any banking institutions.

Operating Strategy.  In order to achieve the level of prompt, responsive service that we believe will be necessary to attract customers and to develop the Bank’s image as a local bank with a community focus, Solera National Bank has begun to employ the following operating strategies:

•                       Experienced senior management.  The Bank’s senior management possesses extensive experience in the banking industry, as well as substantial business and banking contacts in our primary service areas.  For example, the President and Chief Executive Officer, Paul Ferguson, has over twenty-eight years of banking experience.  Our Regional President and Senior Lending Officer, Mark Martinez, has over twenty-five years of banking experience.  James Pérez Foster, the Chairman of the Board, has almost ten years of private wealth management experience.  Robert Fenton, the Executive Vice President, Chief Operating Officer and Chief Financial Officer has over twenty years of financial services experience.

•                       Quality employees.  Solera National Bank will strive to maintain highly trained and seasoned staff.  The Bank plans to train its staff to answer questions about all of the Bank’s products and services so that the first employee the customer encounters can resolve any questions the customer may have.  We also plan to hire primarily bilingual officers and staff to target diverse banking customers, including the Hispanic community.

•                       Community-oriented Board of Directors.  All of the Bank’s Directors are either experienced bankers or local business and community leaders.  Most of its Directors are residents of our primary service areas, and most have significant business ties to the Bank’s primary service areas, enabling them to be sensitive and responsive to the needs of the community. Additionally, the Board of Directors represents a wide variety of business experience and community involvement.  We expect that the Directors will bring substantial business and banking contacts to Solera National Bank.

•                       Well situated site.  The main office, located at 319 South Sheridan Boulevard in Lakewood, Colorado, occupies a highly visible location at a major traffic intersection.  The Bank may operate another facility at 5350 Leetsdale Drive, Denver, Colorado in the same office building as the Mexican Consulate to capitalize on the high traffic from our target demographic.  We believe that these sites will give the Bank a highly visible presence in a market that is dominated by branch offices of banks headquartered out of the area.  We believe this will enhance the Bank’s image as a strong competitor.

•                       Individual customer focus.  Solera National Bank will focus on providing individual service and attention to our target customers, which include local businesses, professionals and individuals.  As the employees, officers and Directors become familiar with the Bank’s customers on an individual basis, the Bank will be able to respond to credit requests more quickly and be more flexible in approving complex loans based on collateral quality and personal knowledge of the customer.  The Bank’s products and services will be supported by effective technical and non-technical service delivery systems.  Clients will enjoy the convenience of on-site visits by the Bank’s business relationship managers, a courier service for non-cash deposits, business consultation services, and tax return preparation.  To make customers feel more comfortable, we expect to create residential-looking customer contact zones.

•                       Financial education and information resource center. Solera National Bank plans to serve as a financial and information center for the community, and will assemble and sponsor professionals to conduct seminars and workshops on a variety of subjects of interest to assist members of our community in developing or enhancing their personal and professional effectiveness.  The Bank also plans to sponsor periodic luncheons that will bring clients and prospects of complimentary industries together to network and discuss common business interests.  In addition, the Bank plans to offer seminars and programs on financial literacy to educate and empower the Hispanic market.

•                       Officer and Director call program.  We are in the process of implementing an active officer call program through business relationship managers to promote our philosophy.  The purpose of this call program will be to visit prospective customers and to describe our products, services and philosophy and attending various business and community functions.  All of our officers have extensive contacts in the Denver metropolitan market area alliance of local professionals.  We also intend to form contacts with local professionals to whom and from whom banking services can be referred.

•                       Marketing and advertising.  The most significant marketing during the infancy of the Bank will be calls on contacts provided by the officers, Directors, Organizers, and shareholders of Solera National Bancorp.  In addition, the Bank engaged an experienced local marketing firm, who will provide leadership, direction and guidance to the sales operation of the Bank.  The firm will research, develop and recommend strategies for profitably distributing the Bank’s loan and deposit products.

Growth Strategies.  Because we believe that the growth and expansion of the Bank’s operations will be significant factors in our success, Solera National Bank has begun to implement the following growth strategies:

•                       Capitalize on community orientation.  We plan to capitalize on the Bank’s position as an independent, locally-owned community bank to attract individuals, professionals and local business customers that may be underserved by larger banking institutions in our market area.  As discussed previously, this will include tailoring services to the needs of the local community, particularly the Hispanic population.

•                       Emphasize local decision-making.  The Bank will emphasize local decision-making by experienced bankers.  This will help the Bank attract local businesses and service-minded customers.

•                       Attract experienced lending officers.  Solera National Bank will seek to hire experienced, well-trained lending officers capable of soliciting loan business immediately.  By hiring experienced lending officers, the Bank will be able to grow much more rapidly than it would if it hired inexperienced lending officers.

•                       Offer fee-generating products and services.  The Bank’s range of services, pricing strategies, interest rates paid and charged, and hours of operation will be structured to attract its target customers and increase its market share.  Solera National Bank will strive to offer the small business person, professional, entrepreneur, and consumer the best loan services available while charging competitively for these services and utilizing technology and strategic outsourcing to increase fee revenues.

•                       Small Business Lending.  The Bank will provide services and capabilities for small to medium sized business utilizing SBA-guaranteed long term financing for business acquisition, debt refinancing, working capital, real estate and equipment.  We have hired two loan officer(s) with extensive knowledge of small business lending that will enable the Bank to customize a loan program to provide adequate funding for the needs of these potential customers.

•                       Loan Production Offices.  The Bank may consider establishing loan production offices (LPO) within the first four years of operation.  Any such LPO would likely be in adjacent market areas that complement the goals and objectives of Solera National Bank.  The Board would proceed with an LPO only when it would be considered safe, sound, and economically viable.  The decision to open an LPO would be preceded by the appropriate due diligence and regulatory approval.

Lending Services

Lending Policy.  The Bank offers a full range of lending products, including commercial loans to small- to medium-sized businesses, professionals, and consumer loans to individuals.  The Bank understands that it is competing for these loans with competitors who are well established in its primary market area and have greater resources and lending limits.  As a result, Solera National Bank may initially have to offer more flexible pricing and terms to attract borrowers.  We feel a quick response to credit requests will provide the Bank a competitive advantage.

The Bank’s loan approval policies provide for various levels of officer lending authority.  When the amount of total loans to a single borrower exceeds that individual officer’s lending authority, an officer with a higher lending limit or the Bank’s loan committee will determine whether to approve the loan request.  The Bank will not make any loans to any of its Directors or Executive Officers unless the Board of Directors, excluding the interested party, first approves the loan, and the terms of the loan are no more favorable than would be available to any comparable borrower.

Lending Limits.  The Bank’s lending activities are subject to a variety of lending limits.  Differing limits apply based on the type of loan or the nature of the borrower, including the borrower’s relationship to the Bank.  In general, however, the Bank may loan any one borrower a maximum amount equal to either:

•                       15% of the Bank’s capital and surplus; or

•                       25% of its capital and surplus and allowance for loan losses if the amount that exceeds 15% is secured by readily marketable collateral, as determined by reliable and continuously available price quotations.

These lending limits will increase or decrease as our capital increases or decreases as a result of its earnings or losses, among other reasons.

Credit Risks.  The principal economic risk associated with each category of loans that the Bank expects to make is the creditworthiness of the borrower.  Borrower creditworthiness is affected by general economic conditions and the strength of the relevant business market segment.  General economic factors affecting a borrower’s ability to repay include inflation and employment rates, as well as other factors affecting a borrower’s customers, suppliers and employees.  The well-established financial institutions in our primary service areas are likely to make proportionately more loans to medium- to large-sized businesses than we will make.  Some of the Bank’s anticipated commercial loans will likely be made to small- to medium-sized businesses that may be less able to withstand competitive, economic and financial pressures than larger borrowers.

Real Estate Loans.  Solera National Bank will make commercial real estate loans, construction and development loans and residential real estate loans.  The following is a description of each of the major categories of real estate loans that the Bank expects to make and the anticipated risks associated with each class of loan.

•                       Commercial real estate.  Commercial real estate loan terms generally will be limited to five years or less, although payments may be structured on a longer amortization basis.  Interest rates may be fixed or adjustable, although rates typically will not be fixed for a period exceeding 60 months.  Solera National Bank will generally charge an origination fee for its services.  The Bank generally will require personal guarantees from the principal owners of the property supported by a review by Bank management of the principal owners’ personal financial statements.  Risks associated with commercial real estate loans include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and the quality of the borrower’s management.  The Bank will limit its risk by analyzing borrowers’ cash flow and collateral value on an ongoing basis.

•                       Construction and development loans.  Solera National Bank will consider making owner-occupied construction loans with a pre-approved take-out loan.  The Bank will also consider construction and development loans on a pre-sold basis.  If the borrower has entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a pre-sold basis.  If the borrower has not entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a speculative basis.  Construction and development loans are generally made with a term of twelve to eighteen months and interest is paid monthly.  The ratio of the loan principal to the value of the collateral as established by independent appraisal typically will not exceed industry standards.  Speculative loans will be based on the borrower’s financial strength and cash flow position.  Loan proceeds will be disbursed based on the percentage of completion and only after the project has been inspected by an experienced construction lender or third-party inspector.

Risks associated with construction loans include fluctuations in the value of real estate and new job creation trends.

•                       Residential real estate.  The Bank’s residential real estate loans will consist of residential second mortgage loans, home improvement loans and traditional mortgage lending for one-to-four family residences that conform to Fannie Mae and Freddie Mac guidelines.  The Bank expects that any long-term fixed rate mortgages will be underwritten for resale to the secondary market.  It will offer primarily adjustable rate mortgages.  The majority of fixed rate loans will be sold in the secondary mortgage market.  All loans will be made in accordance with our appraisal policy with the ratio of the loan principal to the value of collateral as established by independent appraisal not exceeding 80%, unless the borrower has private mortgage insurance.  The Bank expects that these loan-to-value ratios will be sufficient to compensate for fluctuations in real estate market value and to minimize losses that could result from a downturn in the residential real estate market.  The Bank also intends to work with local housing authorities to develop loan assistance programs.

Commercial Loans.  Solera National Bank expects that loans for commercial purposes in various lines of businesses will be one of the components of the Bank’s loan portfolio.  The target commercial loan market will be retail establishments and small- to medium-sized businesses.  The terms of these loans will vary by purpose and by type of underlying collateral, if any.  The commercial loans will primarily be underwritten on the basis of the borrower’s ability to service the loan from income.  The Bank will typically make equipment loans for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term.  Loans to support working capital will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory or personal guarantees of the principals of the business.  For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal will typically be due at maturity.  The quality of the commercial borrower’s management and its ability both to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to effectively respond to such changes are significant factors in a commercial borrower’s creditworthiness.  The Bank expects to make Small Business Association (SBA) loans and hopes to achieve “preferred lender” status to accelerate SBA loan processing.

Consumer Loans.  Solera National Bank will make a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, second mortgages, home equity loans and home equity lines of credit.  The amortization of second mortgages will generally not exceed 15 years and the rates will generally not be fixed for over 12 months.  Repayment of consumer loans depends upon the borrower’s financial stability and is more likely to be adversely affected by divorce, job loss, illness and personal hardships than repayment of other loans.  Because many consumer loans are secured by depreciable assets such as boats, cars and trailers, the loan should be amortized over the useful life of the asset.  The loan officer will review the borrower’s past credit history, past income level, debt history and, when applicable, cash flow and determine the impact of all these factors on the ability of the borrower to make future payments as agreed.  We expect that the principal competitors for consumer loans will be the established banks and finance companies in the Bank’s market.  Other consumer loans will include new and used vehicle loans.

Composition of Portfolio.  The following table sets forth management’s estimate of the percentage composition of the Bank’s loan portfolio during its first three years of business.

Percentage
Commercial real estate	40%
Home equity	20%
Commercial	20%
Construction loan	5%
Residential real estate	10%
Consumer	5%
Total	100%

Investments

In addition to loans, Solera National Bank will make other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other government agencies.  No investment in any of those instruments will exceed any applicable limitation imposed by law or regulation.  The asset-liability management committee will review the investment portfolio on an ongoing basis in order to ensure that the investments conform to the Bank’s policy as set by its Board of Directors.

Asset and Liability Management

The asset-liability management committee will oversee the Bank’s assets and liabilities and will strive to provide a stable, optimized net interest margin, adequate liquidity and a profitable after-tax return on assets and return on equity.  The committee will conduct these management functions within the framework of written loan and investment policies that the Bank will adopt.  The committee will attempt to maintain a balanced position between rate sensitive assets and rate sensitive liabilities.  Specifically, it will chart assets and liabilities on a matrix by maturity, effective duration and interest adjustment period and attempt to manage any gaps in maturity ranges.

Deposit Services

Solera National Bank will seek to establish a broad base of core deposits, including savings accounts, checking accounts, money market accounts, as well as a variety of certificates of deposit and individual retirement accounts.  The Bank intends to leverage our initial shareholder base, which is expected to be comprised primarily of residents of the Bank’s primary service areas, into a source of core deposits.  In addition, the Bank is implementing an aggressive marketing program in its primary service areas and will feature a broad product line and competitive rates and services.  The primary sources of deposits will be residents of, and businesses and their employees located in, the Bank’s primary service areas.  Solera National Bank plans to obtain these deposits through personal solicitation by its officers, Organizers and Directors, direct mail solicitations and advertisements published in the local media.  The Bank is also exploring the idea of individual development accounts, which are restricted savings accounts designed to help people with few assets accumulate savings.

Other Banking Services

Other anticipated banking services include cashier’s checks, travelers’ checks, money orders, direct deposit of payroll and Social Security checks, night depository, bank-by-mail, Internet banking, telephone banking, automated teller machine cards, debit cards, wire transfers, stored value cards, and tax preparation.  The Bank plans to become associated with one or more nationwide networks of automated teller machines that its customers will be able to use throughout Colorado and other regions.  The Bank also plans to offer credit card and merchant card services through a correspondent as an agent for the Bank.  It also may offer expanded financial services, such as insurance, financial planning, investment and trust services; in each case, if offered, we would expect initially that the Bank would do so through strategic partners.  The Bank does not plan to exercise trust powers and may do so in the future only with prior regulatory approval.

Employees

The Bank’s success will depend, in part, on its ability to attract, retain and motivate highly qualified management and other personnel, for whom competition is intense.  Solera National Bank began operations with seventeen full-time equivalent employees, including ten officers and seven staff members.  We do not expect that Solera National Bancorp will have any employees who are not also employees of the Bank.

MANAGEMENT

General

Our bylaws provide that the Board of Directors shall consist of not less than one, the exact number to be determined from time to time by the Board.  Initially only Robert Fenton and James Pérez Foster served as the

Directors of Solera National Bancorp.  The Board of Solera National Bancorp has since been increased to fifteen persons, with each of the persons set forth in the table included on page 3 serving as Directors.  The current slate of Directors will hold office until the first annual meeting of our shareholders and until their respective successors are chosen and qualify.  Thereafter, Directors will be elected each year at our annual meeting.  Our Executive Officers are elected by our Board of Directors and hold office at the Board’s discretion.

The bylaws of Solera National Bank provide that the Board of Directors shall consist of not less than five nor more than twenty-five persons, the exact number to be determined from time to time by the Board.  The Bank’s initial Board of Directors will be composed of fifteen persons.  Each of the Directors of Solera National Bancorp is also a Director of the Bank.  Each of the Bank’s Directors will serve until the first annual meeting of the shareholders of the Bank and until their respective successors are chosen and qualify.  Thereafter, Directors will be elected by Solera National Bancorp, as sole shareholder of the Bank.  The Executive Officers of Solera National Bank are elected by the Board of Directors of the Bank and hold office at the Board’s discretion.

Background of Organizers, Directors and Executive Officers

The following is a biographical summary of each of the Organizers, Directors and Executive Officers of Solera National Bancorp and Solera National Bank:

Paul Ferguson (Organizer, Inside Director, President and Chief Executive Officer)

Mr. Ferguson brings more than twenty-eight years of diverse senior executive management banking experience to Solera National Bancorp.  Prior to joining Solera National Bancorp, Mr. Ferguson was Senior Executive Vice President and Chief Credit Officer for WestStar Bank, Avon, Colorado from 2001 through 2006.  In this role, Mr. Ferguson was responsible for assigning and approving all credit authority, as well as supervising delegation of credit authority for this $725 million, 23 branch bank.  In addition, Mr. Ferguson developed and maintained all credit policies and procedures, was responsible for all credit training, credit administration, loan operations, the internal credit review process, special assets, consumer loan and small business originations, compliance and budgeting.  Mr. Ferguson reported to the WestStar Bank board of directors and was the bank’s primary liaison with all state and federal regulatory agencies concerning all credit related matters.

In 2000 and 2001, Mr. Ferguson was the Principal and Owner of PMF Financial Partners LLC, Holderness, New Hampshire.  During this period, Mr. Ferguson was engaged by the board of directors of First Alliance Bank, Manchester, New Hampshire and was approved by numerous bank regulatory agencies to act as a liaison between the FDIC and New Hampshire’s state banking regulators in all financial and operational issues of this troubled FDIC insured bank.  In this role, Mr. Ferguson consulted with the board of directors on a day-to-day basis and was responsible for all CEO responsibilities and strategies.  Working with the various regulatory agencies Mr. Ferguson formulated and executed a plan to divest or liquidate all of the assets of the bank, without loss to the FDIC.

From 1998 through 2000, Mr. Ferguson was President and Chief Executive Officer of Pemi-National Bank, Plymouth, New Hampshire, which was a $175 million, 8 branch, and 100-employee financial institution.  The bank operated as a stand-alone franchise, and Mr. Ferguson’s responsibilities included all financial and accounting reporting, regulatory reporting and coordination, asset / liability management, all credit and credit-related functions, operations, investment portfolio management, all bank policies and procedures, marketing, business development, human resource management, strategic planning, retail banking, audit, training, internal credit review, technology and risk management.  Mr. Ferguson was a member of the board of directors and executive committee.  In 1997 and 1998, Mr. Ferguson was Executive Vice President and Chief Credit Officer of CFX Bank, Concord, New Hampshire.  CFX Bank was a $2 billion bank where Mr. Ferguson directed all lending activities for the state of New Hampshire.  During this time, Mr. Ferguson created and implemented a strategic integration plan for this multi-bank organization.  Mr. Ferguson served as chairman of the executive credit committee, loan policy and business development committees.

Between 1991 and 1997, Mr. Ferguson was Executive Vice President and Senior Banking Officer of Concord Savings Bank / Community Bancshares Inc., Concord, New Hampshire. Community Bancshares was a multi-bank holding company with $600 million in assets. During this period, Mr. Ferguson served as Chief Credit Officer in charge of all lending activities, asset / liability management and pricing, retail banking, and operations.

He also facilitated merger and acquisition due diligence, as well as the bank integration processes.  In addition, Mr. Ferguson was President of Community Mortgage.  Mr. Ferguson chaired the credit committee, asset/liability committee, credit policy committee, business development committee, and pricing committee and was also a member of the operations, compliance, CRA, technology and finance committees.  During this period, Mr. Ferguson also acted as the primary bank representative with all banking regulatory agencies.

From 1984 to 1991, Mr. Ferguson was Regional President for First New Hampshire Bank / Bank of Ireland Holding Inc., Manchester, New Hampshire, which was a $2.8 billion, multi-bank holding company where he was responsible for developing and implementing a strategic plan to expand the bank’s market penetration in the southern tier of New Hampshire.  From 1979 to 1983, Mr. Ferguson was a Vice President and Credit Officer for Indian Head National Bank / Fleet Bank, Concord, New Hampshire.  Mr. Ferguson began his banking career in 1977 working for First National Bank of Central Jersey, Bridgewater, NJ as a Management Trainee, where he received formal credit training.  Mr. Ferguson completed the three-year comprehensive training program in 1979.

Mr. Ferguson graduated from Rutgers University, New Brunswick, New Jersey in 1976 with a B.A. Degree in Economics and Business and has been associated with the Risk Management Association (RMA) for his entire career, where he has taken extensive additional banking educational course work. In addition to Mr. Ferguson’s extensive banking experience, he has served on numerous corporate board of directors, including serving from 1999 – 2000 on the Federal Reserve Bank of Boston Board of Directors, representing financial institutions through out New England.  Mr. Ferguson was elected as a founding Board of Director member of the New England Loan Marketing Corporation (Nellie Mae), a $3.2 billion corporation that served as a student loan secondary market where he was the Chairman of the Audit Committee from 1989 – 1998.  From 1995 – 1997, Mr. Ferguson served as a Board of Director member for Center Point Bank, Bedford, New Hampshire, representing Community Bancshares Inc. as a principal shareholder.

Mark Martinez (Regional President and Senior Lending Officer)

Mr. Martinez is a seasoned community banker, having worked in the Denver banking industry since 1977.  From March 2004 through March 2006, Mr. Martinez was responsible for the establishment and overall management of IronStone Bank operations in the state of Colorado, including retail, private banking, small business and commercial lines of business.  In this position, Mr. Martinez had CEO-level responsibility, serving as a defacto President for IronStone Bank’s local operations and exercised considerable autonomy in decision making, growth development, policy and oversight of all functional areas and operations of the bank.  While at Heritage Banks from June 2002 through March 2004, Mr. Martinez was responsible for the management of several divisions and functional areas of the organization including mortgage lending, investment services, human resources, community relations, marketing, training, and facilities.  He was also responsible for the delivery of revenue enhancement and expense control initiatives to the retail side of the organization.  He served as a member of the Executive Management Committee, which worked at the direction of the Board of Directors to implement policy and strategic planning.  From January 2001 through June 2002, Mr. Martinez was Vice President with Merchants Mortgage & Trust Corporation.  He was responsible for the management and delivery of commercial and residential lending services for this locally-owned and privately held residential and commercial mortgage company. At Key Bank, from 1995 to 2001, he was responsible for delivering a full range of credit, depository, cash management, investment, insurance, leasing and e-commerce products to Colorado entrepreneurs through a 45 bank delivery system.  He managed a staff of 39 business banking specialists throughout the state.  He was also a member of the District Senior Management Team charged with all aspects of sales, service and operations management for its Colorado banks.  He was responsible for the management of all Key’s Community Banking operations in Colorado from April, 1996 through January, 1997, which was a 27 branch delivery system.  In this role, he was responsible for sales, service and operations for the consumer, retail private banking and small business banking divisions representing 300 of Key’s 500 Colorado employees.

At Norwest from 1989 to 1995, he held several positions.   In his last position, he was responsible for building a portfolio of Commercial Banking clients with an emphasis in energy and mineral related loan and deposit relationships.  For several years, he served in the special assets division, working to resolve problematic loan portfolios of several of its local banks.  Responsibilities also included serving as a member of the Corporate Loan Administration Committee. Earlier, he managed all lending related functions of one of its metro area banks, including commercial and consumer lending, special assets, loan operations and credit analysis.  He chaired the bank loan committee and the business development committee and was the primary contact point for loan review and regulatory agencies.  At Affiliated First Colorado Bank & Trust, from 1986 to 1989, he managed a commercial loan portfolio, handling all credit and depository needs of his clients.  Mr. Martinez later joined a group of officers who formed a special assets division.  Additionally, he managed the credit analysis function and served on the Bank Loan and Loan Administration Committees.  In prior positions he managed the commercial and consumer lending and lending support functions of a Denver area community bank and was responsible for coordination of the bank’s business development function.  He chaired the loan and delinquency committees and was involved in the general management, profit planning and budgeting processes of the bank.  Prior to that, he managed a portfolio of professional clients and closely held businesses and chaired the business development committee and was a member of the loan and delinquency committees.  He participated in the formal credit and management training program of the bank.

James Pérez Foster (Organizer, Inside Director and Chairman)

Born and raised in New York City, Mr. Foster attended the Maxwell School of Citizenship and Public Affairs at Syracuse University and graduated with a B.A. in International Relations.  He is a third-generation Hispanic American and comes from a family with a long tradition of social action and community advocacy.  Since September 2003, Mr. Foster has been Head of Business Development for Technical Analyst, Dan Zanger, a Woodland Hills, CA-based Hedge Fund and financial advisory newsletter.  He is involved in all strategic planning and growth initiatives with the primary objective of identifying and prioritizing staff, sales and marketing optimization.  In November 2001, Mr. Foster became Executive Vice President of family-owned, Media Luna, Ltd., a multi-lingual publishing company specializing in Spanish-translation textbooks for the pharmaceutical and multi-media industries.  In March 2000, Mr. Foster co-founded Nascent State, Inc., a media consulting company.  He served as a Director, Chief Operating Officer and Vice President of Finance, overseeing a staff of 35 individuals in three U.S. cities.  In his role as Chief Operating Officer and Vice President of Finance, he established and executed all operating policies, financial controls and departmental budget oversight.  In 2000, gross revenue was $3.2 million.  The firm worked closely with Fortune 500 clientele to establish and identify marketing initiatives and prioritization.  From 1992 through 2000, Mr. Foster was a private money manager on Wall Street with American Express Financial Advisors, Merrill Lynch & Co.’s Private Client Group, and serving as a Vice President at Smith Barney, Inc. all of which are located in New York City.  He managed $58 million in assets, specializing in portfolio management, asset-allocation financial planning and market analysis for Hispanic households and businesses and high-net-worth entertainment personalities. Mr. Foster lectured frequently to first-time investors, promoting financial literacy and empowerment opportunities.  As a financial consultant with Merrill Lynch in New York City, he graduated from the Professional Development Program and won the Merrill Lynch Circle of Achievement Award (awarded to only one PDP candidate in the New York City, Merrill Lynch Region) for strength and quality of portfolio management.  Mr. Foster formerly held Series 7 and Series 63 securities licenses and Life/Variable Annuities licenses.  All were issued from the State of New York.

Robert Fenton (Organizer and COO / CFO)

Mr. Fenton brings more than 20 years of financial services industry experience.  Mr. Fenton joined the bank project in January 2005 as an Organizer and a full-time consultant in April 2005.  Prior to this, he was the CFO of Visa Debit Processing Services (DPS), a division of Visa USA.  DPS is the 2nd largest processor of Visa transactions in the world.  He served in that capacity from October 2002 through July 2004.  Prior to joining Visa, Mr. Fenton was the CFO of E*TRADE Bank from January 2001 through October 2002.  At the time, E*TRADE Bank was a $15 billion savings bank, the fifth largest OTS-regulated bank in the country.  Before joining E*TRADE, Fenton held several leadership positions, domestically and internationally, during his 15 years with Citicorp/Citibank (now Citigroup).  In his final role at Citi, Mr. Fenton was the CFO of the Travel and Business Strategic Business Unit, an operating unit of Citi Cards North America.  The business unit managed approximately three million accounts and $10 billion in credit card receivables and was responsible for the Citibank AAdvantage card, the premier co-branded airline reward card in the industry.

Prior to his tenure at Citigroup, Fenton spent five years with PepsiCo in various finance roles, as well as two years at Price Waterhouse (now known as PricewaterhouseCoopers).  Mr. Fenton is a CPA (inactive license) and has an MBA in Finance.  He was a voting member of the Credit Committee of E*TRADE Bank and also served on the credit committee for Citibank in the Washington DC metro area.  Mr. Fenton has extensive experience directing the business planning and annual budget  process in his roles at Citibank, Visa and E*TRADE, where his responsibilities included establishing financial targets for departments, divisions, businesses and individual countries (at Citibank), and reviewing and approving annual budgets.  The largest expense budget he has directly managed at a business level was approximately $250 million.  While at Citibank in Brussels, Belgium, he was responsible for the annual and strategic planning process for all of Citibank’s European Consumer businesses covering 10 countries, approximately 500 branches and 7,500 employees. In his role as CFO for the Travel and Business Strategic Business unit within Citibank’s U.S. card business, he was involved in re-negotiating the co-brand contract with American Airlines and participating in the development and rollout of new products.  As a board member of the Northland United Way Services in Kansas City, Missouri from 1998-2000, he participated in the annual fund raising campaign.

Ronald Montoya (Organizer, Director and Vice Chairman)

Ronald Montoya has been President & CEO of Plasticomm Industries, Inc. since the company was founded in 1990.  A supplier, assembler and manufacturer of telecommunications products, cable and cable products, Plasticomm is based in Denver, Colorado.  Plasticomm Industries was ranked #19 on the Inc. Magazine Inner City 100 list, placing for the third year running.  Mr. Montoya is also owner of Innov8 Solutions USA and President & CEO of Plastic Supply Inc., in Albuquerque, New Mexico.   He has also held the office of Director for the Office of Minority Business for the State of Colorado.  Mr. Montoya holds a Bachelor of Arts degree from the University of Colorado, 1972, and Juris Doctorate from the University of Denver, 1977.  Mr. Montoya is a dedicated member of several community boards, including service as a board member for National Jewish Hospital, Metro State College Foundation, St. Joseph’s Hospital Foundation, Denver Hotel Authority, Colorado Forum and many others.  He has lived in the Denver community for 65 years.  He has 12 years of experience sitting on Advisory Boards and was an advisory board member for 12 years for U.S. Bank.   He served as the Chairman of the Board for the U.S. Hispanic Chamber of Commerce from 1996 to 1998, and as Executive Director of the Colorado Office of Minority Business from 1986 to 1990.

Norma Akers (Organizer and Director)

Norma Akers spent 25 years working for AT&T and Lucent in various business management, finance, information officer and diversity roles within the company.  Her last position with Lucent Technologies was Director of Sales for the account management relationship for Qwest managing the Lucent Technologies Sales team.  She retired from Lucent Technologies in 2001.

Ms. Akers came to the United States in 1977 after receiving her B.S. degree at the University in Tegucigalpa, Honduras in Accounting. Graduating with honors, Ms. Akers received the opportunity to earn her international Masters in Business Administration in the United States through financial aid provided by the Honduran investment corporation.  In 1980, after studying the English language and two years of graduate school, Ms. Akers graduated from the University of Dallas, Braniff School of Management with an MBA in International Finance.  While at Lucent, Ms. Akers mentored many inner city Hispanic high school children getting them financial support and aid in order to fulfill their dreams of going to college.  Since retiring, Ms. Akers has spent time consulting in different capacities around the Denver metropolitan area.  She has personally aided the state by providing translation services to the Colorado Department of Education.  She has continued to support young Hispanic school children through continued mentoring and the Junior Achievement area program for inner city Denver.

Rob Alvarado (Organizer and Director)

Since March 2004, Mr. Alvarado has served as Executive Vice President and Legal Counsel at Palo Alto Inc., which owns and operates over 150 food franchises in Colorado, California, New Mexico and Virginia.  Prior to that, he was an Associate with Brownstein Hyatt & Farber P.C. from December 2002 through March 2004.  Before joining Brownstein Hyatt & Farber P.C., Mr. Alvarado was a Financial Analyst / Operations Consultant for Palo Alto, Inc. from May 2001 through December 2002.  Mr. Alvarado received his law degree from the University of Denver, College of Law.  In addition, he holds an MBA from the University of Denver, Daniels College of Business, and an undergraduate degree in hotel and restaurant management from Cornell University.  He sits on the Board of Directors of Cordillera Asset Management as well as Urban Peak of Denver.  Cordillera is a privately held investment firm with approximately $500 million in assets that focuses on small cap stocks and invests money on behalf of corporations, pensions and a few small investors.  He has served on this board since 2000.  His role is advisory in nature and he has assisted the company with quarterly financial reviews, marketing and personnel decisions.  He also serves on the committee that oversees the Employee Stock Option Plan.  Mr. Alvarado also spent a summer at Dean Witter in Denver, Colorado where he assisted brokers with the marketing of 401K plans to local school districts.  He performed financial/valuation analysis including return on invested capital, discounted cash flows and company comparisons for potential investments.  In addition, he performed research and helped to structure investment portfolios for high net worth clients.  Mr. Alvarado has experience from the time spent as an associate at the law firm Brownstein Hyatt & Farber.  During this time, he worked with the SEC while practicing corporate and securities laws.  He gained additional experience while performing Public and Municipal Finance Transactions dealing with the issuance of debt instruments and other securities.  He still performs work on many of these transactions in his role as special counsel with the law firm Kline, Alvarado, Veio.  He has been involved with many local organizations and has been involved in fundraising for many causes.  Some of these include:  Urban Peak of Denver, Denver Art Museum, (Corporate Fundraising Committee), Cystic Fibrosis Annual Ski Challenge Fundraising Committee, Latino Outreach Committee, Corporate Co-Chair Annual Hunnington’s Disease Dinner, Hospice Mask Project (Young Professional’s Committee), and Painting a New World Corporate Fundraising Committee (Denver Art Museum).  He is either currently or formerly involved with the following organizations in a fundraising capacity: Colorado, Denver Bar Associations, District of Columbia Bar Association, Cornell Hotel Society (Rocky Mountain Chapter), Colorado Hispanic Bar Association, and the University of Denver’s Executives in Real Estate Roundtable.

Maria Arias (Organizer and Director)

In February, 2007, Ms. Arias joined Comcast Cable as Vice President, Operations Management, for their West Division.  Prior to that, she served as Vice President of Law and Government Affairs for Adelphia Communications Corporation based in Denver, CO from March 2003 through July 2006.  In this capacity, she was responsible for providing legal support on cable operations, franchising and local government affairs matters to Adelphia’s corporate and regional teams.  Previously, Ms. Arias was the Vice President of Local Government Affairs for AT&T Broadband from February 2001 through November 2002. She was responsible for franchising and local government affairs matters for AT&T Broadband’s 14 major markets.  Before joining AT&T Broadband, Ms. Arias held several positions with AT&T Corp. including, National ROW Coordinator-State and Local Government Affairs, Chief Regulatory Counsel for AT&T’s Western Region and Senior Counsel for AT&T’s Central Region.  Prior to joining AT&T, Ms. Arias was an income partner with the national law firm McDermott, Will & Emery, in Chicago, IL, specializing in commercial litigation.

Ms. Arias received her Juris Doctorate from Northwestern University School of Law and her Bachelor of Arts degree from DePaul University.  She is a member of the ABA and Women in Cable & Telecommunications (WICT). Ms. Arias serves on the Board of the Cherry Creek Schools Foundation in Denver.  She has served on several other Boards in Denver including, the National Association of Multicultural Ethnicities in Communications (“NAMIC”);  the Hispanic Chamber of Commerce and the Latin American Education Foundation.  She also served on several Boards in Chicago. Ms. Arias was selected as a fellow for WICT’s National Betsy Magness Executive Leadership Program in 2005 and also received the Rocky Mountain WICT Chapter “Woman to Watch” Award.

Philip Champagne (Organizer Only)

Phil Champagne has spent over 25 years with the Denver Fire Department in various roles.  Since July 2003 he has been the Director of Media Relations and Community Services.  The office which he leads is responsible for the development of strategies, and delivery of services in the marketing and positioning of the image of the Department.  In a recent media poll of Governmental Agencies in relation to overall consumer satisfaction, the Denver Fire Department was reported at the very top of the list with an astounding 97% approval rating.  Mr. Champagne is the owner and founder of Champagne & Associates, LLC-Metro Brokers, a real estate brokerage firm.  Mr. Champagne has been a licensed real estate broker for 25 years.  He has had a tremendous impact within the minority communities with his innovative give back rebate program called the 50/50 club, which is a financial assistance program empowering homeownership in certain segments of the community.  The real estate practice involves sales, management, and development.  Mr. Champagne is the former President, and current board member of the Denver Firefighters Protective Association (DFFPA) a non-profit organization.  The organization provides retirement and death benefits for members. He was instrumental in a recent settlement that recovered an additional

$40 million dollars in membership retirement benefits, correcting a long standing pension inequity.  He currently is on the board of the Colorado Safe Haven for Newborns.  Mr. Champagne has lived in the Denver community for over 50 years.  He was a scholarship collegiate athlete as well as a Business/Marketing major at Regis College.  After his collegiate career as an All-conference player ended, he went on to found the Mile Hi Conference, an adult amateur baseball league which was to be the model for the Men’s Senior Baseball League, a multi million dollar international enterprise.  As an inner city youth baseball coach, he saw many of his players move into the professional ranks.

Anthony Costa (Organizer and Advisory Director)

Mr. Costa has been the Chairman and CEO of Empire State Bank, N.A. in Newburgh, New York since June 2004 and has spent over 35 years of distinguished community banking service within the Newburgh – New Paltz area.  From January 2000 through June 2004, Mr. Costa served as President, Chief Executive Officer and stockholder of Atlantic States Financial, a risk management and assessment company and Atlantic States Mortgage Corp, a licensed mortgage banker.  Prior to 1994, Mr. Costa served in various executive positions at First Inter-Bancorp, Inc. and its subsidiaries, including President and Chief Operating Officer of First Inter-Bancorp, Inc. and Mid-Hudson Savings Bank, a wholly-owned subsidiary of First Inter-Bancorp.  Mr. Costa holds a Bachelors of Science degree in accounting.  Mr. Costa currently serves and has served in the past on the Board of Directors  of a number of community related and professional organizations, including the Mid-Hudson Family Health Institute; the People for People Fund, a community based non-for-profit company serving New York’s Orange and Ulster counties; and the Empire State Thrift Service Corporation.  Mr. Costa also served as Chairman and as a board member of Benedictine Hospital in Kingston, New York.

Douglas Crichfield (Director Only)

Mr. Crichfield is the Principal and Owner for the Crichfield Group which provides business consulting for entrepreneurs with an emphasis on bank advisory work.  He has worked in the bank’s market for six years.  Prior to forming the Crichfield Group in September 1999, he was a Director and EVP of CFX Corporation, Keene, New Hampshire (a bank holding company); and President, CEO & Trustee for the holding company’s principal subsidiary, CFX Bank.  Additionally, he served as President, CEO and Director of Community Bankshares, Inc., (a bank holding company) and its wholly owned subsidiary Concord Savings Bank, Concord, New Hampshire for seven years.  Previous bank positions included Treasurer and CFO of Community Bankshares, Inc; EVP and COO of Concord Savings Bank; Vice President, Corporate Finance for Bank of New England Corporation; and SVP, Treasurer and Trust Officer for Hancock Bank & Trust, Quincy, MA.  Other positions for Hancock Bank & Trust included asset/liability and investment portfolio manager; economist, retail, auditing and controller responsibilities.  He has extensive experience working with bank regulators as CEO during the banking crisis in New England in the early 1990’s.  He has M&A and branch expansion work and long term finance experience and duties overseeing investor & shareholder relations involving SEC, credit rating agencies and accounting firm interactions.  At Community Bankshares, he oversaw an extensive direct and indirect sales operation in the consumer credit and residential real estate areas and initiated a successful direct commercial and industrial business development effort.  His fundraising experience includes chairing successful capital campaigns for such organizations as the Boy Scouts of America and the Capital Center for the Arts, Concord, New Hampshire.  Mr. Crichfield has a Certificate from Harvard University Institute of Financial Management; a Certificate from the University of Illinois Graduate School of Bank Investments; and a B.A. and M.A. in Economics from Northeastern University.

Robert Gallegos (Organizer and Director)

Mr. Gallegos has served as the President & Chief Financial Officer of The Gallegos Corporation (TGC) since January 1996.  TGC, headquartered in Vail, Colorado, is a leader in quality residential and commercial construction services and employs approximately 700 employees in ten states.  TGC has offices in Vail, Aspen, Telluride, Denver, and Lake Tahoe.  Prior to joining the family-owned business, Mr. Gallegos spent ten years with the Fund for Urban and Neighborhood Development.  Mr. Gallegos was responsible for designing a process for citizen participation and community involvement in the decision-making process.  Mr. Gallegos has been an active member in his community including service on the United Way’s annual grant allocation committee, member of the school board advisory committee, a Town Council Board member in Minturn, Colorado and the Planning Commission for Eagle County, Colorado, among others.

Steve Gutterman (Organizer and Director)

Mr. Gutterman is a partner and Managing Director of MBH Enterprises, Inc.  MBH is a privately held holding company that acquires controlling interests and manages a diversified portfolio of operating companies.  Currently, MBH owns and operates six platform companies, primarily in the energy and real estate services sectors, doing business throughout the United States.  MBH provides active, hands-on leadership, strategic direction, financial and operational controls and balance sheet management for its portfolio companies.  Prior to joining MBH in September 2005, Mr. Gutterman was Executive Vice President and Chief Operating Officer for E*TRADE Bank, a $30 billion federally chartered savings bank and a subsidiary of businesses, including a $16 billion deposit business, $5 billion direct-to-consumer mortgage and home equity businesses, the nation’s largest originator of luxury boat and recreational vehicle loans, a $2 billion credit card business and nationwide network of 15,000 automated teller machines.  He held that position from November 2001 through September 2005.  Mr. Gutterman was responsible for 2004 income of approximately $120 million and managed 900 employees in multiple locations.  Mr. Gutterman joined E*TRADE Financial Corporation in February 2000 as the Head of Strategic Planning.  He has an MBA in Finance from the Columbia Business School, a JD from Columbia Law School and a BA in Political Science from Tufts University.

Dr. Christine Johnson (Organizer Only)

Dr. Johnson has lived and worked in the Bank’s market area for 32 years.  She was born in Mexico and became a naturalized citizen of the United States in 1992. She holds a B.S., M.A. and PhD in Education.  Dr. Johnson recently served as the President of The Community College of Denver (CCD) and held that position from March 2001 through June 2007. In this role, she leads a multi-campus, culturally and ethnically diverse institution in downtown Denver with a student body of 15,000.  Prior to becoming the President of CCD, she was Vice President Educational Services for three years for the Colorado Community College and Occupational Education System in Denver.  She was the Chief Academic Officer for the state system of community colleges, comprised of 13 community colleges where she had oversight for three district community colleges and four area vocational schools, serving more than 217,000 students annually.  She provided leadership and direction for vocational and technical education programs at both high school and post-secondary levels in 150 school districts.  For five years, she was the Director of Urban Initiatives for the Education Commission of the States in Denver where she provided policy development, analysis and implementation assistance to states on matters concerning accountability, standards and assessment, capital development, finance, governance, urban education and charter schools.  She was the Executive Director of Littleton Public Schools, Littleton, CO for three years, leading efforts in the areas of curriculum, assessment and professional development, working with principals, teachers and other district units.  She held Principal and Assistant Principal positions at Abraham Lincoln High School for 10 years.  Ms. Johnson has substantial experience in fundraising as a college president and she currently raises approximately 40% of the $50 million budget.  She has served on numerous public and civic boards and has been a member of numerous board committees, including executive committees.  She has also been the Chairman of the Board of Colorado Commission of Higher Education, which controls all of the public colleges and universities in Colorado.

Marta Loachamin (Organizer Only)

Originally from Ecuador, Ms. Loachamin is currently a broker associate with Century 21 Humpal, Inc.  Prior to joining Century 21 Humpal, Inc. in June 2006, Marta was a mortgage consultant with First Horizon from October 2005 through May 2006 and mortgage consultant with Premier Mortgage Group, LLC from June 1999 through October 2005.  Additionally, Ms. Loachamin has 12 years of banking experience.  Prior to joining Premier in 1999, Ms. Loachamin spent 6 years with Colorado National Bank (now US Bancorp) and Norwest (now Wells Fargo) in consumer banking, servicing accounts for personal and commercial clients.  Ms. Loachamin graduated with a BA in Ethnic Studies from CU Boulder in 1996 and attended graduate school at University of Phoenix, Denver in 2003 focusing on public speaking and secondary teaching.  She is very active in her community and has served the monolingual, Spanish-speaking community as a focus of her mortgage business in the last several years.  Her clientele ranges from Fort Collins to Pueblo.  She is a residential lender in government and conventional financing.  The spectrum of products and loan programs varies from first time buyers dealing with city, state and county down payment funds on deed restricted properties to minimal loan to value refinance.  She deals with many investors on pricing, guideline verification and website access for automated underwriting systems such as Desktop underwriter and Loan Prospector.  Her audit experience includes assisting in various roles for preparation for audits on ATM machines, bank processes, staff functions, cash vaults, safe deposit box procedures and FHA loan audits.  Her responsibilities include searching for new business and developing relationships within a variety of community, business and real estate related industries.  She currently serves as the Chair to the steering committee of The City of Longmont Multicultural Plan (LMP), member of the LMP Housing Task Force; member of the National Association of Hispanic Real Estate Professionals and an Ambassador of the Colorado Association of Hispanic Real Estate Professionals; member of the Loveland Berthoud Association of Realtors; member of Longmont Association of Realtors Affiliate Committee, serving on their education committee; a member of El Comite de Longmont and a co-chair of the Latino Action Council of Larimer County.  El Comite de Longmont is a non-profit service agency that assists Spanish-speaking families with any issues they may require advocacy with employers who do not want to pay wages, immigrant processing, parent training and translation issues.

Ray Nash (Director Only)

From its founding in 1989 to 2000, Mr. Nash served as Chief Financial Officer of Vectra Bank based in Denver, Colorado.  During this time, he participated in all aspects of the bank’s strategic planning and managed several private and public offerings of stock.  Mr. Nash also managed the bank’s investment portfolio, which totaled over $300 million at its peak, and managed the acquisition of numerous banks and the evaluation of many more acquisition candidates.  Mr. Nash managed all SEC reporting, investor relations, human resources, finance and accounting, purchasing and facilities.  Additionally, he was the primary liaison with all banking regulators.  Along with the CEO, Mr. Nash successfully negotiated and completed the same of Vectra Bank to Zions Bancorp in 1998 (without the use of investment bankers) for one of the highest prices (as a multiple of book value) of any bank sold in Colorado.  Prior to joining Vectra, Mr. Nash spent six years as the Controller of the WestAmerica Mortgage Company where he managed all accounting functions.  Prior to joining WestAmerica, Mr. Nash worked for nine years with Deloitte Haskins and Sells, at the time, one of the big eight international accounting firms.  Mr. Nash currently maintains his CPA license.  Since retiring from banking in 2000, Mr. Nash has managed personal and family investments and dedicated considerable time to volunteer activities.

James Perea (Organizer Only)

Mr. Perea has lived in the Denver area for 40 years and since 1984, he owns and operates RAC Transport Company, Inc., a trucking, motor freight company.  As President, he manages and directs the operations of the trucking company, including oversight of the sales operation.  Mr. Perea is active in the community and serves on many civic and business groups as a Director and member.  He is a member of the Adams County Economic Development Council, Denver Police Activities League, Colorado Accounting & Finance Council, American Trucking Association (National Accounting & Finance Council), Sociedad Protection Mutual de Trabajadores Unidos, Colorado Capital Initiatives, and Colorado Motor Carriers Association.

Jamie Propp (Organizer Only)

Jamie Propp is active in the entertainment, real estate and finance industries.  In June 2001, he became the president and founder of New York City-based As Is Entertainment, Inc., which produces and finances music, film and Broadway musicals.  Mr. Propp has overseen marketing for some of the largest names in music, including Britney Spears, N*Sync and The Backstreet Boys.   Prior to founding As Is Entertainment, Inc., Mr. Propp was the Director for Internet Marketing for Echo Networks, Inc.  Mr. Propp is also a Partner in The Propp Companies, his family’s real estate holding and development company.  He is a venture capitalist who evaluates investment opportunities for groups of investors. His portfolio of investments includes technology, health, beauty, entertainment and communications.  Mr. Propp’s business ventures require him to create marketing alliances and oversee the entire budget for a self-funded entertainment company.  He was responsible for writing the company’s business plan, negotiated leases, purchased equipment, managed employees and interns, budgeted funds for project development, marketing and distribution.  He also created and executed the company’s vision by discovering new talent and marketing products.  Additionally, he negotiated licenses for intellectual property and artist contracts.  He also sourced and created relationships with distributors in the mainstream and alternative markets.  He is currently the President of the Hastings Condominium Association, Inc., which is a 13-story structure located in New York City that consists of 12 units.  During his one-year tenure, he helped to incorporate the Board, is working to obtain a certificate of occupancy for the entire building by removing violations and arranging for necessary inspections.  He has sourced and negotiated contracts with vendors from elevator maintenance to security.

Joel Rosenstein (Organizer and Director)

Mr. Rosenstein joined Senn Visciano Kirschenbaum P.C. in May 2004 and became a partner in January 2005.  He currently practices commercial real estate, real estate finance, special district and general corporate law.  Prior to joining Senn Visciano Kirschenbaum P.C., he was an attorney with Fischer Sweetbaum & Levin P.C. from June 2003 through May 2004.  He began his law career in September 1997 as an Associate with Senn Lewis Visciano P.C.  Mr. Rosenstein was raised in Rockville, Maryland and in 1993, he graduated from the University of North Carolina at Chapel Hill with a B.A. with distinction and highest honors in history.  While there, he was also elected to Phi Beta Kappa.  In 1997, he graduated from George Washington University National Law Center and was admitted to the Colorado Bar.

In the summer of 2005, Governor Bill Owens appointed Mr. Rosenstein to the Board of Directors of the Colorado Housing and Finance Authority.  Outside of his growing law practice, Joel is forming, and substantially participates in, various real estate syndicates that invest in and lease properties located in Denver.  Some of Joel’s recent past and present community and civic activities include being a board member or active participant in the College Access Network, Colorado Housing and Finance Authority, Denver Metro Chamber of Commerce (Emerging Issues Committee, Public Affairs Council, Legislative Policy Committee), Western Stock Show Association, Vice President of Coloradoans for Water Conservation and Development, Anti-Defamation League, Bridge Project (Denver University, School of Social Work), Alliance for Quality Teaching, Latin American Research and Service Agency, Citizens Committee on Facility Needs (Denver Public Schools), and Leadership Denver.

Basil Sabbah (Organizer and Director)

Mr. Sabbah is the CEO and owner of Sabbro, LLC, an engineering consulting company located in Denver, CO.  The company provides engineering services to the United States government and other large contractors.  Prior to forming Sabbro, LLC in January 2003, Mr. Sabbah worked from December 2001 through January 2003 as Director of Latin America Business Development for technology company Network Appliance.  He also worked as Director of Business Development from June 1997 through December 2001 for Halliburton in Latin America.    Mr. Sabbah has substantial experience in business development, fundraising, and government contracting.  He is a member of the Denver Hispanic Chamber of Commerce and Hispanic Contractors.  Mr. Sabbah holds a BA in Anthropology and BS in Physics from the University of California.

Stan Sena (Organizer and Director)

Mr. Sena is currently President & CEO of SNAP Staffing Services, a mid-sized staffing firm located in Denver focusing on administrative and light industrial temporary, temp-to-hire, and permanent placement.  Mr. Sena is also President & CEO of Goodwin Personnel, a mid-sized staffing firm located in Denver focusing on placing temporary, temp-to-hire, and permanent placement within the healthcare and dental industry.  He has held those positions from September 2002 until present.  From January 2001 until December 2004, Mr. Sena was Managing Director of LNS Services Company, an international logistics consulting organization.  Mr. Sena was previously Executive Vice President and COO of Americold Corporation, the leading third-party supplier of supply chain solutions in the consumer packaged goods industry.  Americold, with 115 locations in North America, enjoyed sales of over $600 million and an employee base of over 6500.  In his capacity with Americold, Mr. Sena was responsible for the growth of the organization-an LBO from Beatrice Companies-from 30 locations nationally and $65 million in sales to an international organization with over 100 locations and $600 million in sales.  Mr. Sena has line experience managing the organizations operations as well as presiding as the company’s General Counsel and responsible for all the legal activity including divestitures and acquisitions.  Mr. Sena has held senior corporate positions as General Counsel for a multi-state telecommunications company.  Mr. Sena is a native of Denver; received his BA in 1974 from Metropolitan State College and his doctorate in Law in 1981 from the University of Denver.  He has been an attorney for 25 years and continues to be active in the Colorado Bar Association, the Douglas County Bar Association, and the Colorado Hispanic Bar Association.  Mr. Sena previously served on the Board of Directors of the American Frozen Food Association, The International Frozen Foods Association, and The International Association of Refrigerated Warehouses.  Mr. Sena currently sits on the Boards of The Metropolitan State College Foundation as their Treasurer and a member of the Executive Committee, US Bank Advisory Board,

The Hospice of Metro Denver as a member of their Finance Committee, The Colorado Staffing Association, The Rocky Mountain Minority Supplier Development Council, and The Center of Visual Arts.

Mark Smith (Organizer and Director)

Mark Smith is a banking industry veteran with thirty years of commercial banking experience covering a wide range of responsibilities in several states and markets.  From March 2003 through June 2006, Mark was with U.S. Bank, based in Denver, as the Regional President for the Rocky Mountain Region.  In this role, Mr. Smith led all banking activities for the bank’s Utah and Colorado markets and was directly responsible for all Middle Market banking activities and personnel for the bank in Denver and Salt Lake City.  As the company’s market leader in the Mountain Region, he coordinated the bank’s activities across all business lines.  In June 2006, Mr. Smith decided to leave U.S. Bank to pursue other interests and spend more time with his family.

From February, 2001 through February, 2003, Mark was with Union Bank of California as Senior Vice President and Division Manager of the bank’s Central Valley Region.  He led the bank’s Middle Market commercial banking activities of five commercial banking offices covering twenty county areas from the Oregon border to the Tehachapi Mountains.

From March 1998 through November, 2000, Mark was Market President for NationsBank and responsible for its Oklahoma City Market.  He had leadership responsibility for all bank business and associates in the metro area and direct responsibility for the Middle Market commercial banking business in the market.  In September 1996, BankAmerica Corporation named him President of its Alaska Bank - Bank of America-Alaska.  He was responsible for the bank’s 12 branch and $500 million asset base in the State of Alaska.  In March 1995, he was named Executive Vice President and Chief Credit Officer at BankAmerica’s Bank of America-Nevada NA.  In that role he was responsible for the banks credit policies, procedures and loan portfolio quality for a $2 billion dollar portfolio of Consumer, Commercial Real Estate, Middle Market and Corporate Credits in a high growth market.

In 1990, Mark was promoted by BankAmerica Corporation to Senior Vice President and Senior Credit Officer of its newly acquired National Bank - Bank of America-New Mexico NA.  In this role, he was responsible for establishing the new bank’s credit policies, processes, training and loan portfolio quality.  He was named acting Senior Credit Officer for BankAmerica Corporation’s Bank of America-Texas NA from November 1990 until June 1991 while the bank acquired banks in Houston, San Antonio and Dallas.

Mark began his career with Bank of America in 1976 as a credit trainee.  He is a graduate of the University of La Verne in California, holding a Bachelor of Science degree in Business Administration.  He holds a Certified Financial Planning certificate from Oklahoma City University and has completed executive management programs at the University of Southern California and Stanford University, Graduate School of Business.

He has been active throughout his banking career in the communities he lived in and has an extensive non-profit board leadership track record.  Most recently he served on the boards of the Denver Metro Chamber of Commerce, Mile High United Way, University of Colorado at Denver School of Business and the Kempe Children’s Foundation.

Larry Trujillo (Organizer Only)

Denver Fire Chief, Mr. Trujillo, has been a Denver Firefighter for the past 23 years.  In addition, he has been a licensed real estate broker for 12 years.   He owned and operated L&M Holdings, a lucrative business which invested in real estate and provided real estate services at reduced commissions to his clients until June 2002, when he was promoted to Assistant Fire Chief.  In August 2003, Mr. Trujillo was appointed by Mayor John Hickenlooper to the position of Chief of the Department.  Chief Trujillo is responsible for one of the largest fire departments in the country, which includes 914 Civil Service members and 42 Career Service employees.  These responsibilities include overseeing an $85 million dollar budget.  Prior to his position as Fire Chief, Larry Trujillo served from March 2002 through August 2003 as Assistant Chief and Public Information Officer, representing the Denver Fire Department’s 930 firefighters.   In addition, after 9/11, Mr. Trujillo assisted in raising over $2 million for the New York Firefighters Emergency Relief Fund.  He continues to support the exemplary reputation of the Denver Fire

Department through public education, media coverage, and community involvement.  Mr. Trujillo was promoted to Captain in July 1996.  Initially, he was transferred to Denver International Airport, and within two months achieved the rank of Red Lead, which is the Incident Commander for any major international airport.  Mr. Trujillo is currently a member of the Mayor’s Diversity Advisory Committee, Citizen Survey Committee, and the Denver Firefighter Museum’s public education program for children.  He is also a very active member of the Firefighters Incorporated for Racial Equality (F.I.R.E).  His significant community contributions include being a board member in the following organizations:  LAEF (Latin American Education Foundation), American Heart Association, La Clinica Tepeyac and La Escuela Tlatelolco, and the Mark Langvardt Memorial Tournament for Mount St. Vincent Home.  Mr. Trujillo has represented the Denver Fire Department for Pope John Paul’s visit, and has participated in Y.M.C.A. youth athletics, helped with personal needs for senior citizens, and acted as Eucharist Minister for Guardian Angels Catholic Church.  Mr. Trujillo attended the University of Northern Colorado and Metropolitan State College.  He is bilingual, and has numerous certifications in Hazardous Materials, Dive and River Rescue, Conflict Resolution, and Risk Management, and has completed several leadership training courses.

K.C. Veio (Organizer and Director)

K.C. Veio is currently the Chairman of Kline Alvarado Veio, P.C., a Denver-based firm that focuses in the areas of public finance and business law.  Prior to forming the firm in June 2004, Mr. Veio was a shareholder and Chair of the municipal and public finance group at Brownstein Hyatt & Farber.  He was with the firm from January 2001 through June 2004.  In 1999, Governor Bill Owens appointed Mr. Veio to the Board of Directors of the Colorado Educational and Cultural Facilities Authority, and in 2002, Denver Mayor John Hickenlooper appointed Veio to become a Commissioner of the Denver Public Library.  Veio also serves as Vice Chair of the Corporate Development Committee for the Denver Art Museum and is a member of the Public Affairs Council of the Denver Metro Chamber of Commerce.  Veio received his law degree from the University of Denver, College of Law, and his undergraduate degree in business from the University of Colorado.  His professional work as an attorney involves the representation of many commercial lenders and financial institutions and affords him an in-depth understanding of the financial services industry.  He has extensive experience in business development as a partner in a major law firm and currently as Chairman of his own law firm.  He is extensively involved in fund raising for a number of charitable organizations

Board Committees

The Boards of Directors of Solera National Bancorp and Solera National Bank have established audit, nominating and governance and executive committees comprised of members of the respective Boards of Directors.  The members of these committees are the same for Solera National Bank as they are for Solera National Bancorp.  The Bank also has established a loan committee, an asset/liability management committee, and a compensation committee.  These committees are described below:

Audit Committee.  The audit committee monitors management, financial statements, internal and external audit reports, and staff compliance with board policies, laws and regulations.  Because the committee evaluates financial statements, audits, and compliance, its membership is composed solely of outside Directors.  To assist it in executing its functions, the committee will have access to its own outside counsel.

The audit committee supervises the audit function directly to verify that auditors, internal and external, are independent of management and are objective in their findings.  The committee will contract for outside audit services and/or will hire senior audit personnel, set compensation, review audit plans, and evaluate performance.  The committee may meet with the outside auditors as necessary to review reports and discuss findings and will monitor management’s efforts to correct deficiencies described in an audit or a regulatory examination.

The audit committee is a vehicle for communicating risk management concerns to the full Board of Directors.  The audit committee seeks to ensure that risk management evaluation functions are independent, because the objective is to evaluate management’s ability to manage risk within the policies established by the Board of Directors.  The audit committee is also responsible for overseeing internal loan review and examination.

The Sarbanes-Oxley Act of 2002 has resulted in the imposition of a number of mandates that may be applicable to the composition of the audit committee.  Each of these mandates is discussed below:

•                       Audit Committee Member Independence.   Each member of an audit committee of a company listed on a national securities exchange must be a Director and must be otherwise independent.

•                       Responsibilities Relating to Registered Public Accounting Firms.  The audit committee must be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged to prepare or issue an audit report or to perform other audit, review or attest services for us, and each firm must report directly to the audit committee.

•                       Procedures for Handling Complaints.  The audit committee must establish procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters, including procedures for the confidential, anonymous submission by employees of these types of concerns.

•                       Authority to Engage Advisors.  The audit committee must have the authority to engage independent counsel and other advisors, as it determines necessary to carry out its duties.

•                       Funding.  We must provide appropriate funding to the audit committee for payment of accounting and other advisors.

In addition, as a result of the Sarbanes-Oxley Act, we will be required to disclose in our annual reports filed with the Securities and Exchange Commission:

•                       Whether we have at least one “Audit Committee Financial Expert” serving on our audit committee and the name of that expert;

•                       Whether the audit committee financial expert is “Independent”; and

•                       If we have no audit committee financial expert serving on our audit committee, we must state that fact and explain why.

The audit committee consists of Maria Arias, Steve Gutterman, Robert Gallegos and Ray Nash.  In accordance with the Sarbanes-Oxley Act, none of the members of the audit committee are Executive Officers or 10% shareholders.  Ray Nash chairs the committee and also serves as the “audit committee financial expert.”  Mr. Nash satisfies the standards for independence established by the NASDAQ Stock Market, Inc.

Nominating/Governance Committee.   The function of the Nomination and Governance Committee (the “Committee”) is to identify individuals qualified to become Board members and to select, or to recommend that the Board of Directors select, the Director nominees for the next annual meeting of stockholders, to oversee the selection and composition of committees of the Board of Directors, to oversee management continuity planning processes and to develop and implement the Company’s Corporate Governance Guidelines.

The Committee consists of two or more members of the Board of Directors, each of whom is determined by the Board of Directors to be “independent” in accordance with the rules of the Nasdaq Stock Market and the SEC.

The members of the Committee were appointed by the Board of Directors and shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal.  The members of the Committee may be removed, with or without cause, by a majority vote of the Board of Directors.

The Committee has the following duties and responsibilities:

•                       Establish criteria for the selection of new Directors to serve on the Board of Directors, taking into account at a minimum all applicable laws, rules, regulations and listing standards, a potential candidate’s experience, areas of expertise and other factors relative to the overall composition of the Board of Directors.

•                       Identify individuals believed to be qualified as candidates to serve on the Board of Directors of the Company and its subsidiaries and select, or recommend that a majority of independent members of the Board of Directors select, the candidates for all Directorships to be filled by the Board of Directors or by the shareholders at an annual or special meeting.

•                       Review Director candidates submitted by shareholders in accordance with the policy set forth in the Company’s Amended and Restated Articles of Incorporation.

•                       Monitor the orientation and continuing education program for Directors.

•                       Review the Board of Director’s committee structure and recommend to the Board of Directors to serve on the committees of the Board, giving consideration to the criteria for service on each committee as set forth in the charter for such committee, as well as to any other factors the Committee deems relevant, and when appropriate, make recommendations regarding the removal of any member of any committee.

•                       Recommend members of the Board of Directors to serve as the Chair of the committees of the Board of Directors.

•                       Review the adequacy of the charters adopted by each committee of the Board, and recommend changes as necessary.

•                       Oversee and approve the management continuity planning process. Annually review and evaluate the succession plans relating to the CEO and other Executive Officer positions and make recommendations to the Board of Directors with respect to the selection of individuals to occupy these positions.

•                       Develop and recommend to the Board of Directors for its approval an annual self-evaluation process of the Board of Directors and its committees.  Based on the results of the annual evaluation, as well as on any other matters the Committee shall deem relevant, the Committee shall make such recommendations to the Board of Directors regarding board processes and other items deemed appropriate to improve or ensure the effective functioning of the Board of Directors as the Committee shall from time to time deem advisable or appropriate.

•                       Develop and recommend to the Board of Directors for its approval a set of Corporate Governance Guidelines.  The Committee shall review the Guidelines on an annual basis, or more frequently if appropriate, and recommend changes as necessary.

•                       Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law as the Committee or the Board of Directors deem appropriate.

The initial committee consists of Rob Alvarado, Paul Ferguson, James Pérez Foster, and K.C. Veio.  Mr. Veio chairs the committee.

Executive Committee.  The executive committee will meet as needed and, with certain exceptions, generally has the same powers as the Board of Directors in the management of our business affairs between Board meetings.  The Board of Directors will, from time to time, charge the executive committee with specific responsibilities and tasks as it deems appropriate.  The committee is not intended to act in place of the full Board, but rather in a support role, and the executive committee does not have the authority to exercise all of the Board’s powers; for example, the full Board of Directors generally reserves the right to execute extraordinary contracts such as mergers and acquisitions.  The committee will make recommendations to the Board of Directors regarding matters important to our overall management and strategic operation.  The initial members of the executive committee are James Pérez Foster, Doug Crichfield, Paul Ferguson, Ronald Montoya, Joel Rosenstein and Basil Sabbah, with James Pérez Foster serving as chair of the committee.

Loan Committee.  The loan committee is responsible for establishing or approving, in conjunction with management, all major policies and procedures pertaining to loan policy, including:

•                       establishing the loan approval system;

•                       approving all loans in excess of a predetermined amount;

•                       reviewing all past due reports, rated loan reports, non-accrual reports and other reports and indicators of overall loan portfolio quality;

•                       engaging, as appropriate, and reviewing the findings of, outsourced credit review consultants;

•                       reviewing and responding to all credit issues identified by way of regulatory examinations and outsourced credit review consultants;

•                       establishing measurements for adequacy of the loan loss reserve; and

•                       reviewing any other matters pertaining to the loan portfolio such as yield and concentrations.

The initial members of the loan committee are Maria Arias, Doug Crichfield, Paul Ferguson, James Pérez Foster and Mark Smith, with Paul Ferguson serving as chair of the committee.  Messrs. Fenton and Martinez serve as ex-officio members.

Asset/Liability Management Committee.  The principal responsibilities of this committee include:

•                       overseeing the Bank’s actions relating to interest rate risk and liquidity risks;

•                       reviewing management strategies for investment securities activities, deposit programs and lending initiatives;

•                       evaluating the Bank’s liquidity position and considering the impact of anticipated changes in that position; and

•                       approving trading strategies and reviewing positions in securities.

The asset/liability management committee is also responsible for the Bank’s overall investment strategy and asset/liability and investment policy.  This will include liquidity management, risk management, net interest margin management, monitoring deposit level trends and pricing, monitoring asset level trends and pricing and portfolio investment decisions.  The initial members of the asset/liability management committee are Paul Ferguson, James Pérez Foster, Ray Nash, Stan Sena, and Mark Smith, with Paul Ferguson serving as chair of the committee.  Messrs. Fenton and Martinez serve as ex-officio members.

Compensation Committee.  The compensation committee will recommend to the Board of Directors the salaries of executive personnel and Directors and the policies, terms and conditions of employment of all employees of the Bank.  The committee will also assist senior management in identifying candidates for available positions and will coordinate efforts with legal counsel to create employee compensation plans, including the granting of stock options.  The committee is responsible for performance evaluations of senior management and for creating senior management compensation plans.  The committee will also review and recommend employee benefit plans, as proposed by management, to the Board of Directors.  The initial members of the committee are Norma Akers, Joel Rosenstein, Mark Smith and K.C. Veio, with Mark Smith serving as chair of the committee.

Director Compensation

At this time, we do not expect Directors of Solera National Bancorp or Solera National Bank to receive any direct remuneration for serving as holding company or Bank Directors other than the stock options to be granted to outside Directors.  We may compensate our Directors in the future but have no current plans to do so at this time.

Organizer Warrants

We funded our organizational and pre-opening expenses of $3.6 million from direct cash advances made by our Organizers and from draws made under a $2.9 million line of credit agreement with The Bankers Bank.  Each Organizer and one non-organizer Director provided a limited guarantee on amounts drawn under the line of credit.  These expenses are described more fully in the section titled “Use of proceeds - Organizational expenses,” beginning on page 17.

Accordingly, in recognition of the substantial financial risks undertaken by the members of our organizing group, we granted an aggregate of 317,335 warrants to our Organizers.  Each of our Organizers who provided cash advances of $30,000 and a limited guarantee received warrants to purchase the lesser of 16,181 shares of our common stock or the number of shares actually subscribed for in the offering.  Rob Alvarado, individually or through an affiliated entity, provided a cash advance of $480,000 and a limited guarantee, and received warrants to purchase 40,000 shares of our common stock.  Basil Sabbah, who provided a cash advance of $130,000 and a limited guarantee, received warrants to purchase 25,000 shares of our common stock.  These warrants will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised prior to September 10, 2017.

Executive Compensation

Consulting Arrangements.  We entered into consulting agreements with Robert Fenton, James Pérez Foster, Mark Martinez, and Paul Ferguson providing for the payment of approximately $120,000, $75,000, $180,000, and $195,000, respectively, on an annual basis in connection with their activities in organizing the Bank.  (Payments to Messrs. Fenton and Foster do not include deferred compensation, which was payable the date the Bank opened for business).  Each agreement terminated on September 10, 2007.

Employment Agreements

Paul Ferguson.  Solera National Bank entered into an employment agreement with Paul Ferguson regarding his employment as President and Chief Executive Officer.  The agreement commenced when the Bank opened for business on September 10, 2007, and will continue in effect for a period of four years (with certain exceptions).  The agreement will automatically renew for one-year terms at the completion of the initial four-year term.

Under the terms of the agreement, Mr. Ferguson will receive a base salary of $195,000 per year.  Following the initial term of the agreement (with certain exceptions), the base salary will be reviewed by the Bank’s Board of Directors and may be increased as a result of that review.  Mr. Ferguson will be eligible to participate in any executive incentive bonus plan and all other benefit programs that the Bank has adopted.  Mr. Ferguson will also receive other customary benefits such as health insurance for himself and his dependents, dental insurance, sick leave and vacation, membership fees to banking and professional organizations, use of a cell phone and laptop, and reimbursement of reasonable business expenses.  In addition, the Bank will provide Mr. Ferguson with term life insurance coverage of twice his annual salary for a term of at least one year.

Mr. Ferguson’s employment agreement provides that we will grant him a sign-on bonus of $20,000 within 30 days of the date the Bank opened for business.  If the employment agreement is terminated for any reason within the first 12 months, Mr. Ferguson will be required to return the unearned portion of the sign-on bonus.  The sign-on bonus will be earned ratably over the twelve month period.  Mr. Ferguson’s employment agreement also provides that we will grant him options to acquire 2.5% of the shares of common stock issued in the initial public offering at an exercise price of $10.00 per share, exercisable within ten (10) years from the date of grant of the options.  It is expected that these options will be incentive stock options and would vest 25% on the first anniversary of the employment agreement, with the remainder of the options vesting ratably over the next 36 months of the employment agreement.  The options will vest immediately upon a change in control of the Bank, as defined in the stock option agreement, or upon the death or disability of Mr. Ferguson.

In the event that Mr. Ferguson is terminated, or elects to terminate his employment, in connection with a “change of control,” Mr. Ferguson would be entitled to receive a cash lump-sum payment equal to 199% of his “base amount” as defined in section 280G of the Internal Revenue Code and, in general, means the executive’s annualized compensation over the prior five-year period.  If Mr. Ferguson’s employment is terminated for any reason other than for good cause, with the exception of substantially unsatisfactory job performance, within the first twelve months of the agreement, the Bank will be obligated to pay as severance, an amount equal to his base salary had he remained employed for twelve months following termination.  Additionally, the agreement provides for severance of not less than 12 months if the Bank terminates the agreement for any reason other than for good cause after the first twelve months of the agreement.  Upon disability or death, Mr. Ferguson or his estate will be entitled to three months of Mr. Ferguson’s base salary and the Bank shall provide or maintain health insurance benefits, at the Bank’s expense, for Executive’s spouse for a period of twelve (12) months.

The agreement also generally provides non-competition and non-solicitation provisions that would apply for a period of one year following the termination of Mr. Ferguson’s employment.

Mark Martinez.  Solera National Bank entered into an employment agreement with Mark Martinez regarding his employment as Regional President and Senior Lending Officer.  The agreement commenced when the Bank opened for business on September 10, 2007, and will continue in effect for a period of three years (with certain exceptions).  The agreement will automatically renew for one-year terms at the completion of the initial three-year term.

Under the terms of the agreement, Mr. Martinez will receive a base salary of $180,000 per year.  Following the initial term of the agreement (with certain exceptions), the base salary will be reviewed by the Bank’s Board of Directors and may be increased as a result of that review.  Mr. Martinez will be eligible to participate in any executive incentive bonus plan and all other benefit programs that the Bank has adopted.  Mr. Martinez will also receive other customary benefits such as health insurance for himself and his dependents, dental insurance, sick leave and vacation, membership fees to banking and professional organizations, use of a cell phone and laptop, and reimbursement of reasonable business expenses.  In addition, the Bank will provide Mr. Martinez with term life insurance coverage of twice his annual salary for a term of at least one year.

Mr. Martinez’s employment agreement also provides that we will grant him options to acquire 2.4% of the shares of common stock issued in the initial public offering at an exercise price of $10.00 per share, exercisable within ten (10) years from the date of grant of the options.  It is expected that these options will be incentive stock options and would vest 25% on the first anniversary of the employment agreement, with the remainder of the options vesting ratably over the next 36 months of the employment agreement.  The options will vest immediately upon a change in control of the Bank, as defined in the stock option agreement, or upon the death or disability of Mr. Martinez.

In the event that Mr. Martinez is terminated, or elects to terminate his employment, in connection with a “change of control,” Mr. Martinez would be entitled to receive a cash lump-sum payment equal to 199% of his “base amount” as defined in section 280G of the Internal Revenue Code and, in general, means the executive’s annualized compensation over the prior five-year period.  If Mr. Martinez’s employment is terminated for any reason other than for good cause, with the exception of substantially unsatisfactory job performance, within the first twelve months of the agreement, the Bank will be obligated to pay as severance, an amount equal to his base salary had he remained employed for the six months following termination.  Additionally, the agreement provides for severance of not less than 12 months if the Bank terminates the agreement for any reason other than for good cause after the first twelve months of the agreement.  Upon disability or death, Mr. Martinez or his estate will be entitled to three months of Mr. Martinez’s base salary, and the Bank shall provide or maintain health insurance benefits to the maximum extent of the law under COBRA for the executive’s spouse.

The agreement also generally provides non-competition and non-solicitation provisions that would apply for a period of one year following the termination of Mr. Martinez’s employment.

Robert Fenton.  Solera National Bank entered into an employment agreement with Robert Fenton regarding his employment as Chief Operating Officer and Chief Financial Officer of the Bank.  The agreement commenced when the Bank opened for business on September 10, 2007, and will continue in effect for a period of three years (with certain exceptions).  The agreement will automatically renew for one-year terms at the completion of the initial three-year term.

Under the terms of the agreement, Mr. Fenton will receive a base salary of $175,000 per year.  Following the initial term of the agreement (with certain exceptions), the base salary will be reviewed by the Bank’s Board of Directors and may be increased as a result of that review.  Mr. Fenton will be eligible to participate in any executive incentive bonus plan and all other benefit programs that the Bank has adopted.  Mr. Fenton will also receive other customary benefits such as health insurance for himself and his dependents, dental insurance, sick leave and vacation, membership fees to banking and professional organizations, use of a cell phone and laptop, and reimbursement of reasonable business expenses.  In addition, the Bank will provide Mr. Fenton with term life insurance coverage of twice his annual salary for a term of at least one year.

Mr. Fenton’s employment agreement also provides that we will grant him options to acquire 2.8% of the shares of common stock issued in the initial public offering at an exercise price of $10.00 per share, exercisable within ten (10) years from the date of grant of the options.  It is expected that these options will be incentive stock options and would vest 25% on the first anniversary of the employment agreement, with the remainder of the options vesting ratably over the next 36 months of the employment agreement.  The options will vest immediately upon a change in control of the Bank, as defined in the stock option agreement, or upon the death or disability of Mr. Fenton.

In the event that Mr. Fenton is terminated, or elects to terminate his employment, in connection with a “change of control,” Mr. Fenton would be entitled to receive a cash lump-sum payment equal to 199% of his “base amount” as defined in section 280G of the Internal Revenue Code and, in general, means the executive’s annualized compensation over the prior five-year period.  If Mr. Fenton’s employment is terminated for any reason other than for good cause, with the exception of substantially unsatisfactory job performance within the first twelve months of the agreement, the Bank will be obligated to pay as severance, an amount equal to his base salary had he remained employed for the six months following termination.  Additionally, the agreement provides for severance of not less than 12 months if the Bank terminates the agreement for any reason other than for good cause after the first twelve months of the agreement.  Upon disability or death, Mr. Fenton or his estate will be entitled to three months of Mr. Fenton’s base salary, and the Bank shall provide or maintain health insurance benefits to the maximum extent of the law under COBRA for the executive’s spouse.

The agreement also generally provides non-competition and non-solicitation provisions that would apply for a period of one year following the termination of Mr. Fenton’s employment.

James Pérez Foster.  Solera National Bank entered into an employment agreement with James Pérez Foster regarding his employment as Chairman of the Bank.  The agreement commenced when the Bank opened for business on September 10, 2007, and will continue in effect for a period of three years (with certain exceptions).  The agreement will automatically renew for one-year terms at the completion of the initial three-year term.

Under the terms of the agreement, Mr. Foster will receive a base salary of $80,000 per year.  Following the initial term of the agreement (with certain exceptions), the base salary will be reviewed by the Bank’s Board of Directors and may be increased as a result of that review.  Mr. Foster will be eligible to participate in any executive incentive bonus plan and all other benefit programs that the Bank has adopted.  Mr. Foster will also receive other customary benefits such as health insurance for himself and his dependents, dental insurance, sick leave and vacation, membership fees to banking and professional organizations, use of a cell phone and laptop, and reimbursement of reasonable business expenses.  In addition, the Bank will provide Mr. Foster with term life insurance coverage of twice his annual salary for a term of at least one year.

Mr. Foster’s employment agreement also provides that we will grant him options to acquire 3.2% of the shares of common stock issued in the initial public offering at an exercise price of $10.00 per share, exercisable within ten (10) years from the date of grant of the options.  It is expected that these options will be incentive stock options and would vest 25% on the first anniversary of the employment agreement, with the remainder of the options vesting ratably over the next 36 months of the employment agreement.  The options will vest immediately upon a change in control of the Bank, as defined in the stock option agreement, or upon the death or disability of Mr. Foster.

In the event that Mr. Foster is terminated, or elects to terminate his employment, in connection with a “change of control,” Mr. Foster would be entitled to receive a cash lump-sum payment equal to 199% of his “base amount” as defined in section 280G of the Internal Revenue Code and, in general, means the executive’s annualized compensation over the prior five-year period.  If Mr. Foster’s employment is terminated for any reason other than good cause, with the exception of substantially unsatisfactory job performance within the first twelve months of the agreement, the Bank will be obligated to pay as severance, an amount equal to his base salary had he remained employed for the six months following termination.  Additionally, the agreement provides for severance of not less than 12 months if the Bank terminates the agreement for any reason other than for good cause after the first twelve months of the agreement.  Upon disability or death, Mr. Foster or his estate will be entitled to three months of Mr. Foster’s base salary, and the Bank shall provide or maintain health insurance benefits to the maximum extent of the law under COBRA for the executive’s spouse.

The agreement also generally provides non-competition and non-solicitation provisions that would apply for a period of one year following the termination of Mr. Foster’s employment.

Stock Incentive Plan

General.  We will maintain a stock incentive plan designed to provide us with the flexibility to grant incentive stock options and non-qualified stock options to our Directors, Executive Officers and other individuals employed by, or performing services for, Solera National Bank or us. The purpose of the plan is to encourage employees and others providing services to us or any affiliate, including the Bank, to increase their efforts to make us more successful, to provide an additional inducement for such individuals by providing the opportunity to acquire shares of common stock on favorable terms and to provide a means through which we may attract, encourage and maintain qualified employees.

The plan will have a term of 10 years.  The Board of Directors will reserve a number of shares equal to twenty percent (20%) of the number of shares subscribed for in the offering for issuance under our stock incentive plan.  It is intended that certain options granted under the plan will qualify as incentive stock options under Section 422A of the Internal Revenue Code of 1986, as amended, and other options granted thereunder will be non-qualified stock options.  Incentive stock options are eligible for favored tax treatment, while non-qualified stock options do not qualify for such favored tax treatment.  In order for us to issue incentive stock options under the plan, the plan must be approved by our shareholders.  We expect to ask our shareholders to consider the plan at the first annual shareholders’ meeting.

Messrs. Ferguson, Martinez, Fenton and Foster will be issued stock options under the plan in connection with their respective employment agreements or arrangements.  It is expected that these options will be incentive stock options.  See “Management – Executive compensation – Employment agreements,” above.

Options will also be granted to each outside Director.  Each outside Director, including advisory directors, will receive 5,000 nonqualified stock options in exchange for the expertise imparted and the time expended by each.  Mr. Montoya will receive 7,000 nonqualified stock options for services to be rendered as Vice Chairman.  The remainder of the options under the stock incentive plan would be available for issuance at the discretion of our Board of Directors.

Administration.  The plan will be administered initially by the full Board of Directors, although the administration may, in the future, be delegated to a committee of the full Board.  The committee will have the authority to grant awards under the plan, to determine the terms of each award, to interpret the provisions of the plan and to make all other determinations that it may deem necessary or advisable to administer the plan.  The plan will permit the committee to grant stock options to eligible persons. The committee may grant these options on an individual basis or design a program providing for grants to a group of eligible persons. The committee will determine, within the limits of the plan, the number of shares of common stock subject to an option, to whom an option is granted, the exercise price and forfeiture or termination provisions of each option. Each option will be subject to a separate stock option agreement that will reflect the terms of the option.

Option Terms. The plan will provide for the issuance of incentive stock options and non-qualified stock options. The committee will determine whether an option is an incentive stock option or a non-qualified stock option when it grants the option and the option will be evidenced by an agreement describing the material terms of the option. A holder of a stock option may not transfer the option during his or her lifetime.

The exercise price of an incentive stock option may not be less than the fair market value of the common stock on the date of grant or less than 110% of the fair market value if the participant owns more than 10% of our outstanding common stock.  When the incentive stock option is exercised, we will be entitled to place a legend on the certificates representing the shares of common stock purchased upon exercise of the option to identify them as shares of common stock purchased upon the exercise of an incentive stock option.

The exercise price of non-qualified stock options may not be less than 100% of the fair market value of the common stock on the date of grant.  Fair market value will be determined based upon any reasonable measure of fair market value. The committee may permit the option holder to pay the exercise price in cash or, upon conditions established by the committee, by delivery of shares of our common stock that had been owned by the participant for at least six months prior to the date of exercise.

The term of an option will be specified in the applicable stock option agreement.  The term of an incentive stock option may not exceed ten years from the date of grant; however, any incentive stock option granted to a participant who owns more than 10% of our outstanding common stock will not be exercisable more than five years after the date the option is granted.  Subject to any further limitations in the applicable stock option agreement, if a participant’s employment is terminated, an incentive stock option will expire and become unexercisable no later than three months after the date of termination of employment. If, however, termination of employment is due to death or disability, up to one year may be substituted for the three-month period.  Incentive stock options are also subject to the further restriction that the aggregate fair market value, determined as of the date of the grant, of common stock as to which any incentive stock option first becomes exercisable in any calendar year is limited to $100,000 per recipient.  If incentive stock options covering common stock with a value in excess of $100,000 first become exercisable in any one calendar year, the excess will be treated as non-qualified stock options. For purposes of determining which options, if any, have been granted in excess of the $100,000 limit, options will be considered in the order they were granted.

Termination of Options. The terms of a particular option agreement may provide that the options will terminate, among other reasons, upon the holder’s termination of employment or other status with us, upon a specified date or upon the holder’s death or disability.  A stock option agreement may provide that if the holder dies or becomes disabled, the holder’s estate or personal representative may exercise the option.  The committee may, within the terms of the plan and the applicable stock option agreement, cancel, accelerate, pay or continue an option that would otherwise terminate for the reasons discussed above.  The stock incentive plan will provide that Solera National Bank’s primary federal regulator may require holders of stock options to exercise or forfeit such options if the Bank’s capital falls below minimum requirements.

Recapitalizations and Reorganizations. The plan provides for appropriate adjustment, as determined by the committee, in the number and kind of shares and the exercise price subject to unexercised options in the event of any change in the outstanding shares of common stock by reason of any subdivision or combination of shares, payment of a stock dividend or other increase or decrease in the number of outstanding shares effected without the receipt of consideration. In the event of specified corporate reorganizations, the committee may, within the terms of the plan and the applicable stock option agreement, substitute, cancel (with or without consideration), accelerate, remove restrictions or otherwise adjust the terms of outstanding options or assume options of another issuer.

Amendment and Termination of the Plan.  The Board of Directors has the authority to amend or terminate the plan. The Board of Directors is not required to obtain shareholder approval to amend or terminate the plan, but may condition any amendment or termination of the plan upon shareholder approval if it determines that shareholder approval is necessary or appropriate under tax, securities or other laws. The Board’s action may not adversely affect the rights of a holder of a stock option without the holder’s consent.

Federal Income Tax Consequences.  The following discussion outlines generally the federal income tax consequences of participation in the plan.  Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the plan.

•                       Incentive stock options.  A participant will not be taxed upon the grant or exercise of all or any portion of an incentive stock option.  Instead, the participant will be taxed when he or she sells the shares of common stock purchased upon exercise of the incentive stock option.  The participant will be taxed on the difference between the price he or she paid for the common stock and the amount for which he or she sells the common stock.  If the participant does not sell the shares of common stock prior to two years from the date of grant of the incentive stock option and one year from the date the common stock is transferred to him or her, any gain will be a capital gain, and we will not be entitled to a corresponding deduction.  If the participant sells the shares of common stock at a gain before that time, the difference between the amount the participant paid for the common stock and the lesser of its fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income, and we will be entitled to a corresponding deduction.  If the participant sells the shares of common stock for less than the amount he or she paid for the stock prior to the one- or two-year period indicated, no amount will be taxed as ordinary income, and the loss will be taxed as a capital loss.  Exercise of an incentive stock option may subject a participant to, or increase a participant’s liability for, the alternative minimum tax.

•                       Non-qualified stock options.  A participant will not be taxed upon the grant of a non-qualified stock option or at any time before the exercise of the option or a portion of the option.  When the participant exercises a non-qualified stock option or portion of the option, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the common stock on the date the option is exercised over the price paid for the common stock, and we will then be entitled to a corresponding deduction.  Depending upon the time period for which shares of common stock are held after exercise of a non-qualified stock option, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified stock option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on the disposition and the fair market value of such shares when the non-qualified stock option was exercised.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth the following information for each person who is known to own more than 5% of our common stock as well as our Organizers, Directors and Executive Officers:

•                       his or her age as of June 30, 2007;

•                       the number of shares of common stock he or she has purchased in the offering;

•                       the number of shares of common stock he or she expects to own beneficially upon completion of the offering; and

•                       the percentage that the number of shares beneficially owned bears to the minimum and maximum number of shares to be sold in the offering.

The number of shares indicated in the table as beneficially owned, and the percentage ownership information, is based on “beneficial ownership” concepts as defined by the federal securities laws.  In general, beneficial ownership includes shares owned by spouses, minor children and other relatives residing in the same household, trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal.  In addition, this table reflects Organizer warrants and shareholder warrants, which will be exercisable upon issuance.

The table does not reflect employee stock options that may be granted to a particular Executive Officer because employee stock options will not vest, in any part, prior to prior to September 10, 2008.  The address of each of our Organizers, Directors and Executive Officers is the same as our address.

Name (Age)	Number of shares subscribed for		Number of shares beneficially owned	Percentage of minimum offering(9)	Percentage of maximum offering(10)

James Pérez Foster (37)	15,000	(12)	33,000	1.64%	1.14%

Paul Ferguson (54)	19,540	(12)	39,629	1.96%	1.37%

Mark Martinez (46)	14,081	(12)	16,897	0.84%	0.59%

Robert Fenton (50)	20,000	(11)	40,181	1.99%	1.39%

Norma Akers (53)	15,000		34,181	1.69%	1.18%

Rob Alvarado (30)	40,500	(13)	88,600	4.33%	3.03%

Maria Arias (46)	7,000	(12)	15,400	0.77%	0.53%

Philip Champagne (53)	15,000	(11)	33,000	1.64%	1.14%

Anthony Costa (66)	5,000	(11)	11,000	0.55%	0.38%

Douglas Crichfield (63)	10,000	(12)	19,500	0.97%	0.67%

Robert Gallegos (59)	15,000	(14)	34,181	1.69%	1.18%

Steve Gutterman (37)	3,000		6,600	0.33%	0.23%

Christine Johnson (54)	15,500	(11)	34,100	1.69%	1.18%

Marta Loachamin (33)	6,991	(12)	15,380	0.77%	0.53%

Ronald Montoya (67)	20,000	(11)	40,181	1.99%	1.39%

Ray Nash (55)	500		600	0.03%	0.02%

James Perea (61)	20,000	(11)	40,181	1.99%	1.39%

Jamie Propp (37)	15,000		33,000	1.64%	1.14%

Michael D. Quagliano (45)	299,475	(15)	359,370	17.45%	12.22%

Joel Rosenstein (35)	16,063	(12)	35,338	1.75%	1.22%

Basil Sabbah (38)	25,000		55,000	2.71%	1.89%

Stan Sena (58)	14,000	(12)	30,800	1.53%	1.06%

Mark Smith (53)	9,014	(12)	19,830	0.99%	0.69%

Larry Trujillo (47)	10,000	(11)	22,000	1.09%	0.76%

K.C. Veio (40)	25,000	(12)	46,181	2.28%	1.59%

All Organizers, Directors, Executive Officers, and greater than 5% owners as a group (25 persons)	655,664		1,104,130	45.1%	33.2%

Notes to beneficial ownership table

(1)          Includes Organizer warrants to acquire the lesser of 16,181 shares of common stock or the amount purchased in the offering per Organizer, with the exception of Basil Sabbah who will receive 25,000 Organizer warrants and Rob Alvarado who will receive 40,000 Organizer warrants.

(2)          Includes shareholder warrants to acquire one share for each five shares purchased in the offering.

(3)          Does not include 5,000 options for their services as outside Directors or advisory Directors.

(4)          Does not include 7,000 options for his service as Vice Chairman.

(5)          Does not include options to purchase shares representing 3.2% of the offering because such options will not be immediately exercisable, but instead, will vest over four years, beginning from the date we opened for business.

(6)          Does not include options to purchase shares representing 2.5% of the offering because such options will not be immediately exercisable, but instead, will vest over four years, beginning from the date we opened for business.

(7)          Does not include options to purchase shares representing 2.4% of the offering because such options will not be immediately exercisable, but instead, will vest over four years, beginning from the date we opened for business.

(8)          Does not include options to purchase shares representing 2.8% of the offering because such options will not be immediately exercisable, but instead, will vest over four years, beginning from the date we opened for business.

(9)          Based on 2,000,000 shares of stock outstanding, plus the Organizer and shareholder warrants beneficially held by the person or group, as applicable.

(10)    Based on 2,880,000 shares of stock outstanding, plus the Organizer and shareholder warrants beneficially held by the person or group, as applicable.

(11)    The individual purchased the shares jointly with his or her spouse.

(12)    The individual purchased all or a portion of the shares through an IRA over which he or she has beneficial ownership.

(13)    The individual purchased all or a portion of the shares through an entity in which he is a beneficial owner.

(14)    The individual purchased the shares through a trust over which he or she has beneficial ownership.

(15)    A portion of the individual’s purchase is subject to prior approval of the Federal Reserve Bank of Kansas City.

RELATED PARTY TRANSACTIONS

We expect to enter into banking and other business transactions in the ordinary course of business with our Directors and Officers, including members of their families and corporations, partnerships or other organizations in which they have a controlling interest.  If these transactions occur, each transaction will be on the following terms:

•                       In the case of banking transactions, each transaction will be on substantially the same terms, including price or interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to us;

•                       In the case of business transactions, each transaction will be on terms no less favorable than could be obtained from an unrelated third party; and

•                       In the case of all related party transactions, each transaction will be approved by a majority of the Directors, including a majority of the Directors who do not have an interest in the transaction.

In addition to the transactions in the ordinary course of our business, we have entered into the following transactions with the Directors and Organizers indicated:

•                       Organizational expenses.  Our operations prior to opening of the Bank were funded through advances made by each of our Organizers.  We issued warrants to our Organizers for the amounts placed “at risk” as a result of the direct cash advances or as a result of the limited guarantees of the pre-opening line of credit.

•                       Consulting agreements.  We previously entered into consulting agreements with Mark Martinez, Robert Fenton, James Pérez Foster, and Paul Ferguson.  Each individual is an Executive Officer of the Bank.  The agreements are now terminated and are discussed more fully in the section titled “Management – Executive compensation – Consulting agreements,” beginning on page 44.

•                       Temporary Staffing Services.  We utilized Snap! Staffing Services for payroll administration of temporary staff engaged during the organization stage.  The company is owned by Mr. Stan Sena, an Organizer and Director.

•                       Legal Services.  We engaged Senn Visciano Kirschenbaum P.C. for legal services associated with leases for our main banking office and corporate offices.  Mr. Joel Rosenstein, an Organizer and Director, is a partner with the firm.

Our Board of Directors believes that each of the above-described transactions is on terms no less favorable than could have been obtained from an unrelated third party.

DESCRIPTION OF COMMON STOCK

The following discussion summarizes some of the important rights of our shareholders.  This discussion does not purport to be a complete description of these rights and may not contain all of the information regarding our common stock that is important to you.  These rights can be determined in full only by reference to federal and state banking laws and regulations, the Delaware General Corporation Law and our certificate of incorporation and bylaws.

General

Our certificate of incorporation authorizes our Board of Directors, without shareholder approval, to issue up to 5,000,000 shares of common stock, of which at least 2,040,000 shares were issued in this offering as a result of the initial closing.  In addition, we have reserved a number of shares equal to twenty percent (20%) of the number of shares subscribed for in the offering for issuance under our stock incentive plan.  Similarly, a number of shares equal to the number of Organizer and initial shareholder warrants have been reserved for issuance upon the exercise of warrants to be granted to our Organizers and initial shareholders.  We  issued 317,335 Organizer warrants, and we will also issue to each initial shareholder warrants allowing an initial shareholder to purchase one share of common stock for every five shares that he or she purchases in the offering.

All shares of our common stock will be entitled to share equally in dividends from legally available funds, when, as, and if declared by our Board of Directors.  We do not anticipate that we will pay any cash dividends on our common stock in the near future.  If we were to voluntarily or involuntarily liquidate or dissolve, all shares of our common stock would be entitled to share equally in all of our remaining assets available for distribution to our shareholders.  Each holder of common stock will be entitled to one vote for each share on all matters submitted to the shareholders.  Whenever we issue new shares of capital stock, holders of our common stock will not have any preemptive right to acquire any authorized but unissued shares of our capital stock.  No cumulative voting, redemption, sinking fund or conversion rights or provisions apply to our common stock.  All shares of our common stock registered in the offering as described in this prospectus will be validly issued, fully paid and non-assessable.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock will be available for future issuance without shareholder approval.  These additional shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions, and employee benefit plans.  The existence of authorized but unissued and unreserved shares of our common stock may enable our Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of our corporation by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of management and possibly deprive the shareholders of opportunities to sell their shares of common stock for prices higher than prevailing market prices.

Warrants

We funded our organizational and pre-opening expenses from direct cash advances made by our Organizers and one non-organizer Director from draws made under a $2.9 million line of credit agreement with The Bankers Bank.  All Organizers and one non-organizer Director provided a limited guarantee on amounts drawn under the line of credit.

We recognize that our Organizers played a critical role in the organizational process.  They have imparted considerable expertise and have expended time in the organizational process.  They have also undertaken substantial financial risks in the Bank’s organization.  We granted an aggregate of 317,335 warrants to our Organizers.  Each of our Organizers who contributed his time and expertise and provided a limited guarantee received warrants to purchase the lesser of 16,181 shares of our common stock or the amount of stock which they purchase in the offering.  Rob Alvarado, individually or through an affiliated entity, provided a cash advance of $480,000 and a limited guarantee, and received warrants to purchase 40,000 shares of our common stock.  Basil Sabbah, who provided a cash advance of $130,000 and a limited guarantee received warrants to purchase 25,000 shares of our common stock.  These warrants will be transferable and exercisable at a price of $10.00 per share, the initial offering price, and may be exercised prior to September 10, 2017.  Although we have not made any representation to our Organizers, we intend for these warrants to have the same tax treatment as any other security we issue.

In addition to the Organizer warrants, each of our initial shareholders will receive warrants in recognition of the additional financial risk of investing in Solera National Bancorp from inception.  Each initial shareholder will receive warrants to purchase one share of common stock for every five shares that he or she purchases in the offering.  For example, if an investor purchases 6,000 shares of our common stock in this offering, he will receive warrants to purchase an additional 1,200 shares of our common stock.  The initial shareholder warrants will begin to vest on September 10, 2007 and will expire on September 10, 2010.  Initial shareholder warrants are transferable and exercisable at a price of $12.50 per share.

Organizer and initial shareholder warrants to purchase fractional shares will not be issued.  Instead, we will round down to the next whole number in calculating the number of warrants to issue to any shareholder.  Holders of warrants will be able to profit from any rise in the market price of our common stock over the exercise price of the warrants because they will be able to purchase shares of our common stock at a price that is less than the then current market value.  If the Bank’s capital falls below the minimum level required by the OCC, we may be directed to require the holders to exercise or forfeit their warrants.

Dividends

Because, as a holding company, we will initially conduct no material activities other than holding the common stock of Solera National Bank, our ability to pay dividends will depend on the receipt of dividends from the Bank.  Initially, we expect that the Bank will retain all of its earnings to support its operations and to expand its business.  Additionally, Solera National Bancorp and Solera National Bank are subject to significant regulatory restrictions on the payment of cash dividends.  In light of these restrictions and the need to retain and build capital, neither Solera National Bancorp nor Solera National Bank has any plans to pay dividends until we become profitable and recover any losses incurred during our initial operations.  The payment of future dividends and the dividend policies of Solera National Bancorp and Solera National Bank will depend on our earnings, capital requirements and financial condition, as well as other factors that our respective Boards of Directors consider relevant.  See “Supervision and Regulation” beginning on page 55 for additional discussion of legal and regulatory restrictions on the payment of dividends.

Selected Provisions of Our Certificate of Incorporation and Bylaws

Protective Provisions.  Certain provisions of our certificate of incorporation and bylaws highlighted below may be deemed to have anti-takeover effects and may delay, prevent or make more difficult unsolicited tender offers or takeover attempts that a shareholder may consider to be in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.  These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management.  These provisions include:

•                       the availability of authorized but unissued shares for issuance from time to time at the discretion of our Board of Directors;

•                       bylaw provisions enabling our Board of Directors to increase, between annual meetings, the number of persons serving as Directors and to fill the vacancies created as a result of the increase by a majority vote of the Directors present at the meeting;

•                       bylaw provisions establishing an advance notice procedure with regard to business to be brought before an annual or special meeting of shareholders and with regard to the nomination of candidates for election as Directors, other than by or at the direction of the Board of Directors; and

•                       bylaw provisions allowing the Board of Directors, or the President of the company to call special meetings of shareholders of the Bank.  A special meeting of shareholders may be called by the shareholders, provided that shareholders representing at least twenty-five percent (25%) of all of the votes entitled to be cast join in the request.

Although our bylaws do not give our Board of Directors any power to approve or disapprove shareholder nominations for the election of Directors or proposals for action, they may have the effect of precluding a contest for the election of Directors or the consideration of shareholder proposals if the established procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of Directors or to approve its proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to us and our shareholders.

Indemnification.  Our certificate of incorporation provides generally that we shall indemnify and hold harmless each of our Directors and Executive Officers and may indemnify any other person acting on our behalf in connection with any actual or threatened action, proceeding or investigation, subject to limited exceptions.  For example, we will not indemnify any person from or against expenses, liabilities, judgments, fines, penalties or other payments resulting from matters for which the person is determined to be liable for willful or intentional misconduct in the performance of his duty to the corporation, unless and only to the extent that a court shall determine indemnification to be fair despite the adjudication of liability.

In addition, to the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our Directors, officers and controlling persons, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Limitation of Liability.  Our certificate of incorporation limits the personal liability of our Directors and officers in actions brought on our behalf or on behalf of our shareholders for monetary damages as a result of a Director’s or officer’s acts or omissions while acting in a capacity as a Director or officer, with certain exceptions.  Consistent with the Delaware General Corporation Law, as amended, our certificate of incorporation does not limit the personal liability of our Directors and officers in connection with:

•                       the breach of the Director’s duty of loyalty to the corporation or its shareholders;

•                       any act or omission not in good faith or which involves intentional misconduct or knowing violation of law; or

•                       any transaction from which the Director derives an improper personal benefit.

Our certificate of incorporation also contains a provision that, in the event that Delaware law is amended in the future to authorize corporate action further eliminating or limiting the personal liability of Directors or eliminating or limiting the personal liability of officers, the liability of a Director or officer of the corporation will be eliminated or limited to the fullest extent permitted by law.  Our certificate of incorporation does not eliminate or limit our right or the right of our shareholders to seek injunctive or other equitable relief not involving monetary damages.

Shares Eligible for Future Sale

Upon completion of the offering, we will have between 2,000,000 and 2,880,000 shares of common stock outstanding.  These shares of common stock will be freely tradable without restriction, except our “affiliates” must comply with the resale limitations of Rule 144 under the Securities Act.  An “affiliate” is a person who directly or indirectly controls, is controlled by, or is under common control with, Solera National Bancorp.  Affiliates of a company generally include its directors, executive officers and principal shareholders.

In general, under Rule 144, affiliates will be entitled to sell within any three-month period a number of shares that does not exceed the greater of the following:

•                       1% of the outstanding shares of common stock; or

•                       the average weekly trading volume during the four calendar weeks preceding his or her sale.

Sales under Rule 144 are also subject to provisions regarding the manner of sale, notice requirements and the availability of current public information about us.  Affiliates will not be subject to the volume restrictions and other limitations under Rule 144 beginning ninety days after their status as an affiliate ends.

Prior to the offering, there has been no public market for the common stock, and we cannot predict the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time.  Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.

SUPERVISION AND REGULATION

Banking is a complex, highly regulated industry.  Consequently, the growth and earnings performance of Solera National Bancorp and Solera National Bank can be affected, not only by management decisions and general and local economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities.  These authorities include, but are not limited to, the Federal Reserve, the FDIC, the OCC, the Internal Revenue Service and state taxing authorities.  The effect of these statutes, regulations and policies and any changes to any of them can be significant and cannot be predicted.

The primary goals of the bank regulatory scheme are to maintain a safe and sound banking system and to facilitate the conduct of sound monetary policy.  In furtherance of these goals, Congress has created several largely autonomous regulatory agencies and enacted numerous laws that govern banks, bank holding companies and the banking industry.  The system of supervision and regulation applicable to Solera National Bancorp and Solera National Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC’s deposit insurance funds, the Bank’s depositors and the public, rather than the shareholders and creditors.  The following is an attempt to summarize some of the relevant laws, rules and regulations governing banks and bank holding companies, but does not purport to be a complete summary of all applicable laws, rules and regulations governing banks and bank holding companies.  The descriptions are qualified in their entirety by reference to the specific statutes and regulations discussed.

Solera National Bancorp

General.  As a result of our acquisition of all of the capital stock of Solera National Bank, we are a bank holding company registered with, and subject to regulation by, the Federal Reserve under the “Bank Holding Company Act of 1956, as amended” (Bank Holding Company Act).  The Bank Holding Company Act and other federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.

In accordance with Federal Reserve policy, we are expected to act as a source of financial strength to the Bank and commit resources to support the Bank.  This support may be required under circumstances when we might not be inclined to do so absent this Federal Reserve policy.  As discussed below, we could be required to guarantee the capital plan of the Bank if it becomes undercapitalized for purposes of banking regulations.

Certain Acquisitions.  The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) acquiring more than five percent of the voting stock of any bank or other bank holding company, (ii) acquiring all or substantially all of the assets of any bank or bank holding company, or (iii) merging or consolidating with any other bank holding company.

Additionally, the Bank Holding Company Act provides that the Federal Reserve may not approve any of these transactions if it would result in or tend to create a monopoly or substantially lessen competition or otherwise function as a restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve’s consideration of financial resources generally focuses on capital adequacy, which is discussed below.  As a result of the Patriot Act, which is discussed below, the Federal Reserve is also required to consider the record of a bank holding company and its subsidiary bank(s) in combating money laundering activities in its evaluation of bank holding company merger or acquisition transactions.

Under the Bank Holding Company Act, if adequately capitalized and adequately managed, any bank holding company located in Delaware may purchase a bank located outside of Delaware.  Conversely, an adequately capitalized and adequately managed bank holding company located outside of Delaware may purchase a bank located inside Delaware.  In each case, however, restrictions currently exist on the acquisition of a bank that has only been in existence for a limited amount of time or will result in specified concentrations of deposits.

Change in Bank Control.  Subject to various exceptions, the Bank Holding Company Act and the “Change in Bank Control Act of 1978,” together with related regulations, require Federal Reserve approval prior to any person or company acquiring “control” of a bank holding company.  Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company.  With respect to Solera National Bancorp, control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities.

Permitted Activities.  Generally, bank holding companies are prohibited under the Bank Holding Company Act, from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in any activity other than (i) banking or managing or controlling banks or (ii) an activity that the Federal Reserve determines to be so closely related to banking as to be a proper incident to the business of banking.

Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking include:

•                       factoring accounts receivable;

•                       making, acquiring, brokering or servicing loans and usual related activities;

•                       leasing personal or real property;

•                       operating a non-bank depository institution, such as a savings association;

•                       trust company functions;

•                       financial and investment advisory activities;

•                       conducting discount securities brokerage activities;

•                       underwriting and dealing in government obligations and money market instruments;

•                       providing specified management consulting and counseling activities;

•                       performing selected data processing services and support services;

•                       acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and

•                       performing selected insurance underwriting activities.

Despite prior approval, the Federal Reserve has the authority to require a bank holding company to terminate an activity or terminate control of or liquidate or divest certain subsidiaries or affiliates when the Federal Reserve believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries.  A bank holding company that qualifies and elects to become a financial holding company is permitted to engage in additional activities that are financial in nature or incidental or complementary to financial activity. The Bank Holding Company Act expressly lists the following activities as financial in nature:

•                       lending, exchanging, transferring, investing for others, or safeguarding money or securities;

•                       insuring, guaranteeing or indemnifying against loss or harm, or providing and issuing annuities, and acting as principal, agent or broker for these purposes, in any state;

•                       providing financial, investment or advisory services;

•                       issuing or selling instruments representing interests in pools of assets permissible for a bank to hold directly;

•                       underwriting, dealing in or making a market in securities;

•                       other activities that the Federal Reserve may determine to be so closely related to banking or managing or controlling banks as to be a proper incident to managing or controlling banks;

•                       foreign activities permitted outside of the United States if the Federal Reserve has determined them to be usual in connection with banking operations abroad;

•                       merchant banking through securities or insurance affiliates; and

•                       insurance company portfolio investments.

To qualify to become a financial holding company, Solera National Bank and any other depository institution subsidiary that we may own at the time must be well capitalized and well managed and must have a Community Reinvestment Act rating of at least satisfactory. Additionally, the Company would be required to file an election with the Federal Reserve to become a financial holding company and to provide the Federal Reserve with 30 days’ written notice prior to engaging in a permitted financial activity.  A bank holding company that falls out of compliance with these requirements may be required to cease engaging in some of its activities.  The Federal Reserve serves as the primary “umbrella” regulator of financial holding companies, with supervisory authority over each parent company and limited authority over its subsidiaries.  Expanded financial activities of financial holding companies generally will be regulated according to the type of such financial activity: banking activities by banking regulators, securities activities by securities regulators and insurance activities by insurance regulators.  We currently have no plans to make a financial holding company election.

Sound Banking Practice.  Bank holding companies are not permitted to engage in unsound banking practices.  For example, the Federal Reserve’s Regulation Y requires a holding company to give the Federal Reserve prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases in the preceding year, is equal to 10% or more of the company’s consolidated net worth.  The Federal Reserve may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. As another example, a holding company could not impair its subsidiary bank’s soundness by causing it to make funds available to non-banking subsidiaries or their customers if the Federal Reserve believed it not prudent to do so.

The “Financial Institutions Reform, Recovery and Enforcement Act of 1989” (FIRREA) expanded the Federal Reserve’s authority to prohibit activities of bank holding companies and their non-banking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations.  FIRREA increased the amount of civil money penalties which the Federal Reserve can assess for activities conducted on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution.  The penalties can be as high as $1,000,000 for each day the activity continues.  FIRREA also expanded the scope of individuals and entities against which such penalties may be assessed.

Anti-tying Restrictions.  Bank holding companies and affiliates are prohibited from tying the provision of services, such as extensions of credit, to other services offered by a holding company or its affiliates.

Dividends.  Consistent with its policy that bank holding companies should serve as a source of financial strength for their subsidiary banks, the Federal Reserve has stated that, as a matter of prudence, a bank holding company, generally should not maintain a rate of distributions to shareholders unless its available net income has been sufficient to fully fund the distributions, and the prospective rate of earnings retention appears consistent with the bank holding company’s capital needs, asset quality and overall financial condition.  In addition, we are subject to certain restrictions on the making of distributions as a result of the requirement that the Bank maintain an adequate level of capital as described below.  As a Delaware corporation, we are restricted under the Delaware General Corporation Law from paying dividends under certain conditions.  Please see the section titled “Description of Common Stock – Dividends” beginning on page 53 for further information regarding the laws and regulations affecting our ability to pay dividends.

Solera National Bank

The Bank has received final approval to operate as a national bank from the OCC and for federal deposit insurance from the FDIC and opened for business on September 10, 2007.

Solera National Bank is subject to the supervision, examination and reporting requirements of the National Bank Act and the regulations of the OCC.  The OCC will regularly examine the Bank’s operations and will have the authority to approve or disapprove mergers, the establishment of branches and similar corporate actions.  The OCC will also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.  Solera National Bank will also be subject to numerous state and federal statutes and regulations that affect its business, activities and operations.  The Bank’s deposits will be insured by the FDIC to the maximum extent provided by law.

Branching and Interstate Banking.  National banks are required by the National Bank Act to adhere to branching laws applicable to state banks in the states in which they are located.  Under current Colorado law, banks are permitted to establish branch offices throughout Colorado with prior regulatory approval.  In addition, with prior regulatory approval, banks are permitted to acquire branches of existing banks located in Colorado.  Finally, banks generally may branch across state lines by merging with banks or by purchasing a branch of another bank in other states if allowed by the applicable states’ laws.  If the resulting bank is a Colorado state bank, the merger is subject to Colorado state law.  If the resulting bank is an out-of-state bank, the merger will be subject to the laws of that state.  Colorado law, with limited exceptions, currently permits branching across state lines through interstate mergers if the bank located in Colorado has been in existence for at least five years.  Under the Federal Deposit Insurance Act, states may “opt-in” and allow out-of-state banks to branch into their state by establishing a new start-up branch in the state.  Colorado law currently does not permit de novo branching into the state of Colorado.

Deposit Insurance Assessments.  Banks must pay assessments to the FDIC for federal deposit insurance protection.  The FDIC has adopted a risk-based assessment system as required by FDICIA.  Under this system, FDIC-insured depository institutions pay insurance premiums at rates based on their risk classification.  Institutions assigned to higher risk classifications (that is, institutions that pose a higher risk of loss to their respective deposit insurance funds) pay assessments at higher rates than institutions that pose a lower risk.  An institution’s risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators.  In addition, the FDIC can impose special assessments in certain instances.  The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.  The Bank’s deposit insurance assessments may increase or decrease depending on the risk assessment classification to which we are assigned by the FDIC.  Any increase in insurance assessments could have an adverse effect on the Bank’s earnings.

Expanded Financial Activities.  The “Gramm-Leach-Bliley Financial Services Modernization Act of 1999,” expands the types of activities in which a holding company or national bank may engage.  Subject to various limitations, the act generally permits holding companies to elect to become financial holding companies and, along with national banks, conduct certain expanded financial activities related to insurance and securities, including securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency activities; merchant banking activities; and activities that the Board of Governors of the Federal Reserve has determined to be closely related to banking.  The Gramm-Leach-Bliley Act also provides that state-chartered banks meeting the above requirements may own or invest in “financial subsidiaries” to conduct activities that are financial in nature, with the exception of insurance underwriting and merchant banking, although five years after enactment, regulators will be permitted to consider allowing financial subsidiaries to engage in merchant banking.  Banks with financial subsidiaries must establish certain firewalls and safety and soundness controls, and must deduct their equity investment in such subsidiaries from their equity capital calculations.  Expanded financial activities of financial holding companies and banks will generally be regulated according to the type of such financial activity: banking activities by banking regulators, securities activities by securities regulators, and insurance activities by insurance regulators.

Community Reinvestment Act.  The Community Reinvestment Act requires that, in connection with examinations of financial institutions within its jurisdiction, the FDIC shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate-income neighborhoods.  These facts are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility.  Failure to adequately meet these criteria could impose additional requirements and limitations on us.  Because the Bank’s aggregate assets upon organization will be less than $250 million, under the Gramm-Leach-Bliley Act, it will be subject to a Community Reinvestment Act examination only once every 60 months if we receive an outstanding rating, once every 48 months if it receives a satisfactory rating and as needed if its rating is less than satisfactory.  Additionally, the Bank must publicly disclose the terms of various Community Reinvestment Act-related agreements.

Other Regulations.  Interest and other charges collected or contracted for by the Bank will be subject to state usury laws and federal laws concerning interest rates.  The Bank’s loan operations are also subject to federal laws applicable to credit transactions, such as:

•                       the federal “Truth-In-Lending Act,” governing disclosures of credit terms to consumer borrowers;

•                       the “Home Mortgage Disclosure Act of 1975,” requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•                       the “Equal Credit Opportunity Act,” prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•                       the “Fair Credit Reporting Act of 1978,” governing the use and provision of information to credit reporting agencies;

•                       the “Fair Debt Collection Act,” governing the manner in which consumer debts may be collected by collection agencies; and

•                       the rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

The deposit operations of Solera National Bank will be subject to:

•                       the “Right to Financial Privacy Act,” which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

•                       the “Electronic Funds Transfer Act” and Regulation E issued by the Federal Reserve to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Dividends.  Solera National Bank is required by federal law to obtain prior approval of the OCC for payments of dividends if the total of all dividends declared by its Board of Directors in any year will exceed its net profits earned during the current year combined with its retained net profits of the immediately preceding two years, less any required transfers to surplus.  In addition, Solera National Bank will be unable to pay dividends unless and until it has positive retained earnings.  As previously discussed, we commenced operations with an accumulated deficit of approximately $3.4 million.  Accordingly, we will be unable to pay dividends until the accumulated deficit is eliminated.

In addition, under the Federal Deposit Insurance Corporation Improvement Act, Solera National Bank may not pay any dividend if the payment of the dividend would cause the Bank to become undercapitalized or in the event the Bank is “undercapitalized.”  The OCC may further restrict the payment of dividends by requiring that a financial institution maintain a higher level of capital than would otherwise be required to be “adequately capitalized” for regulatory purposes.  Moreover, if, in the opinion of the OCC, Solera National Bank is engaged in an unsound practice (which could include the payment of dividends), the OCC may require, generally after notice and hearing, that Solera National Bank cease such practice.  The OCC has indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe banking practice.  Moreover, the OCC has also issued policy statements providing that insured depository institutions generally should pay dividends only out of current operating earnings.

Check Clearing for the 21st Century Act.  On October 28, 2003, President Bush signed into law the “Check Clearing for the 21st Century Act,” also known as “Check 21.”  The new law, which became effective on October 28, 2004, gives “substitute checks,” such as a digital image of a check and copies made from that image, the same legal standing as the original paper check.  Some of the major provisions include:

•                       allowing check truncation without making it mandatory;

•                       demanding that every financial institution communicate to accountholders in writing a description of its substitute check processing program and their rights under the law;

•                       legalizing substitutions for and replacements of paper checks without agreement from consumers;

•                       retaining in place the previously mandated electronic collection and return of checks between financial institutions only when individual agreements are in place;

•                       requiring that when accountholders request verification, financial institutions produce the original check (or a copy that accurately represents the original) and demonstrate that the account debit was accurate and valid; and

•                       requiring recrediting of funds to an individual’s account on the next business day after a consumer proves that the financial institution has erred.

We expect that this legislation will likely affect bank capital spending as many financial institutions assess whether technological or operational changes are necessary to stay competitive and take advantage of the new opportunities presented by Check 21.

Capital Adequacy.  The Federal Reserve monitors the capital adequacy of bank holding companies, such as Solera National Bancorp, and the OCC will monitor the capital adequacy of Solera National Bank.  The federal bank regulators use a combination of risk-based guidelines and leverage ratios to evaluate capital adequacy and consider these capital levels when taking action on various types of applications and when conducting supervisory activities related to safety and soundness.  The risk-based guidelines apply on a consolidated basis to bank holding companies with consolidated assets of $500 million or more and, generally, on a bank-only basis for bank holding companies with less than $500 million in consolidated assets.  Each insured depository subsidiary of a bank holding company with less than $500 million in consolidated assets is expected to be “well-capitalized.”

The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and their holding companies, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets.  Assets and off-balance sheet items, such as letter of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate risk weights.  The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

The minimum guideline for the ratio of total capital to risk-weighted assets is 8%.  Total capital consists of two components, Tier 1 Capital and Tier 2 Capital. Tier 1 Capital generally consists of common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of qualifying cumulative perpetual preferred stock, less goodwill and other specified intangible assets.  Tier 1 Capital must equal at least 4% of risk-weighted assets.  Tier 2 Capital generally consists of subordinated debt, preferred stock (other than that which is included in Tier 1 Capital), and a limited amount of loan loss reserves.  The total amount of Tier 2 Capital is limited to 100% of Tier 1 Capital.

In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies with assets of $500 million or more.  These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and other specified intangible assets, of 3% for bank holding companies that meet specified criteria, including having the highest regulatory rating and implementing the Federal Reserve’s risk-based capital measure for market risk.  All other bank holding companies with assets of $500 million or more generally are required to maintain a leverage ratio of at least 4%.  The guidelines also provide that bank holding companies of such size experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without reliance on intangible assets.  The Federal Reserve considers the leverage ratio and other indicators of capital strength in evaluating proposals for expansion or new activities.  The Federal Reserve and the FDIC recently adopted amendments to their risk-based capital regulations to provide for the consideration of interest rate risk in the agencies’ determination of a banking institution’s capital adequacy.

Bank holding companies with assets under $500 million are exempt from the capital adequacy guidelines if they meet certain qualitative requirements.  However, a bank holding company does not qualify for the exemption if it, or its nonbanking subsidiary, as applicable, (i) is engaged in significant nonbanking activities, (ii) conducts significant off-balance sheet activities, or (iii) has a material amount of registered debt or equity securities (other than trust preferred securities.  Certain transition rules apply to trust preferred securities, but these transition rules will not apply to Solera National Bancorp because we had not issued trust preferred securities before September 28, 2005.  To continue to qualify for the exemption from the capital adequacy guidelines, small bank holding companies (i) must be well-capitalized, (ii) are subject to debt retirement requirements, and (iii) are subject to certain debt-to-equity ratios, generally including a restriction on paying dividends if the bank holding company’s debt to equity ratio is not 1.0:1 or less.

Failure to meet capital guidelines could subject a bank or bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting brokered deposits, and other restrictions on its business.

Concentrated Commercial Real Estate Lending Regulations.  The OCC, along with the Federal Reserve and the FDIC, has recently promulgated guidance governing financial institutions with concentrations in commercial real estate lending.  The guidance provides that a bank has a concentration in commercial real estate lending if (i) total reported loans for construction, land development, and other land represent 100% or more of total capital or (ii) total reported loans secured by multifamily and non-farm residential properties and loans for construction, land development, and other land represent 300% or more of total capital and the outstanding balance of such loans has increased 50% or more during the prior 36 months.  If a concentration is present, management must employ heightened risk management practices including board and management oversight and strategic planning, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing, and increasing capital requirements.  Based on the Bank’s projected commercial real estate lending of approximately 40% of its loan portfolio, the Bank will be subject to these regulations.

Prompt Corrective Action Regulations.  Under the prompt corrective action regulations, the FDIC is required and authorized to take supervisory actions against undercapitalized banks.  For this purpose, a bank is placed in one of the following five categories based on the Bank’s capital:

•                       well-capitalized (at least 5% leverage capital, 6% Tier 1 risk-based capital and 10% total risk-based capital);

•                       adequately capitalized (at least 4% leverage capital, 4% Tier 1 risk-based capital and 8% total risk-based capital);

•                       undercapitalized (less than 8% total risk-based capital, 4% Tier 1 risk-based capital or 3% leverage capital);

•                       significantly undercapitalized (less than 6% total risk-based capital, 3% Tier 1 risk-based capital or 3% leverage capital); and

•                       critically undercapitalized (less than 2% tangible capital).

Federal banking regulators are required to take various mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories.  The severity of the action depends upon the capital category in which the institution is placed.  Generally, subject to a narrow exception, banking regulator must appoint a receiver or conservator for an institution that is “critically undercapitalized.”  The federal banking agencies have specified by regulation the relevant capital level for each category.  An institution that is categorized as “undercapitalized,” “significantly undercapitalized,” or “critically undercapitalized” is required to submit an acceptable capital restoration plan to its appropriate federal banking agency.  A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to various limitations.  The controlling holding company’s obligation to fund a capital restoration plan is limited to the lesser of 5% of an “undercapitalized” subsidiary’s assets at the time it became “undercapitalized” or the amount required to meet regulatory capital requirements.  An “undercapitalized” institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval.  The regulations also establish procedures for downgrading an institution to a lower capital category based on supervisory factors other than capital.

Restrictions on Transactions with Affiliates and Loans to Insiders.  Solera National Bancorp and Solera National Bank will be subject to the provisions of Section 23A of the Federal Reserve Act.  These provisions place limits on the amount of:

•                       the Bank’s loans or extensions of credit to affiliates;

•                       the Bank’s investment in affiliates;

•                       assets that the Bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve;

•                       the amount of loans or extensions of credit to third parties collateralized by the securities or obligations of affiliates; and

•                       the Bank’s guarantee, acceptance or letter of credit issued on behalf of an affiliate.

The total amount of the above transactions is limited in amount, as to any one affiliate, to 10% of the Bank’s capital and surplus and, as to all affiliates combined, to 20% of its capital and surplus.  In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements.  The Bank must also comply with other provisions designed to avoid the taking of low-quality assets.

Solera National Bancorp and Solera National Bank are also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibit the Bank from engaging in any transaction with an affiliate unless the transaction is on terms substantially the same, or at least as favorable to the Bank or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

The Bank is also subject to restrictions on extensions of credit to its Executive Officers, Directors, principal shareholders and their related interests.  These types of extensions of credit (1) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (2) must not involve more than the normal risk of repayment or present other unfavorable features.

Privacy.  Financial institutions are required to disclose their policies for collecting and protecting confidential information.  Customers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties except for third parties that market the institutions’ own products and services.  Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing through electronic mail to consumers.

Anti-terrorism Legislation.  In the wake of the tragic events of September 11th, on October 26, 2001, the President signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.  Also known as the “Patriot Act,” the law enhances the powers of the federal government and law enforcement organizations to combat terrorism, organized crime and money laundering.  The Patriot Act significantly amends and expands the application of the Bank Secrecy Act, including enhanced measures regarding customer identity, new suspicious activity reporting rules and enhanced anti-money laundering programs.

Under the Patriot Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and “know your customer” standards in their dealings with foreign financial institutions and foreign customers.  For example, the enhanced due diligence policies, procedures and controls generally require financial institutions to take reasonable steps:

•                       to conduct enhanced scrutiny of account relationships to guard against money laundering and report any suspicious transaction;

•                       to ascertain the identity of the nominal and beneficial owners of, and the source of funds deposited into, each account as needed to guard against money laundering and report any suspicious transactions;

•                       to ascertain for any foreign bank, the shares of which are not publicly traded, the identity of the owners of the foreign bank and the nature and extent of the ownership interest of each such owner; and

•                       to ascertain whether any foreign bank provides correspondent accounts to other foreign banks and, if so, the identity of those foreign banks and related due diligence information.

Under the Patriot Act, financial institutions must also establish anti-money laundering programs. The Patriot Act sets forth minimum standards for these programs, including: (i) the development of internal policies, procedures and controls; (ii) the designation of a compliance officer; (iii) an ongoing employee training program; and (iv) an independent audit function to test the programs.

In addition, the Patriot Act requires the bank regulatory agencies to consider the record of a bank in combating money laundering activities in their evaluation of bank merger or acquisition transactions.  Regulations proposed by the U.S. Department of the Treasury to effectuate certain provisions of the Patriot Act provide that all transaction or other correspondent accounts held by a U.S. financial institution on behalf of any foreign bank must be closed within 90 days after the final regulations are issued, unless the foreign bank has provided the U.S. financial institution with a means of verification that the institution is not a “shell bank.”  Proposed regulations interpreting other provisions of the Patriot Act are continuing to be issued.

Under the authority of the Patriot Act, the Secretary of the Treasury adopted rules on September 26, 2002 increasing the cooperation and information sharing among financial institutions, regulators and law enforcement authorities regarding individuals, entities and organizations engaged in, or reasonably suspected based on credible evidence of engaging in, terrorist acts or money laundering activities.  Under these rules, a financial institution is required to:

•                       expeditiously search its records to determine whether it maintains or has maintained accounts, or engaged in transactions with individuals or entities, listed in a request submitted by the Financial Crimes Enforcement Network (“FinCEN”);

•                       notify FinCEN if an account or transaction is identified;

•                       designate a contact person to receive information requests;

•                       limit use of information provided by FinCEN to: (1) reporting to FinCEN, (2) determining whether to establish or maintain an account or engage in a transaction and (3) assisting the financial institution in complying with the Bank Secrecy Act; and

•                       maintain adequate procedures to protect the security and confidentiality of FinCEN requests.

Under the new rules, a financial institution may also share information regarding individuals, entities, organizations and countries for purposes of identifying and, where appropriate, reporting activities that it suspects may involve possible terrorist activity or money laundering.  Such information-sharing is protected under a safe harbor if the financial institution:  (i) notifies FinCEN of its intention to share information, even when sharing with an affiliated financial institution; (ii) takes reasonable steps to verify that, prior to sharing, the financial institution or association of financial institutions with which it intends to share information has submitted a notice to FinCEN; (iii) limits the use of shared information to identifying and reporting on money laundering or terrorist activities, determining whether to establish or maintain an account or engage in a transaction, or assisting it in complying with we Security Act; and (iv) maintains adequate procedures to protect the security and confidentiality of the information.  Any financial institution complying with these rules will not be deemed to have violated the privacy requirements discussed above.

The Secretary of the Treasury also adopted a rule on September 26, 2002 intended to prevent money laundering and terrorist financing through correspondent accounts maintained by U.S. financial institutions on behalf of foreign banks.  Under the rule, financial institutions:  (i) are prohibited from providing correspondent accounts to foreign shell banks; (ii) are required to obtain a certification from foreign banks for which they maintain a correspondent account stating the foreign bank is not a shell bank and that it will not permit a foreign shell bank to have access to the U.S. account; (iii) must maintain records identifying the owner of the foreign bank for which they may maintain a correspondent account and its agent in the United States designated to accept services of legal process; (iv) must terminate correspondent accounts of foreign banks that fail to comply with or fail to contest a lawful request of the Secretary of the Treasury or the Attorney General of the United States, after being notified by the Secretary or Attorney General.

Sarbanes-Oxley Act of 2002.  The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with certain accounting scandals.  The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws.

The Sarbanes-Oxley Act includes specific additional disclosure requirements, requires the Securities and Exchange Commission and national securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules, and mandates further studies of certain issues by the Securities and Exchange Commission.  The Sarbanes-Oxley Act represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a Board of Directors and management and between a Board of Directors and its committees.

We anticipate that we will incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the regulations that have been promulgated to implement the Sarbanes-Oxley Act, particularly those regulations relating to the establishment of internal controls over financial reporting.

Proposed Legislation and Regulatory Action.  New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of financial institutions operating in the United States.  We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

Effect of Governmental Monetary Policies.  The commercial banking business is affected not only by general economic conditions but also by the fiscal and monetary policies of the Federal Reserve.  Some of the instruments of fiscal and monetary policy available to the Federal Reserve include changes in the discount rate on member bank borrowings, the fluctuating availability of borrowings at the “discount window,” open market operations, the imposition of and changes in reserve requirements against banks’ deposits and assets of foreign branches, the imposition of and changes in reserve requirements against certain borrowings by banks and their affiliates, and the placing of limits on interest rates that banks may pay on time and savings deposits. Such policies influence to a significant extent the overall growth of bank loans, investments, and deposits and the interest rates charged on loans or paid on time and savings deposits.  We cannot predict the nature of future fiscal and monetary policies and the effect of such policies on the future business and our earnings.

All of the above laws and regulations add significantly to the cost of operating Solera National Bancorp and Solera National Bank and thus have a negative impact on our profitability.  We would also note that there has been a tremendous expansion experienced in recent years by certain financial service providers that are not subject to the same rules and regulations as Solera National Bancorp and Solera National Bank  These institutions, because they are not so highly regulated, have a competitive advantage over us and may continue to draw large amounts of funds away from traditional banking institutions, with a continuing adverse effect on the banking industry in general.

LEGAL MATTERS

Hunton & Williams LLP will pass upon the validity of the shares of common stock offered by this prospectus and the Organizer and shareholder warrants to be issued by Solera National Bancorp.

EXPERTS

The financial statements appearing in this Prospectus and Registration Statement have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report appearing elsewhere herein, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

LEGAL PROCEEDINGS

There are no material legal proceedings pending or, to our knowledge, threatened against Solera National Bancorp and Solera National Bank.

REPORTS TO SHAREHOLDERS

Upon the effective date of the registration statement on Form SB-2 that registers the shares of common stock offered by this prospectus with the Securities and Exchange Commission, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, which include requirements to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the Securities and Exchange Commission.  This reporting obligation will continue through at least December 31, 2007 and may also continue for subsequent fiscal years.  The reporting obligation may be suspended for subsequent fiscal years if, at the beginning of the year, our common stock is held by fewer than 300 persons.

ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act for the common stock sold in this offering.  While we have discussed what we believe to be the material terms of the accompanying exhibits and schedules, this prospectus does not contain all of the information contained in the registration statement and the accompanying exhibits and schedules.  For further information about us and our common stock, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other document to which we refer are not necessarily complete.  In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference.  Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at 100 F. Street, N.E. Washington, D.C. 20549.  Copies of these materials may be obtained at prescribed rates from the Public Reference Room of the Securities and Exchange Commission 100 F. Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.  The address of the site is http://www.sec.gov.

We have filed or will file various regulatory applications with the FDIC, the OCC and the Federal Reserve. These applications and the information they contain are not incorporated into this prospectus.  You should rely only on information contained in this prospectus and in the related registration statement in making an investment decision.  To the extent that other available information not presented in this prospectus, including information available from us and information in public files and records maintained by the FDIC, OCC, and the Federal Reserve, is inconsistent with information presented in this prospectus or provides additional information, that information is superseded by the information presented in this prospectus and should not be relied on.  Projections appearing in the applications are based on assumptions that we believe are reasonable, but as to which we can make no assurances.  We specifically disaffirm those projections for purposes of this prospectus and caution you against relying on them for purposes of making an investment decision.

Contents

Report of Independent Registered Public Accounting Firm	F-2

Financial Statements

Balance Sheets as of December 31, 2006 and December 31, 2005	F-3

Statements of Operations for Twelve Months Ended December 31, 2006, Period from January 3, 2005 (Inception) through December 31, 2005, and Period from January 3, 2005 (Inception) through December 31, 2006

F-4

Statements of Changes in Stockholder’s Deficit for Twelve Months Ended December 31, 2006, Period from January 3, 2005 (Inception) through December 31, 2005 and Period from January 3, 2005 (Inception) through December 31, 2006

F-5

Statements of Cash Flows for Twelve Months Ended December 31, 2006, Period from January 3, 2005 (Inception) through December 31, 2005, and Period from January 3, 2005 (Inception) to December 31, 2006	F-6

Notes to Financial Statements	F-7 through F-12

Balance Sheets as of June 30, 2007 (Unaudited) and December 31, 2006 (Unaudited)	F-13

Statements of Operations for the Three Months Ended June 30, 2007 and 2006 (Unaudited), Six Months Ended June 30, 2007 and 2006 (Unaudited) and Period from January 3, 2005 (Inception) through June 30, 2007 (Unaudited)

F-14

Statements of Changes in Stockholder’s Deficit for Six Months Ended June 30, 2007 (Unaudited), and Period from January 3, 2005 (Inception) through December 31, 2006 (Unaudited)	F-15

Statements of Cash Flows for the Six Months Ended June 30, 2007 and 2006 (Unaudited), and Period from Inception through June 30, 2007 (Unaudited)	F-16

Condensed Notes to Financial Statement (Unaudited)

Notes to Financial Statements	F-17 through F-21

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Solera National Bancorp, Inc.

Denver, Colorado

We have audited the balance sheets of Solera National Bancorp, Inc. as of December 31, 2006 and 2005, and the related statements of operations, changes in stockholder’s deficit and cash flows for the year ended December 31, 2006, period from January 3, 2005 (inception) to December 31, 2005 and period from January 3, 2005 (inception) to December 31, 2006.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Solera National Bancorp, Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the year ended December 31, 2006, the period from January 3, 2005 (inception) to December 31, 2005 and period from January 3, 2005 (inception) to December 31, 2006, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  The Company is in the development stage at December 31, 2006.  As discussed in Note 1 to the financial statements, the Company has incurred losses from operations and its total liabilities exceed its total assets.  The Company’s current cash position and incremental borrowing ability raises substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ McGladrey & Pullen, LLP

Denver, Colorado

February 20, 2007

Solera National Bancorp, Inc.
(A Development Stage Enterprise)

Balance Sheets

December 31, 2006 and December 31, 2005

	December 31,	December 31,
	2006	2005

ASSETS

Cash and cash equivalents	$6,978	$4,168
Prepaid expenses	50,195	55,105
Deferred offering costs	156,125	—
Premises and equipment, net	93,331	6,065
Other Assets	20,528	—

Total assets	$327,157	$65,338

LIABILITIES AND STOCKHOLDER’S DEFICIT

Refunds to Organizers	$110,000	$110,000
Accrued expenses	224,583	276,575
Accrued interest payable	6,061	—
Note payable	1,343,726	—
Advances from Organizers	730,001	510,001
Deferred rent expense	4,603	737

Total liabilities	$2,418,974	$897,313

COMMITMENTS AND CONTINGENCIES (Note 7)

STOCKHOLDER’S DEFICIT
Common stock, $0.01 par value; 4,000,000 shares authorized; none issued and outstanding	$—	$—
Deficit accumulated during the development stage	(2,091,817)	(831,975)
Total stockholder’s deficit	$(2,091,817)	(831,975)

Total liabilities and stockholder’s deficit	$327,157	$65,338

See Notes to Financial Statements.

Solera National Bancorp, Inc.

(A Development Stage Enterprise)

Statements of Operations

Twelve Months Ended December 31, 2006, Period from January 3, 2005 (Inception)

through December 31, 2005, and Period from January 3, 2005 (Inception)

through December 31, 2006

			Cumulative
	December 31,	December 31,	Amounts from
	2006	2005	Inception

Revenue, interest income	$186	$1,633	$1,819

Operating expenses:
Professional fees	$175,734	$163,688	$339,422
Consulting fees	257,925	347,375	605,300
Management fees	536,010	239,931	775,941
Regulatory and filing fees	—	25,000	25,000
Depreciation	3,033	639	3,672
General and administrative	231,579	56,975	288,554
Interest expense	55,747	—	55,747
Total operating expenses	$1,260,028	$833,608	$2,093,636

Net loss	$(1,259,842)	$(831,975)	$(2,091,817)

See Notes to Financial Statements.

Solera National Bancorp, Inc.
(A Development Stage Enterprise)

Statements of Changes in Stockholder’s Deficit

Twelve Months Ended December 31, 2006, Period from January 3, 2005 (Inception)
through December 31, 2005, and Period from January 3, 2005 (Inception)
through December 31, 2006

		Additional
	Common	Paid-in	Accumulated
	Stock	Capital	Deficit	Total

Balance, January 3, 2005 (inception)	$—	$—	$—	$—
Comprehensive income:
Net loss	—	—	(831,975)	(831,975)
Balance, December 31, 2005	—	—	(831,975)	(831,975)
Comprehensive income:
Net loss			(1,259,842)	(1,259,842)
Balance, December 31, 2006	$—	$—	$(2,091,817)	$(2,091,817)

See Notes to Financial Statements.

Solera National Bancorp, Inc.
(A Development Stage Enterprise)

Statements of Cash Flows

Twelve Months Ended December 31, 2006, Period from January 3, 2005 (Inception)
through December 31, 2005, and Period from January 3, 2005 (Inception)
through December 31, 2006

			Cumulative
	December 31,	December 31,	Amounts from
	2006	2005	Inception

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	$(1,259,842)	$(831,975)	$(2,091,817)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,033	639	3,672
Changes in operating assets and liabilities:
Prepaid expenses	4,910	(55,105)	(50,195)
Deferred offering costs	(156,125)	—	(156,125)
Other assets	(20,528)	—	(20,528)
Refunds to Organizers	—	110,000	110,000
Accrued expenses	(51,992)	276,575	224,583
Accrued interest payable	6,061	—	6,061
Deferred rent expense	3,866	737	4,603
Net cash used in operating activities	$(1,470,617)	$(499,129)	$(1,969,746)

CASH FLOWS FROM INVESTING ACTIVITIES, purchases of premises and equipment	$(90,299)	$(6,704)	$(97,003)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances from organizers	$360,000	$510,001	$870,001
Repayment of Organizer advances	(140,000)	—	(140,000)
Proceeds from note payable	1,343,726	—	1,343,726
Net cash provided by financing activities	$1,563,726	$510,001	$2,073,727

Net increase in cash and cash equivalents	$2,810	$4,168	$6,978

CASH AND CASH EQUIVALENTS
Beginning of period	4,168	—	—
End of period	$6,978	$4,168	$6,978

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION, cash paid for interest	$—	$—	$—

See Notes to Financial Statements.

Note 1.                                  Organization and Nature of Operations

Patria Corporation was incorporated in Colorado under the name Abrazar Corporation on August 9, 2004.  The Company changed its name to Patria Corporation on October 22, 2004.  During January 2006, Patria Corporation merged its operations into a newly created Delaware corporation named Solera National Bancorp, Inc. (the Company).  The Company, located in Lakewood, Colorado, was established as a proposed bank holding company for the purpose of forming a de novo bank subsidiary (the Bank).  Upon commencement of banking operations, the Bank intends to be a full service commercial bank initially serving customers in the Denver, Colorado metropolitan area.  The Company’s fiscal year ends on December 31.  The Company has not conducted any banking business, and development stage activities of the Company did not commence until January 3, 2005.  The Company has generated no revenue other than interest income on cash balances.

At December 31, 2006, the Company is considered to be in the development stage because it has devoted substantially all of its efforts since commencement of operations to primarily preparing applications with various bank regulatory authorities for permission to organize a national bank and a bank holding company, and taking all other actions necessary to organize and charter the Bank.  The Company anticipates receiving approval as a bank in organization in the first quarter of 2007 and commencing banking operations late in the second quarter of 2007.  The Company has an accumulated deficit of $2,091,817 and $831,975 as of December 31, 2006 and December 31, 2005, respectively, and incurred net losses of $1,259,842 and $831,975 for the twelve months ended December 31, 2006 and period from January 3, 2005 (inception) to December 31, 2005, respectively.  Further, the company incurred cumulative net losses of $2,091,817 for the period from January 3, 2005 (inception) to December 31, 2006.  Successful completion of the Company’s development program and, ultimately, the attainment of profitable operations are dependent on future events, including the Bank’s ability to commence operations, the receipt of various regulatory approvals, equity capital of at least $20 million raised through the sale of the Company’s common stock, the Bank’s receipt of deposit insurance from the Federal Deposit Insurance Corporation, and achieving a level of revenue adequate to support the Company’s cost structure.

The Company is subject to various risks and uncertainties frequently encountered by companies in the early stages.  Such risks and uncertainties include, but are not limited to, its limited operating history, competition, dependence on key personnel and management of rapid growth.  To address these risks, the Company must, among other things, develop and retain its customer base, implement and successfully execute its business and marketing strategy, continue to develop and upgrade its technology, provide superior customer service and attract, retain and motivate qualified personnel.  There can be no guarantee that the Company will be successful in addressing these or other such risks.

To date, the Company has funded its activities primarily through contributions from the Organizers (see Note 5) and proceeds from borrowings on a line of credit.  The Company intends to increase its line of credit to fund additional obligations as needed. The Company expects to obtain funding through a common stock offering.  The Company intends to offer for sale a minimum of 2,000,000 shares and a maximum of 2,400,000 shares of its common stock at $10 per share (see Note 3).  The proceeds of the offering will be utilized primarily to capitalize the Bank and reimburse the Organizers for certain organizational expenses and to repay all amounts outstanding under the line of credit.  The Company’s cash and cash equivalents at December 31, 2006 and December 31, 2005 totaled $6,978 and $4,168, respectively.  Management believes cash on hand, additional advances from Organizers (Note 5), the organizational credit facility and funds to be raised in a common stock offering will provide the Company with adequate funding through December 31, 2007.  The Company’s cash position and incremental borrowing ability raises substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described above.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.  There can be no assurance that the Company will achieve or sustain profitability or positive cash flow from its operations.

Note 2.                                  Summary of Significant Accounting Policies

Cash and cash equivalents:  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be equivalent to cash.  As of December 31, 2006 and December 31, 2005, cash and cash equivalents consisted principally of deposits with financial institutions.

Deferred offering costs:  The Company capitalizes direct incremental costs related to the common stock offering and these costs will be deducted from the proceeds from the offering.  At December 31, 2006 and December 31, 2005, $156,125 and $0 were incurred, respectively, and have been capitalized.

Premises and equipment:  Equipment and furniture are carried at cost, less accumulated depreciation.  Depreciation is computed using the straight-line method over an estimated useful life.  The Company had accumulated depreciation of $3,033 and $639 at December 31, 2006 and December 31, 2005, respectively.

Impairment of long-lived assets:  The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Advances from Organizers:  Advances from Organizers consist of cash received from Organizers and are recorded at face value.  There is no stated maturity or interest rate.  The Company intends to repay the Organizer advances from the proceeds of the sale of its common stock.

Income taxes:  Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards, and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Stock-based compensation:  The Company accounts for stock-based compensation to employees as outlined in Financial Accounting Standards Board (FASB) Statement 123(R), Share-Based Payment.  The cost of employee services received in exchange for an award of equity instruments is based on the grant-date fair value of the award.

Concentrations of credit risk:  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents on deposit at one financial institution.  Management believes the credit risk associated with such instruments is minimal.

Use of estimates:  The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period.  Actual results could materially differ from these estimates.

Recently issued accounting pronouncements:  In December 2004, FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payments (SFAS 123R), which requires all companies to measure and recognize the fair value of equity instrument awards granted to employees.  This new pronouncement is effective January 1, 2006 for the Company.  The Company has early adopted this standard at December 31, 2005.  There is no impact to the Company’s financial statements at December 31, 2006 and December 31, 2005 as no option plan is in effect.

In July 2006, the FASB adopted FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”).  FIN 48 was issued to clarify the requirements of SFAS No. 109, “Accounting for Income Taxes,” relating to the recognition of income tax benefits.  FIN 48 provides a two-step approach to recognition threshold and measurement attribute for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return.  The first step is to determine whether the benefit is to be recognized; the second step is to determine the amount to be recognized.  Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition requirements for uncertain tax positions.  The accounting provisions of FIN 48 will be effective for fiscal years beginning after December 15, 2006, with earlier adoption encouraged.  Management does not expect this accounting pronouncement to have a material impact on its financial statements.

Note 3.                                  Common Stock Offering

The Company intends to offer for sale a minimum of 2,000,000 shares and a maximum of 2,400,000 shares of its common stock at an offering price of $10 per share.  In addition, the Company will issue one stock purchase warrant for every five shares of common stock purchased, up to a maximum of 480,000 warrants.  The warrants will entitle the holder to purchase one share of the Company’s common stock for $12.50 at any time within three years of the date the Bank opens for business.  The Company is not using an underwriter.  Officers and Organizers of the Company will be selling the shares.  The Officers and Organizers of the Company will not receive any commission in connection with the sale of shares.

Note 4.                                  Pre-operating Costs

Certain pre-operating costs, including costs incurred in connection with the organization of the Company and the Bank, have been incurred.  These costs amounted to $1,260,028 and $833,608 for the twelve months ended December 31, 2006 and period from January 3, 2005 (inception) to December 31, 2005, respectively.  Further, these costs amounted to $2,093,636 for the period from January 3, 2005 (inception) to December 31, 2006 and have been charged to expense as incurred.

Note 5.                                  Advances from Organizers

The Company’s Organizers have advanced funds for organizational and other pre-operating expenses.  These advances are non-interest bearing and have no stated maturity.  The Company intends to repay the Organizer advances from the proceeds of the sale of its common stock.

Additionally, as consideration to the Organizers after the Bank opens for business, the Company intends to issue to each Organizer one stock purchase warrant for every $10 that the Organizer has at risk during the pre-operating and organizational phase.  Each warrant will entitle its holder to purchase one share of the Company’s common stock for $10 at any time within ten years of the date that the Bank opens for business.  In the event that the offering is not completed or the Bank does not open for business, the aforementioned Organizer warrants will not be issued.

Certain Organizers that had advanced funds to the Company in the amount of $110,000 withdrew prior to December 31, 2006.  Such amounts will be repaid with proceeds from the sale of its common stock discussed in Note 3.

Further, certain Organizers have advanced the Company an additional $240,000 during the period ended December 31, 2006 as a temporary advance until the line of credit was secured.  As of December 31, 2006, $140,000 has been repaid from drawings from the organizational loan and the remaining $100,000 will be repaid from proceeds from the common stock offering.

Finally, four Organizers joined the Company in 2006 and advanced the Company $120,000.  Such amounts will be repaid with proceeds from the sale of its common stock discussed in Note 3.

Note 6.                                  Income Taxes

No income tax provision was charged to continuing operations for the year ended December 31, 2006 and period from January 3, 2005 (inception) to December 31, 2005.

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate of 35% to pretax income from continuing operations for the twelve months ended December 31, 2006 and period from January 3, 2005 (inception) to December 31, 2005, due to the following:

	December 31, 2006	December 31, 2005
Computed “expected” tax expense	$(440,944)	$(290,550)
Increase in income taxes resulting from:
Change in valuation allowance	466,628	307,824
Other	(25,684)	(17,274)
	$—	$—

Tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2006 and December 31, 2005, are presented below:

	December 31, 2006	December 31, 2005
Deferred tax assets:	$774,452	$307,824
Start up and organizational costs
Less valuation allowance	(774,452)	(307,824)
	$—	$—

Note 7.                                  Commitments and Contingencies

Operating Leases

The Company entered into a non-cancelable operating lease for a potential branch location on November 1, 2005 that expires in 2010.  Additionally, the Company entered into a ten year non-cancelable lease for a proposed main bank office location during the second quarter of 2006.  The lease commences the earlier of the date the bank opens for business at the location or sixty days after the landlord obtains a core and shell certificate of occupancy for the premises.  The lease contains two renewal options of ten years each.  Rent expense will be recognized on a straight line basis over the minimum lease term plus one renewal period.  The future minimum lease payments are approximately $1,480,000 from commencement date through the end of  the 120 month lease term.  Finally, the Company entered into a five year non-cancelable lease for its corporate offices during the second quarter of 2006.  The lease commenced on September 1, 2006.  The lease contains two renewal options of five years each. Rent expense will be recognized on a straight line basis over the lease term including the renewal periods.  The future minimum lease payments are approximately $365,000 from commencement date through the end of the 60 month lease term.

Each lease contains various term renewal options.  In most cases, management expects that, in the normal course of business, leases will be renewed or replaced by other leases other than discussed below.

In January 2007, the Company entered into a plan to abandon its current corporate headquarters for cost reduction purposes.  Management decided to relocate its corporate offices to the main bank office location after the building is completed and ready for occupancy.  The Company is currently seeking a sub-lessee for the premises to be vacated.  The Company estimates a loss of $92,260 to be incurred as a result of abandoning its current corporate headquarters.  The amount was calculated to be the difference between the present value of future lease obligations and the present value of estimated sub-lease income.  The loss from abandonment will be recorded in the financial statements at the time the Company ceases to use its corporate headquarters.  No amounts related to the abandonment have been recorded in the accompanying financial statements.

At December 31, 2006, future minimum annual payments under non-cancelable leases having an initial term in excess of one year are as follows:

December 31,
2006
Period ending:
2007	$182,268
2008	216,763
2009	223,809
2010	233,824
2011	199,745
$1,056,409

Rent expense, primarily for office facilities, was $54,500 for the twelve-months ended December 31, 2006 and $28,509 for the period ended December 31, 2005.

Management Fees / Related-Party

The Company has entered into consulting agreements with the proposed Chairman, proposed President and Chief Executive Officer, proposed Regional President / Senior Lending Officer, and with the proposed Chief Operating Officer / Chief Financial Officer.  The agreements are scheduled to terminate on the earlier of (i) April 1, 2007; (ii) the date on which the Bank receives authorization to commence its banking business (the Certificate of Authority) from the Office of the Comptroller of the Currency and approval of Insurance of Accounts from the Federal Deposit Insurance Corporation; (iii) the date on which the Company advises the individual that it has abandoned its effort to obtain the Certificate of Authority; (iv) the date on which the individual receives written notice from the Company that it is terminating this agreement “for cause”; or (v) the death or disability of the individual.

Total amounts due under the terms of these agreements approximate $52,300 per month.  These costs approximated $450,000 for the twelve-month period ended December 31, 2006 and $148,400 for the period from January 3, 2005 (inception) to December 31, 2005.

In the event of termination by the Company without cause, the consultant agreements provide for a lump-sum payment, payable on the date of termination.  As of December 31, 2006 and December 31, 2005, the lump-sum payment would be approximately $427,600 and $49,500, respectively, at the assumed Closing Date of April 1, 2007.

Deferred Compensation

The related-party consulting agreements with the proposed Chairman and with the proposed Chief Operating Officer / Chief Financial Officer also provide for additional compensation in the form of deferred compensation payments.  As of December 31, 2006, this payment would aggregate to approximately $211,000, with an assumed closing date of April 1, 2007.  The Company has accrued approximately $195,000 and $91,500 under the deferred compensation agreements at December 31, 2006 and December 31, 2005, respectively.

Third-Party Consulting Agreements

In connection with the development stage and eventual capital-raising activities, the Company receives certain consulting services from an unrelated third party.  During the twelve-month period ended December 31, 2006 and from January 3, 2005 to December 31, 2005, the Company incurred and paid $343,750 and $216,250, respectively, for these services.  As of December 31, 2006 the future remaining payments under these agreements are approximately $60,000 and will be paid on or before April 2007.  The Company is current on all payments due under this consulting agreement as of December, 2006 and had accrued $0 and $118,750 as of December 31, 2006 and December 31, 2005, respectively.  Furthermore, approximately $21,800 of such costs related to capital raising efforts has been deferred as a component of deferred offering costs in the accompanying balance sheet at December 31, 2006.

In connection with the development stage, the Company entered into an agreement to receive certain technology consulting services from an unrelated third party.  Through December 31, 2006, the Company paid $35,000 under the agreement.  The future minimum payments under this agreement, as amended, are $0.

Note 8.                                  Other Related-Party Transactions

The Company incurred executive recruiting fees in the amount of $15,000 from the commencement of operations to December, 2006 from an Organizer of the Company.   Effective September 19, 2005, the Organizer resigned as an Organizer and was released from all further obligations and waived his right to participate in any warrant grant.  The Organizer’s previous organizational advance of $10,000 was repaid in December 2005.  In exchange for the return of the advance, the former Organizer waived his right to deferred compensation for executive recruiting services performed which was payable from Bank capital within 30 days of the Company receiving the Certificate of Authority.

Certain Organizers and proposed Executive Officers of the Company are employed as consultants.  Under these consulting agreements, individuals have been paid approximately $450,000 and $148,400 for the twelve-month period ended December 31, 2006 and year ended December 31, 2005, respectively (see Note 7).

The Company subleased office space from a third party which had leased the space from an entity in which an Organizer maintains an ownership interest.  The Company incurred and paid approximately $16,000 for the twelve-months ended December 31, 2006 and $13,900 during 2005, excluding a security deposit of $1,400.

The Company utilizes a temporary staffing service for payroll administration of temporary staff engaged during the organization stage.  The company is owned by an Organizer.  The Company paid approximately $36,600 for the twelve-months ended December 31, 2006 and $0 during 2005.

The Company has engaged a law firm for legal services associated with leases for the main banking office and corporate offices.  One of the Organizers is a partner with the firm.  The Company paid approximately $9,200 for the twelve-months ended December 31, 2006 and $0 during 2005.

Note 9.                                  Line of Credit

A line of credit for $1,800,000 and a letter of credit in the amount of $97,500 were approved by a third-party bank to fund pre-opening expenses in excess of Organizer advances during March 2006.  During August 2006, the line of credit was increased by $250,000 to $2,050,000 on the same terms and conditions as the original line of credit.  During December 2006, the line of credit was increased by $250,000 to $2,300,000.  The line of credit carries an interest rate of prime + 0% with a floor at 7.5% and $250 in documentation fees.  The line of credit matures June 30, 2007.  The line of credit and letter of credit are secured by personal guarantees from each Organizer.  As of December 31, 2006, the Company has borrowed $1,343,726 against the line of credit.  Furthermore, the Company has borrowed additional funds since the period ended December 31, 2006 with an outstanding balance of approximately $1,560,000 as of February 20, 2007.

Note 10.                           Stockholder’s Deficit

Pursuant to its certificate of incorporation, the Company is authorized to issue up to 4,000,000 shares of common stock with $.01 par value.  No stock has been issued as of December 31, 2006 and December 31, 2005 and all authorized stock has been reserved for the Company’s common stock offering.

The Company anticipates adopting a stock option plan in 2007 in conjunction with its common stock offering and after shareholder approval.  Additionally, the Company anticipates issuing warrants to Organizers in conjunction with its common stock offering as discussed in Note 5.  No stock options or warrants have been issued or option and warrant plans were effective at December 31, 2006 and December 31, 2005.

Solera National Bancorp, Inc.
(A Development Stage Enterprise)

Balance Sheets
June 30, 2007 and December 31, 2006

	June 30,	December 31,
	2007	2006
	(Unaudited)	(Unaudited)

ASSETS

Cash and cash equivalents	$19,898	$6,978
Prepaid expenses	24,839	50,195
Deferred offering costs	201,306	156,125
Premises and equipment, net	433,631	93,331
Construction in process	461,848	—
Other assets	38,294	20,528

Total assets	$1,179,816	$327,157

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Accounts payable	$66,906	$9,374
Refunds to Organizers	110,000	110,000
Accrued expenses	317,727	215,209
Accrued interest payable	1,333	6,061
Note payable	2,331,616	1,343,726
Advances from Organizers	1,180,001	730,001
Capital lease liability	191,547	—
Deferred rent expense	8,364	4,603

Total liabilities	$4,207,494	$2,418,974

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIT
Common stock, $0.01 par value; 5,000,000 shares authorized; none issued and outstanding	$—	$—
Deficit accumulated during the development stage	(3,027,678)	(2,091,817)
Total stockholders’ deficit	$(3,027,678)	(2,091,817)

Total liabilities and stockholders’ deficit	$1,179,816	$327,157

See Notes to Financial Statements.

Solera National Bancorp, Inc.
(A Development Stage Enterprise)

Statements of Operations
For the Three Months Ended June 30, 2007 and  2006, Six Months Ended June 30, 2007 and 2006,
and Period from January 3, 2005 (Inception) through June 30, 2007

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		Cumulative Amounts from
	2007	2006	2007	2006	Inception
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue, interest income	$1,328	$102	$1,328	$168	$3,147

Operating expenses:
Professional fees	$29,200	$24,209	$68,297	$134,832	$407,719
Consulting fees	6,075	105,125	42,700	177,500	648,000
Management fees	204,396	165,942	406,312	249,452	1,182,252
Regulatory and filing fees	—	—	—	—	25,000
Depreciation and amortization	14,400	288	31,541	527	35,212
General and administrative	201,841	59,583	313,770	78,355	602,326
Interest expense	42,884	10,372	74,569	11,064	130,316
Total operating expenses	$498,796	$365,519	$937,189	$651,730	$3,030,825

Net loss	$(497,468)	$(365,417)	$(935,861)	$(651,562)	$(3,027,678)

Basic earnings per share	NA	NA	NA	NA	NA

Diluted earnings per share	NA	NA	NA	NA	NA

See Notes to Financial Statements.

Solera National Bancorp, Inc.
(A Development Stage Enterprise)

Statements of Changes in Stockholders’ Deficit
For Six Months Ended June 30, 2007 (Unaudited), and Period from January 3, 2005 (Inception)
through December 31, 2006 (Unaudited)

		Additional
	Common	Paid-in	Accumulated
	Stock	Capital	Deficit	Total

Balance, January 3, 2005 (Inception)	$—	$—	$—	$—
Comprehensive income:
Net loss	—	—	(831,975)	(831,975)
Balance, December 31, 2005	—	—	(831,975)	(831,975)
Comprehensive income:
Net loss			(1,259,842)	(1,259,842)
Balance, December 31, 2006	$—	$—	$(2,091,817)	$(2,091,817)
Comprehensive income:
Net loss	—	—	(935,861)	(935,861)
Balance, June 30, 2007	—	—	$(3,027,678)	$(3,027,678)

See Notes to Financial Statements.

Solera National Bancorp, Inc.
(A Development Stage Enterprise)

Statements of Cash Flows
For the Six Months Ended June 30, 2007 and 2006, and Period
from January 3, 2005 (Inception) through June 30, 2007

	For the Six Months Ended June 30,		Cumulative Amounts from
	2007	2006	Inception
	(Unaudited)	(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	$(935,861)	$(651,562)	$(3,027,678)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	31,541	527	35,212
Changes in operating assets and liabilities:
Prepaid expenses	25,356	(8,697)	(24,839)
Other assets	(17,766)	(20,461)	(38,294)
Accounts payable	57,532	—	66,906
Refunds to Organizers	—	—	110,000
Accrued expenses	102,518	(69,186)	317,727
Accrued interest payable	(4,728)	—	1,333
Deferred rent expense	3,761	844	8,364
Net cash used in operating activities	$(737,647)	$(748,535)	$(2,551,269)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of premises and equipment, and construction in process	$(642,142)	$(12,207)	$(739,144)
Deferred offering costs	$(45,181)	$(106,145)	$(201,306)
Net cash provided by investing activities	$(687,323)	$(118,352)	$(940,450)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances from Organizers	$450,000	$300,000	$1,320,001
Repayment of Organizer advances	—	(140,000)	(140,000)
Proceeds from note payable	987,890	722,415	2,331,616
Net cash provided by financing activities	$1,437,890	$882,415	$3,511,617

Net increase in cash and cash equivalents	$12,920	$15,528	$19,898

CASH AND CASH EQUIVALENTS
Beginning of period	6,978	4,168	—
End of period	$19,898	$19,696	$19,898

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$—	$—	$—
Assets acquired under capital leases	$192,350	$—	$192,350

See Notes to Financial Statements.

UNAUDITED CONDENSED NOTES TO FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements contain all adjustments (consisting only of normal recurring adjustments) which, in the opinion of management, are necessary to present fairly the financial position of Solera National Bancorp, Inc. (“Company”) as of June 30, 2007, and the results of its operations for the three months and six months ended June 30, 2007 and June 30 2006, respectively, and for the period from January 3, 2005 (inception) to June 30, 2007.  Cash flows are presented for the six months ended June 30, 2007 and June 30, 2006, respectively, and for the period from January 3, 2005 (inception) to June 30, 2007.  Certain reclassifications have been made to the consolidated financial statements and related notes of prior periods to conform to the current presentation. These reclassifications had no impact on Stockholders’ deficit or net loss for the periods. Additionally, certain information and footnote disclosures normally included in financial statements have been condensed or omitted pursuant to rules and regulations of the U.S. Securities and Exchange Commission.  The Company believes that the disclosures in the unaudited condensed financial statements are adequate to make the information presented not misleading.  However, these unaudited condensed financial statements should be read in conjunction with the financial statements and footnotes thereto included in the registration statement on Form SB-2 (File No. 333-138042), filed by the Company under the Securities Act of 1933, as such registration statement became effective on March 7, 2007, and all of the Company’s other filings with the SEC from March 7, 2007 through the current date pursuant to the Securities Exchange Act of 1934.

At June 30, 2007, the Company is considered to be in the development stage because it has devoted substantially all of its efforts since commencement of operations to primarily preparing applications with various bank regulatory authorities for permission to organize a national bank and a bank holding company, and taking all other actions necessary to organize and charter the Bank.  The Company received approval as a bank in organization in the first quarter of 2007 and anticipates commencing banking operations during the third quarter of 2007.  Successful completion of the Company’s development program and, ultimately, the attainment of profitable operations are dependent on future events, including the Bank’s ability to commence operations, the receipt of various regulatory approvals, equity capital of at least $20 million raised through the sale of the Company’s common stock, the Bank’s receipt of deposit insurance from the Federal Deposit Insurance Corporation, and achieving a level of revenue adequate to support the Company’s cost structure.

The Company is subject to various risks and uncertainties frequently encountered by companies in the early stages.  Such risks and uncertainties include, but are not limited to, its limited operating history, competition, dependence on key personnel and management of rapid growth.  To address these risks, the Company must, among other things, develop and retain its customer base, implement and successfully execute its business and marketing strategy, continue to develop and upgrade its technology, provide superior customer service and attract, retain and motivate qualified personnel.  There can be no guarantee that the Company will be successful in addressing these or other such risks.

To date, the Company has funded its activities primarily through contributions from the Organizers (see Note 4) and proceeds from borrowings on a line of credit (see Note 7).  The Company expects to obtain funding through a common stock offering.  The Company is offering for sale a minimum of 2,000,000 shares and a maximum of 2,400,000 shares of its common stock at $10 per share (see Note 3). The proceeds of the offering will be utilized primarily to capitalize the Bank and reimburse the Organizers for certain organizational expenses and to repay all amounts outstanding under the line of credit.  The Company’s cash and cash equivalents at June 30, 2007 and December 31, 2006 totaled $19,898 and $6,978, respectively.  Management believes cash on hand, additional advances from Organizers (see Note 4), the organizational credit facility and funds to be raised in a common stock offering will provide the Company with adequate funding through June 30, 2008.  The Company’s cash position and incremental borrowing ability raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described above.  The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.  There can be no assurance that the Company will achieve or sustain profitability or positive cash flow from its operations.

NOTE 2 - SUMMARY OF ORGANIZATION

The Company is a proposed bank holding company for a de novo bank, Solera National Bank (In Organization), Lakewood, Colorado (“Bank”).  The Company filed applications with the Office of the Comptroller of the Currency (“OCC”) to charter the Bank and with the Federal Deposit Insurance Corporation (“FDIC”) for federal deposit insurance.  Preliminary approvals of each of these applications have been received.  The Company has secured prior approval from the Federal Reserve Bank of Kansas City to form a bank holding company.  The Company is a development stage enterprise as defined by the Financial Accounting Standards Board Statement No. 7, “Accounting and Reporting by Development Stage Enterprises,” as it devotes substantially all its efforts to establishing a new business, its planned principal operations have not commenced and there has been no significant revenue from the planned principal operations.

NOTE 3 - COMMON STOCK OFFERING

The Company is offering for sale a minimum of 2,000,000 shares and a maximum of 2,400,000 shares of its common stock at an offering price of $10 per share.  In addition, the Company will issue one stock warrant for every five shares of common stock purchased, up to a maximum of 576,000 warrants. The warrants will entitle the holder to purchase one share of the Company’s common stock for $12.50 at any time within three years of the date the Bank opens for business.  The offering is not underwritten. Subject to compliance with applicable federal and state securities laws, the offering is being made on a best efforts basis through our Organizers, executive officers and directors, who will not receive any commission or other compensation in connection with these activities, but who may receive reimbursement of their reasonable out-of-pocket expenses incurred in connection with these activities.

NOTE 4 - ADVANCES FROM ORGANIZERS

The Company’s Organizers have advanced funds for organizational and other pre-operating expenses.  These advances are non-interest bearing and have no stated maturity.  The Company intends to repay the Organizer advances from the proceeds of the sale of its common stock.

Additionally, as consideration to the Organizers after the Bank opens for business, the Company intends to issue to each Organizer one warrant for every $10 that the Organizer has at risk during the pre-operating and organizational phase.  Each warrant will entitle its holder to purchase one share of the Company’s common stock for $10 at any time within ten years of the date that the Bank opens for business.  In the event that the offering is not completed or the Bank does not open for business, the aforementioned Organizer warrants will not be issued.

NOTE 5 - INCOME TAXES

The Company adopted the provisions of Financial Standards Accounting Board (“FASB”) Interpretation No. 48 Accounting for Uncertainty in Income Taxes (“FIN 48”), an interpretation of FASB Statement No. 109 effective on January 1, 2007.  FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  FIN 48 also provides guidance on the accounting for and disclosure of unrecognized tax benefits, interest and penalties.  Adoption of FIN 48 did not have a material impact on the Corporation’s unaudited condensed financial statements.

NOTE 6 - RELATED-PARTY TRANSACTIONS

Certain Organizers and proposed Executive Officers of the Company are employed as consultants.  Under these consulting agreements, the Company has incurred costs of approximately $204,000 and $166,000 for the three-month periods ended June 30, 2007 and June 30, 2006, respectively, and approximately $406,000 and $249,000 for the six-month periods ended June 30, 2007 and June 30, 2006, respectively.  Additionally, the Company has incurred costs under these consulting agreements of approximately $1,182,000 for the period January 3, 2005 (inception) through June 30, 2007.  During the quarter, the consulting agreements were extended for Executive Officers through August 31, 2007.

The Company utilizes a temporary staffing service for payroll administration of temporary staff engaged during the organization stage.  The company is owned by an Organizer.  The Company incurred approximately $33,000 and $5,710 for the three-month periods ended June, 2007 and June 30, 2006, respectively, and approximately $60,500 and $5,710 for the six-month periods ended June 30, 2007 and June 30, 2006, respectively.  Additionally the Company incurred approximately $97,200 for the period January 3, 2005 (inception) through June 30, 2007.

The Company engaged a law firm for legal services associated with leases for the main banking office and corporate offices.  One of the Organizers is a partner with the firm.  The Company paid $0 and approximately $1,300 for the three-month periods ended June 30, 2007 and June 30, 2006, respectively and $0 and approximately $1,300 for the six-month periods ended June 30, 2007 and June 30, 2006, respectively.  The Company incurred approximately $9,200 for the period January 3, 2005 (inception) and June 30, 2007.

NOTE 7 - LINE OF CREDIT

A line of credit for $2,600,000 was approved by a third-party bank to fund pre-opening expenses in excess of Organizer advances.  The line of credit carries an interest rate of prime + 0% with a floor at 7.5%.  The line of credit was scheduled to mature on August 30, 2007.  The line of credit is secured by personal guarantees from each Organizer.  As of June 30, 2007, the Company has borrowed $2,320,105 against the line of credit and $11,511 from a vendor to finance a deposit on furniture acquired under a capital lease.

The line of credit from a third-party bank was increased to $2,900,000 on July 31, 2007 and the maturity date was extended to September 30, 2007.  The terms described above remain unchanged.

NOTE 8 - SUBSEQUENT EVENTS

In January 2007, the Company entered into a plan to abandon its corporate headquarters for cost reduction purposes.  Management relocated its corporate offices to the main bank office on July 27, 2007.  The Company is currently seeking a sub-lessee for the vacated premises.  The Company estimates a loss of $141,000 to be incurred as a result of abandoning its current corporate headquarters.  The amount was calculated to be the difference between the present value of future lease obligations and the present value of estimated sub-lease income.  The loss from abandonment will be recorded in the third quarter financial statements on the “cease use” date as defined by Statements of Financial Accounting Standards (SFAS) No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”.  No amounts related to the abandonment have been recorded in the accompanying unaudited condensed financial statements.

Additionally, the consulting contract with Bankmark expired on July 7, 2007 and was not extended.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATION

OVERVIEW

The Company was incorporated as a Delaware corporation on January 12, 2006 to serve as a bank holding company for Solera National Bank.  Solera National Bancorp is the resulting corporation of a merger with Patria Corporation, a Colorado corporation (formerly known as Abrazar Corporation) which commenced operations on January 3, 2005.  Solera National Bank will be a full-service commercial bank that will be headquartered in Lakewood, Colorado.  The Bank will offer a broad range of commercial and consumer banking services to small and medium-sized businesses, licensed professionals and individuals who we believe will be particularly responsive to the style of service that the Bank intends to provide to its customers.  The Bank intends to serve the entire market area and intends to target the local Hispanic population due to the significant growth in this demographic and our perception that traditional banks have failed to fully service the needs of the Hispanic population because of cultural and language barriers.

On October 6, 2006, an application was filed with the OCC to organize a new national bank in Lakewood, Colorado and with the FDIC for federal deposit insurance.  Preliminary approval has been received from both regulatory agencies on March 19, 2007 and March 22, 2007, respectively, to organize a new national bank.

During the period between regulatory approval and the commencement of banking operations, the Company has been taking actions to satisfy the conditions to regulatory approval imposed by the OCC and FDIC, including raising the capital necessary to open.  We have also received prior approval from the Federal Reserve Bank of Kansas City to become a bank holding company.  In addition, the Bank has been engaged in such activities as the build-out of its banking offices, the recruitment and training of staff, preliminary marketing, and the installation of its computer systems and operating software.  Final approval is not expected before the completion of the offering and a satisfactory pre-opening examination.

FINANCIAL RESULTS

Three months ended June 30, 2007 and June 30, 2006

For the three-month period ended June 30, 2007, the net loss increased 36% to $497,468 versus a net loss of $365,417 for the three-month period ended June 30, 2006.  Because the Company is in the organizational stage, it has no operations from which to generate revenues.

For the three-month period ended June 30, 2007, professional fees of $29,200 increased 21% or $4,991 due to higher legal and accounting fees.  Consulting fees of $6,075 decreased 94% or $99,050, versus the three-month period ended June 30, 2006, due to lower, non stock offering-related fees incurred under the consulting agreement with Bankmark.  The Company capitalizes direct incremental legal and consulting costs related to the common stock offering and these costs will be deducted from the proceeds of the offering.  Approximately $201,000 of costs has been capitalized as of June 30, 2007.

Management fees of $204,396 for the three-month period ended June 30, 2007 increased 23% or $38,454 versus the three-month period ended June 30, 2006 primarily due to the hiring of additional consultants who will become Executive Officers of the Bank.

Depreciation and amortization of $14,400 for the three-month period ended June 30, 2007 was $14,112 higher than the three-month period ended June 30, 2006 primarily due to premises and equipment put into service at the Company’s headquarters location.

General and administrative expense of $201,841 for the three-month period ended June 30, 2007 was $142,258 higher than the three-month period ended June 30, 2006 primarily due to increased premises expense, higher indirect stock offering-related expenses, and bank-opening related expenses.

Interest expense of $42,884 for the three-month period ended June 30, 2007 was $32,512 higher than the three-month period ended June 30, 2006 due to a higher outstanding balance under the organizational line of credit.

Six months ended June 30, 2007 and June 30, 2006

For the six-month period ended June 30, 2007, the net loss increased 44% to $935,861 versus a net loss of $651,562 for the six-month period ended June 30, 2006.  Because the Company is in the organizational stage, it has no operations from which to generate revenues.

For the six-month period ended June 30, 2007, professional fees of $68,297 decreased 49% or $66,535 due to lower non-offering related legal fees.  Consulting fees of $42,700 decreased 76% or $134,800, versus the six-month period ended June 30, 2006, due to lower, non stock offering-related fees incurred under the consulting agreement with Bankmark along with lower information technology consulting services.

Management fees of $406,312 for the six-month period ended June 30, 2007 increased 63% or $156,860 versus the six-month period ended June 30, 2006 primarily due to the hiring of additional bank officers.

Depreciation and amortization of $31,541 for the six-month period ended June 30, 2007 was $31,014 higher than the six-month period ended June 30, 2006 primarily due to premises and equipment put into service at the Company’s headquarters location.

General and administrative expense of $313,770 for the six-month period ended June 30, 2007 was $235,415 higher than the six-month period ended June 30, 2006 primarily due to increased premises expense, higher indirect stock offering-related expenses, and bank-opening related expenses.

Interest expense of $74,569 for the six-month period ended June 30, 2007 was $63,505 higher than the six-month period ended June 30, 2006 due to a higher outstanding balance under the organizational line of credit.

Cumulative results since inception

For the period from January 3, 2005 (inception) through June 30, 2007, the net loss amounted to $3,027,678.  The primary expenses were for management fees of $1,182,252 incurred for proposed officers of the Bank; consulting fees of $648,000 incurred primarily for guidance and advice regarding the chartering process and marketing and administration of the stock offering process;  general and administrative expenses of $602,326 for temporary office space and related expenses, temporary staff employed during the chartering and organizational process, indirect stock offering-related expenses, as well as miscellaneous expenses associated with forming the bank; and professional fees of $407,719 incurred primarily for legal and auditing services.

PLAN OF OPERATION

The Company intends to open for business at 319 South Sheridan Boulevard in Lakewood, Colorado in the third quarter of 2007.  Construction began in September 2006 and was completed in July 2007.  The Company has leased space at 5350 Leetsdale Drive, in Denver, Colorado in an office building that is occupied by the Mexican Consulate.  The Company is currently evaluating strategic alternatives for this space to most effectively provide relevant products and services for the Hispanic market, a subset of the target market on which we intend to focus.

As of June 30, 2007, the Company had purchased or acquired under capital leases, property and equipment of approximately $360,000.  In addition, the Company has incurred a total of $570,000 for leasehold improvements made at its corporate offices and for construction in progress at its main banking office.  We are currently in the process of recruiting employees and expect to open the Bank with approximately fourteen employees.

LIQUIDITY

The Company’s operations from inception through June 30, 2007 have been funded from advances made by its organizers and draws under a line of credit.  Through June 30, 2007, the organizers have advanced $1,180,001 to the Company.  Additionally, the Company has made draws under the line of credit totaling $2,320,105 and obtained $11,511 from a vendor to finance a deposit on furniture acquired under a capital lease.  The Company believes that the proceeds to be raised during the initial public offering will provide sufficient capital to repay these obligations and to support the growth of both the Company and the Bank for their initial years of operations.

Initially, the Bank anticipates deriving its revenues principally from interest charged on loans and, to a lesser extent, from interest earned on investments, fees received in connection with the origination of loans and other miscellaneous fees and service charges.  Its principal expenses are anticipated to be interest expense on deposits and operating expenses.  The funds for these activities are anticipated to be provided principally by operating revenues, deposit growth, purchases of federal funds from other banks, sale of loans and investment securities, and partial or full repayment of loans by borrowers.

As of August 8, 2007, the Company has received subscription agreements totaling approximately $18.6 million and has funds in escrow, including Organizer advances to be converted to common stock, totaling approximately $16.7 million.

APPENDIX A

SUBSCRIPTION AGREEMENT

SOLERA NATIONAL BANCORP, INC.

IMPORTANT:  This Subscription Agreement, completed and signed, together with full payment by check payable to the order of “TBB as Escrow Agent for Solera National Bancorp, Inc.” for the shares of common stock for which the undersigned is subscribing must be sent to:

BY MAIL:	BY HAND DELIVERY:

Operations—Escrow Deposits	Escrow Deposit
The Bankers Bank	Solera National Bancorp., Inc.
2410 Paces Ferry Road	319 South Sheridan Boulevard
600 Paces Summit	Lakewood, Colorado 80226
Atlanta, GA 30339-4098

I hereby subscribe to purchase the number of shares of common stock (“Shares”) of Solera National Bancorp, Inc. (“Company”) indicated below and have enclosed a check in the amount of $10.00 multiplied by the number of shares I wish to buy.  I have received a copy of the Company’s prospectus, dated September 12, 2007.  In connection with my purchase, I understand and agree as follows: (1) My purchase of the common stock involves significant risks, as described under “Risk Factors” in the prospectus; (2) No federal or state agency has made any finding or determination regarding the fairness of the Company’s offering of common stock, the accuracy or adequacy of the prospectus, or any recommendation or endorsement concerning an investment in the common stock; and (3) THE SHARES ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

This Subscription Agreement is final, binding and irrevocable.  If the Organizers are unable to sell at least 2,000,000 shares of common stock or fail to receive all required regulatory approvals to open the Company, the escrow agent will promptly return all subscription funds to me, with any interest earned thereon.

NO. OF SHARES (MIN. 250 SHARES)	X $10.00 (PRICE PER SHARE) =	TOTAL PURCHASE PRICE ENCLOSED

A-1

Under the penalty of perjury, I certify that: (A) the Social Security Number or Taxpayer Identification Number given below is correct; and (B) I am not subject to backup withholding.  INSTRUCTION: YOU MUST CROSS OUT (B) ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.

Date		Signature*	Signature (if multiple subscribers)*
Please indicate form of ownership
		Print Name	Print Name
☐	individual
☐	joint tenants with right of survivorship	Address	Address
☐	tenants in common	Address	Address
☐	trust
☐	corporation
☐	partnership	Social Security or Federal Tax ID No.	Social Security or Federal Tax ID No.
☐	custodian
☐	IRA
☐	other
		Telephone-Day/Telephone Evening	Telephone-Day/Telephone Evening

*   When signing as attorney, trustee, administrator, or guardian, please give your full title as such.  If a corporation, please sign in full corporate name by president or other authorized officer.  In case of joint tenants, each joint owner must sign.

ACCEPTED:	SOLERA NATIONAL BANCORP, INC.

By:
		James Pérez Foster, Chairman	Date of Acceptance	Number of Shares Accepted

A-2

•                  You should only rely on the information contained or incorporated by reference in this prospectus.  We have not authorized any person to provide you with different information.  If anyone provides you with inconsistent or different information, you should not rely on it.

•                  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

•                  You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.

•                  This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the securities to which it relates.

Up to 2,880,000 Shares

Solera National Bancorp, Inc.

Common Stock

Prospectus

                                      , 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.                INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Consistent with the applicable provisions of the laws of Delaware, the registrant’s certificate of incorporation provide generally that the registrant shall indemnify and hold harmless each of its directors and executive officers and may indemnify any other person acting on our behalf in connection with any actual or threatened action, proceeding or investigation, subject to limited exceptions.  However, the registrant will not indemnify any person from or against expenses, liabilities, judgments, fines, penalties or other payments resulting from an administrative proceeding in which civil money penalties are imposed by an appropriate regulatory agency or other matters for which the person is determined to be liable for willful or intentional misconduct in the performance of his duty to the corporation, unless and only to the extent that a court shall determine indemnification to be fair despite the adjudication of liability.

In addition, the registrant’s certificate of incorporation, subject to exceptions, eliminates the potential personal liability of a director for monetary damages to the registrant and to the shareholders of the registrant for breach of a duty as a director.  There is no release of liability for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; or (iii) any transaction from which the director derived an improper personal benefit.  The certificate of incorporation also contains a provision that, in the event that Delaware law is amended in the future to authorize corporate action further eliminating or limiting the personal liability of directors or eliminating or limiting the personal liability of officers, the liability of a director or officer of the registrant will be eliminated or limited to the fullest extent permitted by law.  The certificate of incorporation does not eliminate or limit the right of the registrant or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

ITEM 25.                OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Estimated expenses, other than underwriting discounts and commissions, of the sale of the registrant’s common stock, $0.01 par value, are as follows:

Securities and Exchange Commission registration fee	$710.85
Blue sky fees and expense	$2,000.00
Other offering expenses	$27,289.15
Total	$30,000.00

ITEM 26.                RECENT SALES OF UNREGISTERED SECURITIES.

None.

ITEM 27.                EXHIBITS

NUMBER	DESCRIPTION

3.1	Certificate of incorporation*
3.2	Amendment to certificate of incorporation
3.3	Bylaws*
4.1	Specimen common stock certificate*
4.2	Form of Solera National Bancorp, Inc. Organizers’ Warrant Agreement
4.3	Form of Solera National Bancorp, Inc. Shareholders’ Warrant Agreement
4.4	See Exhibits 3.1 and 3.2 for provisions of the certificate of incorporation and bylaws defining rights of holders of the common stock
5.1	Legal opinion of Hunton & Williams LLP
10.1	Solera National Bancorp, Inc. 2007 Stock Incentive Plan*+
10.2	Form of Employment Agreement by and between Solera National Bank and James Perez Foster*+
10.3	Form of Employment Agreement by and between Solera National Bank and Robert Fenton*+
10.4	Form of Employment Agreement by and between Solera National Bank and Mark Martinez*+

10.5	Form of Employment Agreement by and between Solera National Bank and Paul Ferguson*+
10.6	Lease Agreement dated September 27, 2005, by and between Forest Park Realty Investments, LLC and Solera National Bancorp, Inc. (f/k/a Patria Corporation)*
10.7	Lease Agreement dated June 16, 2006, by and between 319 South Sheridan LLC and Solera National Bancorp, Inc. *
10.8	Lease Agreement dated June 19, 2006, by and between Clairbridge LLC and Solera National Bancorp, Inc.*
10.9	Data Processing Services Agreement, dated March 22, 2006, by and between Fidelity Information Services, Inc. and Solera Bank, N.A.*
23.1	Consent of McGladrey & Pullen, LLP dated August 31, 2007
23.2	Consent of Hunton & Williams LLP (to be contained in Exhibit 5.1)
24.1	Power of attorney (appears on the signature pages to the Registration Statement on Form SB-2)
99.1	Subscription Agreement (see Appendix A of the prospectus)

+  Indicates a compensatory plan or contract.

*  Previously filed as an exhibit to the Earlier Registration Statement.

ITEM 28.                UNDERTAKINGS.

The undersigned registrant hereby undertakes as follows:

(a)           (1)           To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)            Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)          Include any additional or changed material information on the plan of distribution.

(2)           For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

(3)           File a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

(b)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Denver, State of Colorado, on August 31, 2007.

SOLERA NATIONAL BANCORP, INC.

By:	/s/ James Foster
James Perez Foster
Chairman

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears on the signature page to this Registration Statement constitutes and appoints James Perez Foster his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (as well as any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits hereto and other documents in connection herewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, or either of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.  In accordance with the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ Norma Akers	Director	August 28, 2007
Norma Akers

/s/ Rob Alvarado	Director	August 28, 2007
Rob Alvarado

/s/ Maria Arias	Director	August 28, 2007
Maria Arias

/s/ Douglas Crichfield	Director	August 28, 2007
Douglas Crichfield

/s/ Robert Fenton	Vice President, Treasurer	August 28, 2007
Robert Fenton(2)

/s/ Paul Ferguson	Director, President	August 28, 2007
Paul Ferguson

/s/ James Perez Foster	Director & Chairman of the Board	August , 2007
James Perez Foster(1)

/s/ Robert Gallegos	Director	August 28, 2007
Robert Gallegos

/s/ Steve Gutterman	Director	August 27, 2007
Steve Gutterman

	Director	August , 2007
Ronald Montoya

	Director	August , 2007
Ray Nash

/s/ Joel Rosenstein	Director	August 28, 2007
Joel Rosenstein

	Director	August , 2007
Basil Sabbah

/s/ Stan Sena	Director	August 27, 2007
Stan Sena

	Director	August , 2007
Mark Smith

/s/ K.C. Veio	Director	August 28, 2007
K.C. Veio

* /s/ James Foster
James Perez Foster
Attorney in Fact

(1)           Principal executive officer

(2)           Principal financial and accounting officer